Exhibit 99.1

i

PART I

Item 1.	Business
General
We are a global leader in the development, manufacture and sale of healthcare products for use in clinical and home settings. Our products are found in almost every hospital in the United States, and we have a significant and growing presence in non-U.S. markets. Our mission is to create and deliver innovative healthcare solutions, developed in ethical collaboration with medical professionals, which enhance the quality of life for patients and improve outcomes for our customers and our shareholders.
Our reportable segments are as follows:

•
Medical Devices includes the worldwide sales of the following products: advanced and general surgical solutions; peripheral vascular and neurovascular therapies; patient monitoring products; and airway and ventilation products. It also includes sales of the following products outside the United States: nursing care; medical surgical; SharpSafetyTM and original equipment manufacturer (OEM) products.

•	U.S. Medical Supplies includes sales of the following products in the United States: nursing care; medical surgical; SharpSafetyTM and OEM products.
Below is additional information regarding our major product lines:
Surgical Solutions
Surgical Solutions is comprised of the following:

•
Advanced Surgical, which primarily includes sales of stapling, vessel sealing, fixation (hernia mechanical devices), mesh, hardware and ablation products, and interventional lung and gastrointestinal solutions.

Key advanced surgical products include: the Tri-Staple™ technology platform for endoscopic stapling, including the Endo GIA™ reloads with Tri-Staple technology and the Endo GIA ultra universal stapler; the iDrive™ powered stapling systems; the i·Logic™ System to evaluate lung lesions; the LigaSure™ vessel sealing system and LigaSure Advance™, a multifunctional laparoscopic instrument for use with the ForceTriad; the Sonicision™ cordless ultrasonic dissection system; the Cool-tip™ radiofrequency ablation system; the Evident™ microwave ablation system; the HALO ablation catheters for treatment of Barrett’s esophagus; AbsorbaTack™ absorbable mesh fixation device for hernia repair; and Parietex ProGrip™, a self-gripping, biocompatible solution for inguinal hernias.

•	General Surgical, which primarily includes sales of surgical instruments, sutures and electrosurgery and biosurgery products.
Key general surgical products include: the Versaport™ bladeless optical trocar; the ForceTriad™ tissue fusing and electrosurgery system; and the V-Loc™ wound closure devices.
Vascular Therapies
Vascular Therapies is comprised of the following:

•
Peripheral Vascular, which includes sales of compression, dialysis, venous insufficiency products, peripheral stents and directional artherectomy products, as well as other products to support procedures.

Key peripheral vascular products include: the EverFlex™ Self-Expanding Stent; the TurboHawk™ and SilverHawk™ plaque excision systems; the ClosureFAST™ radiofrequency catheter; and the Kendall SCD™ Vascular Compression System.

•	Neurovascular, which includes sales of coils, neurovascular stents and flow diversion products, as well as access and delivery products to support procedures.
Key neurovascular products include: the Pipeline® Embolization Device, an endovascular treatment for large or giant wide-necked brain aneurysms; and the Solitaire™ FR revascularization device for treatment of acute ischemic stroke.

Respiratory and Patient Care
Respiratory and Patient Care is comprised of the following:

•	Patient Monitoring, which includes sales of sensors, monitors and temperature management products.
Key patient monitoring products include: the Nellcor™ OxiMax™ N-600x™ pulse oximeter; the Bispectral Index™ (BIS™) brain monitoring technology; the Nellcor™ Bedside SpO2 patient monitoring system; the INVOS® Cerebral/Somatic Oximeter; Microstream® capnography monitors; and related modules and sensors.

•	Airway & Ventilation, which primarily includes sales of airway, ventilator and inhalation therapy products and breathing systems.
Key airway & ventilation products include: the Puritan Bennett™ 840 line of ventilators; the Puritan Bennett™ 520 and 560 portable ventilator; the Newport™ e360 and HT70 ventilators; the TaperGuard™ Evac tube; Mallinckrodt® Endotracheal Tubes; Shiley® Tracheostomy Tubes; DAR® Filters; and resuscitation bags.

•	Nursing Care, which primarily includes sales of incontinence, wound care, enteral feeding, urology and suction products.
Key nursing care products include Curity™ and Kerlix™ gauze and bandages and Kangaroo™ enteral feeding systems.

•
Patient Care, which includes sales of medical surgical products, such as operating room supply products and electrodes; OEM products, which are various medical supplies manufactured for other medical products companies; and SharpSafetyTM products, which includes needles, syringes and sharps disposal products.

Under our Medi-Trace™ brand, we offer a comprehensive line of monitoring, diagnostic and defibrillation electrodes.
Segment Assets
Our assets by segment are set forth below:

	Fiscal Year
(Dollars in Millions)	2013	2012	2011
Medical Devices	$14,793	$14,338	$13,007
U.S. Medical Supplies	1,260	1,372	1,231
Total assets by reportable segment	16,053	15,710	14,238
Pharmaceuticals	—	2,626	2,542
Unallocated amounts:
Cash and cash equivalents	1,868	1,866	1,503
Deferred income taxes	620	783	707
All other, primarily due from former parent and affiliate	1,377	1,272	1,384
Consolidated total assets	$19,918	$22,257	$20,374
Additional information with respect to our business segments is included in note 22 to our consolidated financial statements contained in Item 8 and is incorporated herein by reference.
Customers and Geographical Operations
Our medical devices are used primarily by hospitals and ambulatory care centers, as well as alternate site healthcare providers, such as physician offices. We market our medical devices through our direct sales force and third-party distributors primarily to physicians, nurses, materials managers, group purchase organizations (GPOs) and governmental healthcare authorities. Our medical supplies products, which are offered by both our Medical Devices and U.S. Medical Supplies segments, are used primarily in hospitals, surgi-centers and alternate care facilities, such as homecare and long-term care facilities, and are marketed to materials managers, GPOs and integrated delivery networks (IDNs) primarily through third-party distributors, although we also have direct sales representatives. We often negotiate with GPOs and IDNs, which enter into supply contracts for the benefit of their member facilities. We serve customers in over 150 countries and we maintain a strong local presence in each of the geographic areas in which we operate. In both fiscal 2013 and 2012, sales to one of our distributors, which supplies products from both of our segments to many end users, represented 12% of our consolidated net sales. In fiscal 2011, no single customer represented 10% or more of our consolidated net sales.
We manage our operations outside the United States as follows: Non-U.S. Developed Markets (Western Europe, Japan, Canada, Australia and New Zealand) and Emerging Markets (which includes Eastern Europe, Asia (excluding Japan), Middle East, Africa and Latin America). Geographic information with respect to our operations is included in note 22 to our consolidated financial statements contained in Item 8 and is incorporated herein by reference.
We are subject to certain risks inherent in conducting business outside the United States. For more information on these risks, see the information under captions “We are subject to risks associated with doing business outside of the United States” and “Current or worsening economic conditions may have a material adverse effect on our business and financial condition” in Item 1A of our Annual Report on Form 10-K for the year ended September 27, 2013, all of which information is incorporated herein by reference.
Intellectual Property
Patents, trademarks and other proprietary rights are very important to our business. We also rely upon trade secrets, manufacturing know-how, technological innovations and licensing opportunities to maintain and improve our competitive position. We review third-party proprietary rights, including patents and patent applications, as available, in an effort to develop an effective intellectual property strategy, avoid infringement of third-party proprietary rights, identify licensing opportunities and monitor the intellectual property owned by others.
We hold more than 13,000 patents and have over 10,500 patent applications pending in the United States and in certain other countries that relate to aspects of the technology used in many of our products. We do not consider our business to be materially dependent upon any individual patent.
Research and Development
We are engaged in research and development in an effort to introduce new products, to enhance the effectiveness, ease of use, safety and reliability of our existing products, and to expand the applications for our products. Our research and development efforts include internal initiatives and those that use licensed or acquired technology. We are focused on developing technologies that will provide patients and healthcare providers with cost-effective solutions that meet their clinical needs in treating medical conditions through less invasive procedures. Our research and development expenditures were $508 million, $479 million and $412 million in fiscal 2013, 2012 and 2011, respectively.
We evaluate developing technologies in areas where we have technological or marketing expertise for possible investment or acquisition. We intend to continue to invest in research and development and focus our internal and external investments in fields that we believe will offer the greatest potential for near and long-term growth. We are committed to investing in products that have a demonstrable clinical impact and value to the healthcare system and through which we can benefit from our core competencies and global infrastructure.
Governmental Regulation and Supervision
We face comprehensive governmental regulation both within and outside the United States relating to the development, manufacture, sale and distribution of our products. A number of factors substantially increase the time, difficulty and costs incurred in obtaining and maintaining the approval to market newly developed and existing products. These include detailed inspection of and controls over research and laboratory procedures, clinical investigations, manufacturing, marketing, sampling, distribution, recordkeeping, storage and disposal practices and various post-market requirements. Governmental regulatory actions can result in the seizure or recall of products, suspension or revocation of the authority necessary for their production and sale, and civil or criminal sanctions.
Medical device laws also are in effect in many of the non-U.S. markets in which we conduct business. These laws range from comprehensive device requirements to requests for product data or certifications. In addition, inspection of and controls over manufacturing, as well as monitoring of device-related adverse events, are components of most of these regulatory systems. Most of our business is subject to varying degrees of governmental regulation in the countries in which we operate, and the general trend is toward increasingly stringent regulation.
The exercise of broad regulatory powers by the U.S. Food and Drug Administration (FDA) continues to result in increases in the amount of testing and documentation required for approval or clearance of new devices, which adds to the time and expense of product introductions. Similar trends also are evident in major non-U.S. markets, including the European Union, China and Japan.

We have systems to support compliance with U.S. and non-U.S. regulatory requirements. Our facilities developing, manufacturing, servicing or distributing medical devices follow programs and procedures to help ensure compliance with current good manufacturing practices and quality system requirements.
We are subject to various federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. Healthcare costs continue to be a subject of study, investigation and regulation by governmental agencies and legislative bodies around the world. Recently, in the United States, particular attention has been focused on medical device prices and profits, and on programs that encourage doctors to recommend, use or purchase particular medical devices. Payors have become more influential in the marketplace and increasingly are focused on medical device pricing, appropriate medical device utilization and the quality and costs of healthcare. The Medicare Prescription Drug, Improvement and Modernization Act, enacted in 2003, also has increased attention on device pricing. Violations of these frauds and abuse-related laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid and health programs outside the United States.
We are also subject to the U.S. Foreign Corrupt Practices Act (FCPA) and similar worldwide anti-bribery laws in non-U.S. jurisdictions which generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Because of the predominance of government-sponsored healthcare systems around the world, most of our customer relationships outside of the United States are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree, and in certain circumstances strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance programs, our internal control policies and procedures may not protect us from reckless or criminal acts committed by our employees or agents.
 Raw Materials
We use a wide variety of resin, pulp, plastics, textiles and electrical components for production of our products. We purchase these materials from external suppliers, some of which are single-source. We purchase materials from selected suppliers based on quality assurance, cost effectiveness or constraints resulting from regulatory requirements and work closely with our suppliers to assure continuity of supply while maintaining high quality and reliability.
Manufacturing
We have 41 manufacturing sites located throughout the world that handle production, assembly, quality assurance testing, packaging and sterilization of our products. Our major centers of manufacturing output include sites in the following countries (with the number of sites in parentheses):

Developed Markets	Emerging Markets
United States (19)	Mexico (3)
Ireland (3)	Brazil (1)
France (2)	China (1)
Germany (2)	Costa Rica (1)
Canada (1)	Dominican Republic (1)
Italy (1)	Israel (1)
Japan (1)	Malaysia (1)
United Kingdom (1)	Puerto Rico (1)
Thailand (1)
Our manufacturing production by region in fiscal 2013 (as measured by cost of production) was approximately: United States–53%, Non-U.S. Developed Markets–15% and Emerging Markets–32%.
Sales, Marketing and Distribution
We have a well-trained, experienced sales force strategically located in markets throughout the world, with a presence in over 70 countries. We also utilize third-party distributors.
We maintain 42 distribution centers in 28 countries. Products generally are delivered to these distribution centers from our manufacturing facilities and then subsequently delivered to the customer. In some instances, product is delivered directly from our manufacturing facility to the customer. We contract with a wide range of transport providers to deliver our products by road, rail, sea and air.

 Competition
We participate in medical device and medical supply markets around the world. These global markets are characterized by continuous change resulting from technological innovations. Our market position depends on our ability to develop and commercialize products that meet clinician needs, while offering reliable product quality, cost-effectiveness and dependable service. Both the medical device and medical supply markets are highly competitive. There is no single company that competes with us over the full breadth of products offered by our Medical Devices segment. Competitors of our Medical Devices segment include diversified healthcare companies, such as Johnson & Johnson, Boston Scientific, Baxter and C.R. Bard, and other companies that are more focused on specific product categories, such as Masimo and Dräger. In addition, both our Medical Devices and U.S. Medical Supplies segments compete against branded products offered by Becton Dickinson and C.R. Bard, as well as private-label products provided by low-cost suppliers, such as Cardinal Health and Medline. While customers may choose our medical supply products based on reputation for quality, they may turn to products from low-cost suppliers.
Environmental
We are subject to numerous federal, state and local environmental protection and health and safety laws and regulations both within and outside the United States. Our operations, like those of other medical product companies, involve the use of substances regulated under environmental laws, primarily in manufacturing and sterilization processes. We cannot ensure that we have been or will be in full compliance with environmental and health and safety laws and regulations at all times. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators. We believe that our operations currently comply in all material respects with applicable environmental laws and regulations.
Certain environmental laws assess strict (i.e., regardless of fault) and joint and several liability on current or previous owners of real property and current or previous owners or operators of facilities for the costs of investigation, removal or remediation of hazardous substances or materials at such properties or at properties at which parties have disposed of hazardous substances. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances.
In addition, from time to time, we have received notification from the U.S. Environmental Protection Agency (EPA) and from state environmental agencies in the United States that conditions at a number of sites where we and others disposed of hazardous substances require investigation, cleanup and other possible remedial actions. These agencies may require that we reimburse the government for costs incurred at these sites or otherwise pay for the cost of investigation and cleanup of these sites including compensation for damage to natural resources. We have projects underway at a number of current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations. These projects relate to a variety of activities, including removal of hazardous substances from soil and groundwater. These projects involve both investigation and remediation expenses and capital expenditures.
We provide for expenses associated with environmental remediation obligations once we determine that a potential environmental liability at a particular site is probable and the amount can be reasonably estimated. We regularly assess current information and developments as the investigations and remediation activities proceed and adjust accruals, as necessary, to provide for the expected impact of these environmental matters.
The ultimate cost of investigation and cleanup at disposal sites and manufacturing facilities is difficult to predict given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. Based upon our experience, current information available and applicable laws, we believe that it is probable that we will incur investigation and remedial costs of approximately $113 million, of which $9 million is included in accrued and other current liabilities and $104 million is included in other liabilities on our consolidated balance sheet at September 27, 2013. All accruals have been recorded without giving effect to any possible future insurance proceeds.
Environmental laws are complex, change frequently and generally have become more stringent over time. While we have planned for future capital and operating expenditures to comply with these laws and to address liabilities arising from past or future releases of, or exposures to, hazardous substances, we cannot ensure that our costs of complying with current or future environmental protection, health and safety laws and regulations will not exceed our estimates or have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, we cannot ensure that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities. While it is not feasible to predict the outcome of all pending environmental matters, it is reasonably probable that there will be a need for future provisions for environmental costs that, in management’s opinion, are not likely to have a material adverse effect on our financial condition, but could have a material adverse effect on our results of operations in any one accounting period.

Corporate History
Covidien Ltd. was incorporated in Bermuda in 2000 as a wholly-owned subsidiary of Tyco International Ltd. On June 29, 2007, Tyco International distributed all of our shares to Tyco International shareholders (the 2007 separation). In December 2008, our board of directors approved moving our principal executive office from Bermuda to Ireland. On May 28, 2009, shareholders voted in favor of a reorganization proposal pursuant to which Covidien Ltd. common shares would be canceled and holders of such shares would receive ordinary shares of Covidien plc on a one-to-one basis. The reorganization transaction was completed on June 4, 2009, following approval from the Supreme Court of Bermuda, at which time Covidien plc replaced Covidien Ltd. as the ultimate parent company. Shares of the Irish company, Covidien plc, began trading on the New York Stock Exchange on June 5, 2009, under the symbol “COV,” the same symbol under which Covidien Ltd. shares were previously traded.
On June 28, 2013, Covidien completed the spin off of its Pharmaceuticals business to Covidien shareholders, through a distribution of all of the outstanding ordinary shares of Mallinckrodt plc, the company formed to hold Covidien’s former Pharmaceuticals business (the 2013 separation). As a result of the 2013 separation, the operations of Covidien’s former Pharmaceuticals business are now classified as discontinued operations.
Unless otherwise indicated, references in this Annual Report to 2014, 2013, 2012, 2011, 2010 and 2009 are to our fiscal years ended September 26, 2014, September 27, 2013, September 28, 2012, September 30, 2011, September 24, 2010 and September 25, 2009, respectively.
 Employees
At September 27, 2013, we had approximately 38,500 employees.
Available Information
Covidien is required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Investors may read and copy any document that Covidien files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Investors may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, from which investors can electronically access Covidien’s SEC filings.
Our Internet website is www.covidien.com. We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. In addition, we have posted the charters for our Audit Committee, Compensation and Human Resources Committee, Nominating and Governance Committee and Compliance Committee, as well as the Memorandum and Articles of Association and Guide to Business Conduct, under the heading “Corporate Governance” in the Investor Relations section of our website. These charters and principles are not incorporated in this report by reference. We will also provide a copy of these documents free of charge to shareholders upon request.

Item 2.	Properties
Our executive offices in the United States are located in a facility in Mansfield, Massachusetts, a portion of which is owned and the majority of which is leased. As of September 27, 2013, we owned or leased a total of 305 facilities in 67 countries. Our owned and leased facilities each consist of approximately 8 million square feet. Our 41 manufacturing facilities are located in the United States and in 16 other countries. We believe all of these facilities are well-maintained and suitable for the operations conducted in them.

These facilities are used by the following business segments:

Number of Facilities
Medical Devices	277
U.S. Medical Supplies	19
Corporate	9
Total	305

PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our selected financial data and our consolidated financial statements and the accompanying notes included in this annual report. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs and involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed under the headings “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended September 27, 2013.
Overview
We develop, manufacture and sell healthcare products for use in clinical and home settings. Our mission is to create and deliver innovative healthcare solutions, developed in ethical collaboration with medical professionals, which enhance the quality of life for patients and improve outcomes for our customers and our shareholders.
Effective October 1, 2013, we realigned our operating segments such that our Medical Supplies business in Western Europe is now managed by our Medical Devices segment. Integrating these businesses allows us to better utilize internal resources and achieve cost synergies. In addition, certain costs that were previously included in corporate expense, primarily information technology and certain shared service costs, are now reflected in our reportable segments, consistent with the way in which management measures and evaluates segment performance. Accordingly, our segment data for all periods presented has been recast to reflect these changes. Following this realignment, our reportable segments are as follows:

•
Medical Devices includes worldwide sales of the following products: advanced and general surgical solutions; peripheral vascular and neurovascular therapies; patient monitoring products; and airway and ventilation products. It also includes sales of the following products outside the United States: nursing care; medical surgical; SharpSafetyTM and original equipment manufacturer (OEM) products.

•	U.S. Medical Supplies includes sales of the following products in the United States: nursing care; medical surgical; SharpSafetyTM and OEM products.

In addition, effective October 1, 2013, we changed our product revenue groupings and began reporting geographic sales primarily based on customer location rather than the location of the selling entity. Net sales by major product line and by geographic area for all periods presented have been recast to reflect these changes.
Effective June 29, 2007, Covidien became the parent company owning the former healthcare businesses of Tyco International Ltd. On June 29, 2007, Tyco International distributed all of our shares, as well as the shares of its former electronics businesses (TE Connectivity Ltd.), to Tyco International shareholders (the 2007 separation).
Our consolidated financial statements have been prepared in U.S. dollars, in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Separation of Our Pharmaceuticals Business

On May 23, 2013, our board of directors declared a special dividend distribution of all of the outstanding ordinary shares of Mallinckrodt plc, the company formed to hold our Pharmaceuticals business. On June 28, 2013, our shareholders received one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien held at the close of business on June 19, 2013 (the 2013 separation). We have received a ruling from the U.S. Internal Revenue Service (IRS) that the separation qualifies as a tax-free distribution to us and our shareholders for U.S. federal income tax purposes. See “Discontinued Operations” for additional information.
Healthcare Reform
In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, was enacted into law in the United States. This legislation imposes a 2.3% excise tax on the sale in the United States of certain medical devices by a manufacturer, producer or importer of such devices starting after December 31, 2012. During fiscal 2013, our medical device tax, which began in our second fiscal quarter, was $46 million and was included in selling, general and administrative expenses. We estimate this tax will be between $60 million and $65 million in fiscal 2014.
Strategic Acquisitions, License Agreements and Divestitures
We regularly engage in strategic reviews of our businesses to improve operations, financial returns and alignment between our businesses and our strategy. We have made strategic acquisitions and divestitures in the past and we will continue to explore strategic alternatives for our businesses, including licensing and distribution transactions and selective acquisitions, as well as divestitures of non-strategic and/or underperforming businesses.
Acquisitions

During fiscal 2013, we acquired the following companies:

•
Nfocus Neuromedical, Inc. (Nfocus)—a developer of neurovascular intrasaccular devices, for total consideration of $72 million ($71 million, net of cash acquired), comprised of cash of $51 million ($50 million, net of cash acquired) and the fair value of contingent consideration of $21 million. As of September 27, 2013, our maximum future contingent consideration payments associated with Nfocus totaled $45 million;

•
CV Ingenuity (CVI)—a developer of a treatment for peripheral arterial disease, for total consideration of $216 million ($211 million, net of cash acquired), comprised of cash of $115 million ($110 million, net of cash acquired) and the fair value of contingent consideration of $101 million, of which $65 million was paid during fiscal 2013. As of

September 27, 2013, our maximum future contingent consideration payments associated with CVI totaled $82 million, for which we had recorded a liability of $41 million.

During fiscal 2012, we acquired the following companies:

•
MindFrame, Inc.—a designer and manufacturer of devices designed to optimize rapid perfusion and clot removal in the treatment of patients suffering from ischemic stroke, for total consideration of $76 million ($72 million, net of cash acquired), comprised of cash of $74 million ($70 million, net of cash acquired) and debt assumed of $2 million, which we subsequently repaid;

•	Oridion Systems Ltd. (Oridion)—a developer of patient monitoring systems, for $337 million of cash ($327 million, net of cash acquired);

•
superDimension, Ltd.—a developer of minimally invasive interventional pulmonology devices, for total consideration of $292 million ($284 million, net of cash acquired), comprised of cash of $249 million ($241 million, net of cash acquired); debt assumed of $21 million, which we subsequently repaid; and the fair value of contingent consideration of $22 million, of which $8 million was paid during fiscal 2013. As of September 27, 2013, our maximum future contingent consideration payments associated with superDimension totaled $42 million, for which we had recorded a liability of $9 million;

•
Newport Medical Instruments, Inc. (Newport)—a designer and manufacturer of ventilators, for total consideration of $103 million ($101 million, net of cash acquired), comprised of cash of $94 million ($92 million, net of cash acquired) and debt assumed of $9 million, which we subsequently repaid;

•
Maya Medical (Maya)—a developer of a treatment for hypertension, for total consideration of $106 million, comprised of an upfront cash payment of $49 million; debt assumed of $10 million, which we subsequently repaid; and the fair value of contingent consideration of $47 million, of which $17 million was paid during fiscal 2013. As of September 27, 2013, our maximum future contingent consideration payments associated with Maya totaled $150 million, for which we had recorded a liability of $27 million;

•
BÂRRX Medical, Inc. (BÂRRX)—a developer of bipolar radiofrequency ablation devices used in the treatment of Barrett’s esophagus syndrome, for total consideration of $409 million ($393 million, net of cash acquired), comprised of cash of $338 million ($322 million, net of cash acquired) and the fair value of contingent consideration of $71 million. During fiscal 2012, we recorded an additional $4 million of contingent consideration upon the achievement of health insurance coverage targets for procedures utilizing BÂRRX devices. We paid $10 million and $50 million of this contingent consideration during fiscal 2013 and 2012, respectively. We expect to pay the remaining $15 million in fiscal 2014.

License Agreements
During fiscal 2013, we entered into an exclusive license agreement for intellectual property. As a result, we recorded research and development charges totaling $16 million, comprised of an upfront cash payment and a milestone payment. We will be required to make an additional payment under this agreement of approximately €8 million ($11 million as of September 27, 2013) upon the first commercial sale of a product using the intellectual property. In connection with this agreement, we also committed to hiring a certain number of research and development personnel within a specified time frame.
During fiscal 2012, we entered into an exclusive license agreement which grants us product rights for two medical device patent and product candidates that are designed to remove peripheral artery blockages. This license arrangement included an upfront cash payment of $12 million, which was included in research and development expenses. During fiscal 2012, we made regulatory-related milestone payments of $15 million, which were capitalized as an intangible asset. In addition, during fiscal 2013, we made a sales milestone payment of $11 million, which was also capitalized as an intangible asset. We may be required to make additional payments of up to $39 million if certain sales milestones are achieved.
Divestiture
In October 2013, we entered into a definitive agreement to sell our biosurgery sealants product line within our Medical Devices segment for approximately $235 million in cash. In addition, we may receive up to $30 million, contingent upon the achievement of certain performance measures. This product line generated approximately $65 million of sales in fiscal 2013. We decided to sell this product line because it was not aligned with our long-term strategic objectives. The transaction is subject to customary closing conditions and is expected to close in the first half of fiscal 2014.

Covidien Business Factors Influencing the Results of Operations
Fiscal Year
We report our results based on a “52-53 week” year ending on the last Friday of September. Fiscal 2013 and 2012 consisted of 52 weeks and ended on September 27, 2013 and September 28, 2012, respectively. Fiscal 2011 ended on September 30, 2011 and consisted of 53 weeks. For fiscal years in which there are 53 weeks, the fourth quarter reporting period will include 14 weeks, with the next such occurrence taking place in fiscal 2016.
Sales and Marketing Investment
Selling and marketing expenses increased $36 million and $67 million in fiscal 2013 and 2012, respectively. These increases resulted largely from sales force expansion in the emerging markets and increased costs resulting from acquisitions. We expect sales and marketing expenses to continue to increase over the next several years as we make investments to drive our future growth in the emerging markets.
 Research and Development Investment
Our research and development expenses increased $29 million and $67 million in fiscal 2013 and 2012, respectively. These increases primarily resulted from acquisitions, increased spending to support our growth initiatives and entering into the license agreements discussed above. We expect research and development expenditures to continue to increase over the next several years as a result of our internal research and development initiatives. We intend to focus our research and development investments in those fields that we believe will offer the greatest opportunity for growth and profitability. We are committed to investing in products that have a demonstrable clinical impact and value to the healthcare system and through which we can benefit from our core competencies and global infrastructure.
Restructuring Initiatives
In fiscal 2013, we launched a restructuring program designed to improve our cost structure. This program includes actions across our segments and corporate. Such actions include, among other things, reducing corporate expenses, expanding the use of shared services in low-cost locations, outsourcing services where appropriate, streamlining our organizational structure, consolidating manufacturing locations, consolidating and optimizing distribution centers and expanding low-cost country sourcing. We expect to incur aggregate charges between $350 million and $450 million associated with these actions. These charges, which are recorded as the specific actions required to execute on these initiatives are identified and approved, are expected to be incurred through fiscal 2018. Management is targeting savings from this program of $250 million to $300 million on an annualized basis once the program is completed. During fiscal 2013, we incurred $23 million of restructuring and related charges under this program. This program excludes restructuring actions associated with acquisitions.
In fiscal 2011, we launched a $275 million restructuring program designed to improve our cost structure. This program includes actions across all segments and corporate and excludes restructuring actions associated with acquisitions. Charges totaling approximately $50 million recorded under this program by our former Pharmaceuticals segment have been reclassified to discontinued operations. Accordingly, aggregate charges of approximately $225 million are expected to relate to our continuing operations. These charges, which are recorded as the specific actions required to execute on these initiatives are identified and approved, are expected to be incurred by the end of fiscal 2014. Savings from this program are estimated to be approximately $205 million on an annualized basis once the program is completed. As of September 27, 2013, we had incurred $176 million of net restructuring and related charges under this program since its inception.
During fiscal 2013, 2012 and 2011, we recorded net restructuring and related charges associated with all restructuring programs and acquisitions totaling $109 million, $87 million and $121 million, respectively. Additional information regarding restructuring and related charges is provided in “Results of Operations—Restructuring and related charges, net.”
Legal Charges
During fiscal 2012 and 2011, we recorded legal charges of $49 million and $46 million, respectively, related to our indemnification obligations for certain claims pertaining to all known pending and estimated future pelvic mesh product liability claims, net of insurance recoveries. The amount recorded in fiscal 2011 was partially offset by income of $11 million for the reversal of our portion of the remaining reserves that had been established in fiscal 2009 to settle Tyco International securities cases. These amounts were all included within selling, general and administrative expenses in the consolidated statements of income.

Acquisition Transaction Costs
During fiscal 2013, we recorded $21 million of income associated with acquisitions, primarily related to an $18 million gain associated with our acquisition of CVI, which was included in other income, net. The remaining amount resulted from adjustments to contingent consideration.
During fiscal 2012, we incurred net transaction costs associated with acquisitions of $31 million. These costs consist of $20 million of charges included in selling, general and administrative expenses, primarily related to advisory and legal fees, and $17 million of charges in cost of goods sold related to the sale of acquired inventory that had been written up to fair value upon acquisition. These costs were partially offset by a $6 million gain associated with our acquisition of superDimension, which was included in other income, net.
During fiscal 2011, we incurred $32 million of charges related to the sale of acquired inventory that had been written up to fair value upon acquisition, which was included in cost of goods sold.
Product Recalls and Discontinuance
During fiscal 2012, net sales of our Duet TRSTM Universal Straight and Articulating Single Use Loading Units (Duet) declined approximately $85 million primarily as a result of recalls. These recalls also led to the discontinuance of the product, which resulted in inventory and capital equipment impairments totaling $18 million.
Currency Exchange Rates
Our results of operations are influenced by changes in the currency exchange rates. Increases or decreases in the value of the U.S. dollar, compared to other currencies, will directly affect our reported results as we translate those currencies into U.S. dollars at the end of each fiscal period. The percentage of net sales by major currencies for fiscal 2013 is as follows:

U.S. dollar	55%
Euro	17
Japanese yen	9
All other	19
100%

Results of Operations
Fiscal Years Ended 2013, 2012 and 2011
The following table presents results of operations, including percentage of net sales:

(Dollars in Millions)	2013		2012		2011
Net sales	$10,235	100.0%	$9,851	100.0%	$9,607	100.0%
Cost of goods sold	4,150	40.5	3,944	40.0	3,886	40.4
Gross profit	6,085	59.5	5,907	60.0	5,721	59.6
Selling, general and administrative expenses	3,340	32.6	3,261	33.1	3,153	32.8
Research and development expenses	508	5.0	479	4.9	412	4.3
Restructuring charges, net	105	1.0	82	0.8	114	1.2
Operating income	2,132	20.8	2,085	21.2	2,042	21.3
Interest expense	(208)	(2.0)	(206)	(2.1)	(203)	(2.1)
Interest income	16	0.2	15	0.2	19	0.2
Other income, net	89	0.9	25	0.3	22	0.2
Income from continuing operations before income taxes	2,029	19.8	1,919	19.5	1,880	19.6
Income tax expense	429	4.2	282	2.9	299	3.1
Income from continuing operations	1,600	15.6	1,637	16.6	1,581	16.5
Income from discontinued operations, net of income taxes	100	1.0	268	2.7	287	3.0
Net income	$1,700	16.6	$1,905	19.3	$1,868	19.4
Net sales
Our net sales for fiscal 2013 increased $384 million, or 3.9%, to $10.235 billion, compared with $9.851 billion in fiscal 2012. Our net sales for fiscal 2012 increased $244 million, or 2.5%, to $9.851 billion, compared with $9.607 billion in fiscal 2011. The increases in net sales were driven by sales growth within our Medical Devices segment, partially offset by unfavorable currency exchange rate fluctuations of $175 million and $176 million during fiscal 2013 and 2012, respectively. In addition, the extra selling week in fiscal 2011 had an unfavorable impact on our fiscal 2012 net sales growth.
Net sales by major product line were as follows:

	Fiscal Year			Fiscal 2013 versus 2012			Fiscal 2012 versus 2011
(Dollars in Millions)	2013	2012	2011	Percent change	Currency impact	Operational growth (1)	Percent change	Currency impact	Operational growth (1)
Advanced Surgical	$3,186	$2,918	$2,749	9%	(2)%	11%	6%	(3)%	9%
General Surgical	1,589	1,624	1,697	(2)	(1)	(1)	(4)	(2)	(2)
Surgical Solutions	4,775	4,542	4,446	5	(2)	7	2	(3)	5

Peripheral Vascular	1,215	1,214	1,138	—	(2)	2	7	—	7
Neurovascular	437	397	294	10	(1)	11	35	(2)	37
Vascular Therapies	1,652	1,611	1,432	3	(2)	5	13	(1)	14

Patient Monitoring	969	867	853	12	(2)	14	2	(1)	3
Airway & Ventilation	770	748	756	3	(3)	6	(1)	(2)	1
Nursing Care	1,011	999	1,004	1	(2)	3	—	—	—
Patient Care	1,058	1,084	1,116	(2)	—	(2)	(3)	(1)	(2)
Respiratory and Patient Care	3,808	3,698	3,729	3	(1)	4	(1)	(1)	—
Total Covidien	$10,235	$9,851	$9,607	4	(2)	6	3	(1)	4

(1)
Operational growth is a non-GAAP financial measure, which should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with U.S. GAAP. See “Management’s Use of Non-GAAP Measures.”

Surgical Solutions—Surgical Solutions is comprised of the following:

•
Advanced Surgical, which primarily includes sales of stapling, vessel sealing, fixation (hernia mechanical devices), mesh, hardware and ablation products, and interventional lung and gastrointestinal solutions.

•	General Surgical, which primarily includes sales of surgical instruments, sutures and electrosurgery and biosurgery products.
Surgical Solutions net sales increased $233 million, or 5%, to $4.775 billion in fiscal 2013, compared with $4.542 billion in fiscal 2012. Unfavorable currency exchange decreased net sales by $88 million. Excluding the impact of currency exchange, Surgical Solutions sales growth primarily resulted from increased sales of stapling and vessel sealing products within Advanced Surgical. The increase in sales of stapling products was primarily driven by our Tri-Staple™ product, while the increase for vessel sealing products was largely driven by new products, primarily the LigaSure Impact™. The fiscal 2013 increase in net sales was also attributable to the Duet product recalls in the prior year, as well as the impact of our fiscal 2012 acquisitions of superDimension and BÂRRX, which resulted in additional net sales of $34 million and $21 million, respectively. These increases were partially offset by a decrease in General Surgical sales, primarily resulting from a decline in surgical instruments sales.
Surgical Solutions net sales increased $96 million, or 2%, to $4.542 billion in fiscal 2012, compared with $4.446 billion in fiscal 2011. Unfavorable currency exchange decreased net sales by $116 million. Excluding the impact of currency exchange, Surgical Solutions sales growth primarily resulted from increased sales of vessel sealing products and stapling products within Advanced Surgical. The increase in sales of vessel sealing products was largely driven by new products, including LigaSure Blunt Tip™ and LigaSure™ Small Jaw, while the increase in sales of stapling products was primarily driven by our Tri-Staple™ product. In addition, fiscal 2012 acquisitions resulted in additional net sales of $41 million. These increases were partially offset by the recall and discontinuance of our Duet product within Advanced Surgical, the impact of the extra selling week in fiscal 2011 and a decrease in General Surgical sales, primarily resulting from a decline in surgical instruments sales.
Vascular Therapies—Vascular Therapies is comprised of the following:

•
Peripheral Vascular, which includes sales of compression, dialysis, venous insufficiency products, peripheral stents and directional artherectomy products, as well as other products to support procedures.

•	Neurovascular, which includes sales of coils, neurovascular stents and flow diversion products, as well as access and delivery products to support procedures.
Vascular Therapies net sales increased $41 million, or 3%, to $1.652 billion in fiscal 2013, compared with $1.611 billion in fiscal 2012. Unfavorable currency exchange fluctuations decreased net sales by $32 million. Excluding the impact of currency exchange, the increase in sales was primarily driven by sales growth in Neurovascular, primarily resulting from increased sales of coils and stents. Increased sales of chronic venous insufficiency products and procedural support products within Peripheral Vascular also contributed to the sales growth for Vascular Therapies, however, these increase were partially offset by sales declines for compression products.
Vascular Therapies net sales increased $179 million, or 13%, to $1.611 billion in fiscal 2012, compared with $1.432 billion in fiscal 2011. Unfavorable currency exchange fluctuations decreased net sales by $15 million. Excluding the impact of currency exchange, sales growth for Vascular Therapies was primarily driven by increased sales of Neurovascular products, namely stents and flow diversion products. In addition, Peripheral Vascular sales increased across all product lines, most notably chronic venous insufficiency products. These increases to Vascular Therapies sales were partially offset by the impact of the extra selling week in fiscal 2011.
Respiratory and Patient Care—Respiratory and Patient Care is comprised of the following:

•	Patient Monitoring, which includes sales of sensors, monitors and temperature management products.

•	Airway & Ventilation, which primarily includes sales of airway, ventilator and inhalation therapy products and breathing systems.

•	Nursing Care, which primarily includes sales of incontinence, wound care, enteral feeding, urology and suction products.

•
Patient Care, which includes sales of medical surgical products, such as operating room supply products and electrodes; OEM products, which are various medical supplies manufactured for other medical products companies; and SharpSafetyTM products, which includes needles, syringes and sharps disposal products.

Respiratory and Patient Care sales increased $110 million to $3.808 billion in fiscal 2013, compared with $3.698 billion in fiscal 2012. Unfavorable currency exchange fluctuations decreased net sales by $55 million. Excluding the impact of currency exchange, the increase in sales primarily resulted from the fiscal 2012 acquisitions of Oridion and Newport. These acquisitions resulted in additional net sales of $79 million and $28 million, respectively. Sales growth for Respiratory and Patient Care was also driven by increased sales of Patient Monitoring products, namely pulse oximetry sensors and increased sales of enteral feeding products within Nursing Care, the latter of which resulted from the continued impact of the withdrawal of a competitor from the market. These increases were partially offset by decreased sales of SharpSafetyTM, OEM and Medical Surgical products within Patient Care and decreased sales of incontinence products within Nursing Care.
Respiratory and Patient Care net sales decreased $31 million to $3.698 billion in fiscal 2012, compared with $3.729 billion in fiscal 2011. Unfavorable currency exchange fluctuations decreased net sales by $45 million. Excluding the impact of currency exchange, the increase in sales was primarily due to the impact of the fiscal 2012 acquisitions of Oridion and Newport, which resulted in additional net sales of $35 million, and increased sales of incontinence products within Nursing Care. These increases were partially offset by the impact of the extra selling week in fiscal 2011, as well as decreased sales of SharpSafetyTM products within Patient Care.
Net sales by geographic area were as follows:

	Fiscal Year			Fiscal 2013 versus 2012			Fiscal 2012 versus 2011
(Dollars in Millions)	2013	2012	2011	Percent change	Currency impact	Operational growth (1)	Percent change	Currency impact	Operational growth (1)
United States	$1,835	$1,747	$1,699	5%	—%	5%	3%	—%	3%
Non-U.S. Developed Markets(2)	2,059	2,026	2,049	2	(3)	5	(1)	(3)	2
Emerging Markets(3)	881	769	698	15	(1)	16	10	(7)	17
Surgical Solutions	4,775	4,542	4,446	5	(2)	7	2	(3)	5

United States	925	912	773	1	—	1	18	—	18
Non-U.S. Developed Markets(2)	503	516	502	(3)	(6)	3	3	(2)	5
Emerging Markets(3)	224	183	157	22	(2)	24	17	(2)	19
Vascular Therapies	1,652	1,611	1,432	3	(2)	5	13	(1)	14

United States	2,343	2,270	2,282	3	—	3	(1)	—	(1)
Non-U.S. Developed Markets(2)	1,087	1,098	1,146	(1)	(5)	4	(4)	(2)	(2)
Emerging Markets(3)	378	330	301	15	(1)	16	10	(6)	16
Respiratory and Patient Care	3,808	3,698	3,729	3	(1)	4	(1)	(1)	—

United States	5,103	4,929	4,754	4	—	4	4	—	4
Non-U.S. Developed Markets(2)	3,649	3,640	3,697	—	(5)	5	(2)	(3)	1
Emerging Markets(3)	1,483	1,282	1,156	16	(1)	17	11	(6)	17
Total Covidien	$10,235	$9,851	$9,607	4	(2)	6	3	(1)	4

(1)
Operational growth is a non-GAAP financial measure, which should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with U.S. GAAP. See “Management’s Use of Non-GAAP Measures.”

(2)
Non-U.S. Developed Markets includes Western Europe, Japan, Canada, Australia and New Zealand. Sales to Japan represented 10%, 11% and 10% of total net sales in fiscal 2013, 2012 and 2011, respectively.

(3)	Emerging Markets includes Eastern Europe, Middle East, Africa, Asia (excluding Japan) and Latin America.

United States—Net sales in the United States increased $174 million, or 4%, during fiscal 2013, compared with fiscal 2012. This increase was due to growth among all product groups. Surgical Solutions sales growth primarily resulted from increased sales of stapling and vessel sealing products and the impact of our fiscal 2012 acquisitions of superDimension and BÂRRX. These increases were partially offset by a decline in sales of surgical instruments. Sales growth in Respiratory and Patient Care was primarily due to the impact of the fiscal 2012 acquisition of Oridion and increased sales of enteral feeding products, partially offset by a decrease in sales of incontinence products and declines in sales of Medical Surgical, OEM and SharpSafetyTM products. Vascular Therapies sales growth was primarily driven by increased sales of procedural support and chronic insufficiency products, partially offset by decreased sales of compression and dialysis products.
Net sales in the United States increased $175 million, or 4%, during fiscal 2012, compared with fiscal 2011. This increase was due to sales growth in Vascular Therapies and Surgical Solutions, partially offset by a sales decrease in Respiratory and Patient Care. The sales growth in Vascular Therapies primarily resulted from increased sales of flow diversion products and neurovascular stents, and, to a lesser extent, chronic venous insufficiency products. Surgical Solutions sales growth primarily resulted from increased sales of vessel sealing products and the impact of our fiscal 2012 acquisitions of BÂRRX and superDimension, partially offset by the recall and discontinuance of our Duet product and declines in sales of surgical instruments. The decline in Respiratory and Patient Care sales was primarily due to decreased sales of SharpSafetyTM and OEM products, partially offset by the impact of fiscal 2012 acquisitions, primarily Oridion.
Non-U.S. Developed Markets—Net sales in Non-U.S. Developed Markets in fiscal 2013 were about level with fiscal 2012. Unfavorable currency exchange fluctuations decreased net sales by $155 million. Excluding the impact of currency exchange, the increase in net sales primarily resulted from increased sales of Surgical Solutions products, namely stapling and vessel sealing products in Japan and Western Europe, partially offset by a decline in sales of surgical instruments in Western Europe.
Net sales in Non-U.S. Developed Markets decreased $57 million, or 2%, during fiscal 2012, compared with fiscal 2011. Unfavorable currency exchange fluctuations decreased net sales by $109 million. Excluding the impact of currency exchange, the increase in net sales primarily resulted from increased sales of Surgical Solutions, namely vessel sealing and stapling products in Western Europe and Japan. These increases were partially offset by a decline in sales of surgical instruments in Western Europe.
Emerging Markets—Net sales in Emerging Markets increased $201 million, or 16%, during fiscal 2013, compared with fiscal 2012. This increase was due to growth among all product groups. Unfavorable currency exchange fluctuations decreased net sales by $20 million. Surgical Solutions sales growth primarily resulted from increased sales of stapling and vessel sealing products. The sales growth in Respiratory and Patient Care was primarily due to increased sales of ventilators, primarily in Asia and Eastern Europe. Vascular Therapies sales growth primarily resulted from increased sales of Neurovascular products in Asia and, to a lesser extent, in Latin America.
Net sales in Emerging Markets increased $126 million, or 11%, during fiscal 2012, compared with fiscal 2011. This increase was due to growth among all product groups. Unfavorable currency exchange fluctuations decreased net sales by $67 million. Surgical Solutions sales growth primarily resulted from increased sales of stapling and vessel sealing products in Asia and Eastern Europe. The sales growth in Respiratory and Patient Care was primarily due to increased sales of ventilators, primarily in Latin America. Vascular Therapies sales growth primarily resulted from increased sales of neurovascular coils, as well as dialysis and compression products.
Operating Expenses
Cost of goods sold—Cost of goods sold was 40.5% of net sales in fiscal 2013, compared with 40.0% of net sales in fiscal 2012. The increase in cost of goods sold as a percent of net sales in fiscal 2013 primarily resulted from unfavorable currency exchange fluctuations and pricing, partially offset by a more favorable mix of businesses.
Cost of goods sold was 40.0% of net sales in fiscal 2012, compared with 40.4% of net sales in fiscal 2011. The decrease in cost of goods sold as a percent of net sales in fiscal 2012 was primarily attributable to a more favorable mix of businesses and, to a lesser extent, manufacturing cost reductions.
Selling, general and administrative expenses—Selling, general and administrative expenses in fiscal 2013 increased $79 million, or 2.4%, to $3.340 billion, compared with $3.261 billion in fiscal 2012. The increase in selling, general and administrative expenses in fiscal 2013 was largely attributable to sales force expansion, primarily in the emerging markets, as well as acquisitions, partially offset by cost savings initiatives. In addition, the medical device tax, which began during our second quarter of fiscal 2013, increased selling, general and administrative expenses by $46 million. These increases were partially offset by the absence of $49 million in legal charges related to indemnification obligations for certain claims pertaining to all known pending and estimated future pelvic mesh products liability cases, which was recorded during the prior year and a decrease in transaction costs associated with acquisitions. Selling, general and administrative expenses were 32.6% of net sales in fiscal 2013, compared with 33.1% of net sales in fiscal 2012. The decrease in selling, general and administrative expenses as a percent of net sales primarily resulted from the overall increase in sales coupled with cost savings initiatives in fiscal 2013.
Selling, general and administrative expenses in fiscal 2012 increased $108 million, or 3.4%, to $3.261 billion, compared with $3.153 billion in fiscal 2011. The increase in selling, general and administrative expenses in fiscal 2012 was primarily due to increased selling and marketing expenses resulting from sales force expansion, primarily in the emerging markets, and acquisitions. Selling, general and administrative expenses were 33.1% of net sales in fiscal 2012, compared with 32.8% of net sales in fiscal 2011. The increase in selling, general and administrative expenses as a percent of net sales primarily resulted from the extra selling week in fiscal 2011.
Research and development expenses—Research and development expenses increased $29 million, or 6.1%, to $508 million in fiscal 2013, compared with $479 million in fiscal 2012. This increase primarily resulted from increased spending within our Medical Devices segment largely resulting from acquisitions and, to a lesser extent, increased expenses resulting from license agreements. As a percentage of our net sales, research and development expenses were 5.0% in fiscal 2013, compared with 4.9% in fiscal 2012.
Research and development expenses increased $67 million, or 16.3%, to $479 million in fiscal 2012, compared with $412 million in fiscal 2011. The increase primarily resulted from increased spending within our Medical Devices segment resulting from acquisitions and investments made to support our growth initiatives. In addition, fiscal 2012 includes a $12 million upfront payment made in connection with a license agreement entered into by our Medical Devices segment. As a percentage of our net sales, research and development expenses were 4.9% in fiscal 2012, compared with 4.3% in fiscal 2011.
Restructuring and related charges, net—During fiscal 2013, we recorded net restructuring and related charges of $109 million, of which charges of $4 million related to accelerated depreciation and were included in cost of goods sold. The remaining $105 million primarily related to severance and employee benefit costs incurred under our 2011 program.
During fiscal 2012, we recorded net restructuring and related charges of $87 million, of which charges of $5 million related to accelerated depreciation and were included in cost of goods sold. The remaining $82 million primarily related to severance and employee benefit costs incurred under our 2011 program.
During fiscal 2011, we recorded net restructuring and related charges of $121 million, of which charges of $7 million related to accelerated depreciation and were included in cost of goods sold. The remaining $114 million primarily related to severance and employee benefit costs incurred under our 2011 and 2009 programs and the cancellation of distributor and supplier agreements associated with prior year acquisitions by our Medical Devices segment. In addition, during fiscal 2011 we reversed $22 million of restructuring reserves, primarily under our 2009 program, $10 million of which resulted from the determination that one of the restructuring actions within our U.S. Medical Supplies segment was no longer cost effective.
Operating Income
In fiscal 2013, operating income increased $47 million to $2.132 billion, compared with operating income of $2.085 billion in fiscal 2012. The increase in operating income was primarily due to the gross profit resulting from increased sales volume within our Medical Devices segment and the impact of cost savings initiatives. The absence of $49 million in legal charges related to indemnification obligations for certain claims pertaining to all known pending and estimated future pelvic mesh products liability cases, which was recorded during the prior year, and a decrease in transaction costs associated with acquisitions also contributed to the increase in operating income. These increases to operating income were partially offset by unfavorable currency exchange fluctuations and increased selling, general and administrative expenses. Sales force expansion (primarily in the emerging markets), acquisitions and the medical device tax, which began in fiscal 2013, contributed to the increase in selling, general and administrative expenses.
In fiscal 2012, operating income increased $43 million to $2.085 billion, compared with operating income of $2.042 billion in fiscal 2011. The increase in operating income was primarily due to the gross profit resulting from increased sales volume within our Medical Devices segment. This increase was partially offset by a $67 million increase in research and development expenses and increased selling and marketing expenses, primarily resulting from sales force expansion and acquisitions within our Medical Devices segment.
Analysis of Operating Results by Segment
Management measures and evaluates our reportable segments based on segment net sales and operating income. Management excludes certain corporate expenses from segment operating income. In addition, certain amounts that management considers to be non-recurring or non-operational are excluded from segment operating income because management evaluates the operating results of the segments excluding such items. These items include restructuring and related charges; net charges associated with acquisitions and license and distribution arrangements; certain legal charges, net of insurance recoveries; and certain asset impairment charges. Although these amounts are excluded from segment operating income, they are included in reported consolidated operating income and accordingly, are included in our discussion of our consolidated results of operations.
Net sales by segment are shown in the following tables:

	Fiscal Year		Percentage Change	Currency Impact	Operational Growth(1)
(Dollars in Millions)	2013	2012
Medical Devices	$8,689	$8,308	5%	(2)%	7%
U.S. Medical Supplies	1,546	1,543	—	—	—
Total Covidien	$10,235	$9,851	4	(2)	6

(1) Operational growth is a non-GAAP financial measure, which should be considered supplemental to and not a substitute for our reported financial results prepared in accordance with U.S. GAAP. See “Management’s Use of Non-GAAP Measures.”

	Fiscal Year		Percentage Change	Currency Impact	Operational Growth(1)
(Dollars in Millions)	2012	2011
Medical Devices	$8,308	$8,047	3%	(2)%	5%
U.S. Medical Supplies	1,543	1,560	(1)	—	(1)
Total Covidien	$9,851	$9,607	3	(1)	4

(1) Operational growth is a non-GAAP financial measure, which should be considered supplemental to and not a substitute for our reported financial results prepared in accordance with U.S. GAAP. See “Management’s Use of Non-GAAP Measures.”
Operating income by segment and as a percentage of segment net sales are shown in the following table:

	Fiscal Year
(Dollars in Millions)	2013		2012		2011
Medical Devices	$2,472	28.4%	$2,437	29.3%	$2,359	29.3%
U.S. Medical Supplies	162	10.5	205	13.3	231	14.8
Segment operating income	2,634	25.7	2,642	26.8	2,590	27.0
Unallocated amounts:
Corporate expenses	(375)		(356)		(360)
Restructuring and related charges, net	(109)		(87)		(121)
Net charges associated with acquisitions and license and distribution arrangements	(18)		(49)		(32)
Legal charges, net of insurance recoveries and shareholder settlement income	—		(47)		(35)
Impairments related to product discontinuance	—		(18)		—
Interest expense, net	(192)		(191)		(184)
Other income, net	89		25		22
Income from continuing operations before income taxes	$2,029		$1,919		$1,880

Medical Devices—Operating income for fiscal 2013 increased $35 million to $2.472 billion, compared with $2.437 billion in fiscal 2012. Our operating margin was 28.4% for fiscal 2013, compared with 29.3% for fiscal 2012. The increase in our operating income was primarily attributable to increased gross profit on the favorable sales performance for the overall segment discussed above and the impact of cost savings initiatives. These increases in operating income were partially offset by increased selling, general and administrative expenses resulting from acquisitions, sales force expansion, primarily in Emerging Markets and, to a lesser extent, the impact of the medical device tax. These increased costs, coupled with the unfavorable impact of currency exchange fluctuations, resulted in an overall decline in operating margin for the segment.
Operating income for fiscal 2012 increased $78 million to $2.437 billion, compared with $2.359 billion in fiscal 2011. Our operating margin was 29.3% in both fiscal 2012 and fiscal 2011. The increase in our operating income was primarily attributable to increased gross profit on the favorable sales performance for the overall segment discussed above. This increase to operating income was partially offset by an increase in selling and marketing expenses, primarily resulting from sales force expansion in Emerging Markets and acquisitions, and an increase in research and development expenses to support our growth initiatives.
U.S. Medical Supplies—Operating income for fiscal 2013 decreased $43 million to $162 million, compared with $205 million in fiscal 2012. Our operating margin was 10.5% for fiscal 2013, compared with 13.3% for fiscal 2012. The decrease in operating income and margin primarily resulted from increased manufacturing costs, pricing pressure and the impact of the medical device tax. This decrease was partially offset by the favorable sales performance for the overall segment discussed above.
Operating income for fiscal 2012 decreased $26 million to $205 million, compared with $231 million in fiscal 2011. Our operating margin was 13.3% for fiscal 2012, compared with 14.8% for fiscal 2011. The decrease in operating income and margin primarily resulted from pricing pressure, and, to a much lesser extent, increased freight costs. This decrease in operating income was also attributable to increases in general and administrative expenses, primarily resulting from higher benefits costs.
Corporate
Corporate expenses were $375 million, $356 million and $360 million for fiscal 2013, 2012 and 2011, respectively. The increase in corporate expenses in fiscal 2013, compared with fiscal 2012 was primarily due to investments in information systems and related infrastructure and increases in annual equity-based compensation expense and professional fees. These increases in corporate expenses were partially offset by a decrease in expense associated with our annual incentive plan and the release of a withholdings tax reserve resulting from a statute expiration. The decrease in corporate expenses in fiscal 2012, compared with fiscal 2011, was primarily due to lower finance departmental costs and decreased legal and environmental expenses. The timing of equity-based compensation expense recognition, and an overall decrease in annual equity-based compensation expense, also contributed to the decrease in corporate expenses in fiscal 2012. These decreases were partially offset by increases in benefit costs.
Non-Operating Items
Interest Expense and Interest Income
During fiscal 2013, 2012 and 2011, interest expense was $208 million, $206 million and $203 million, respectively. The slight increase in interest expense in fiscal 2013, compared with fiscal 2012, primarily resulted from the issuance of $750 million of debt, partially offset by the $500 million repayment of lower interest rate debt, both of which occurred during the third quarter of fiscal 2013. Similarly, the slight increase in interest expense in fiscal 2012, compared with fiscal 2011, primarily resulted from the issuance of $1.25 billion of debt, partially offset by the $500 million repayment of higher interest rate debt, both of which occurred during the third quarter of fiscal 2012.
During fiscal 2013, 2012 and 2011, interest income was $16 million, $15 million and $19 million, respectively.
Other Income, net
During fiscal 2013, 2012 and 2011, we recorded other income, net of $89 million, $25 million and $22 million, respectively. Other income, net includes income and corresponding increases to our receivable from Tyco International and TE Connectivity of $71 million, $30 million and $29 million in fiscal 2013, 2012 and 2011, respectively. These amounts reflect 58% of the interest and other income tax payable amounts recorded that are subject to the Tyco tax sharing agreement discussed in note 20 to our consolidated financial statements. Other income, net in fiscal 2013 also includes a $33 million net gain on investments, a $20 million loss on the early retirement of debt associated with the extinguishment of a capital lease and a $5 million gain resulting from the demutualization of an insurance carrier. Other income, net in fiscal 2012 includes a $9 million loss on early retirement of debt, partially offset by a gain on investments, while other income, net in fiscal 2011 includes a $7 million net loss on investments.
Income Tax Expense
Income tax expense was $429 million, $282 million and $299 million on income from continuing operations before income taxes of $2.029 billion, $1.919 billion and $1.880 billion for fiscal 2013, 2012 and 2011, respectively. Our effective tax rate was 21.1%, 14.7% and 15.9% for fiscal 2013, 2012 and 2011, respectively.

The increase in our effective tax rate in fiscal 2013, compared with fiscal 2012, primarily resulted from Tyco International’s potential settlement of certain outstanding tax matters within the 2005 through 2007 audit cycle. In addition, taxable gains generated in connection with the restructuring of legal entities in advance of the 2013 separation; the favorable release of valuation allowances in connection with a tax planning initiative in the prior year; and an increase in earnings in higher tax jurisdictions contributed to the increase in our effective tax rate during fiscal 2013. These increases were somewhat offset by an unfavorable settlement reached with certain non-U.S. taxing authorities in the prior year and the retroactive re-enactment of the U.S. research and development tax credit.
The decrease in our effective tax rate in fiscal 2012, compared with fiscal 2011, primarily resulted from the implementation of tax planning strategies, including the release of certain valuation allowances. These decreases to our effective tax rate were partially offset by a favorable settlement reached with certain non-U.S. taxing authorities in fiscal 2011, compared to an unfavorable settlement reached with certain non-U.S. taxing authorities in fiscal 2012; the release of certain U.S. and non-U.S. uncertain tax positions due to statute expirations in fiscal 2011; and the expiration of the U.S. research and development credit as of December 31, 2011 and the retroactive re-enactment of the 2010 credit during the first quarter of fiscal 2011.
Discontinued Operations
Mallinckrodt—The historical results of operations of our Pharmaceuticals business have been presented as discontinued operations in the consolidated statements of income and comprehensive income. Discontinued operations include the results of Mallinckrodt’s business except for certain corporate overhead costs and other allocations, which remain in continuing operations. Discontinued operations also includes costs we incurred to separate Mallinckrodt. The prior year consolidated balance sheet and statements of cash flows have not been adjusted to reflect the effect of the 2013 separation.
Plastics, Adhesives, Ludlow Coated Products and A&E Products businesses—During fiscal 2013 and 2012, we recorded a tax benefit of $4 million and $12 million, respectively, related to the Plastics, Adhesives, Ludlow Coated Products and A&E Products businesses that were sold in fiscal 2006 prior to the 2007 separation. This tax benefit resulted from statute expirations. In addition, during fiscal 2011, we recorded a $9 million tax provision in income (loss) on disposition in discontinued operations resulting from adjustments to certain income tax liabilities associated with the Plastics, Adhesives, Ludlow Coated Products and A&E Products businesses.
Financial information—Net sales and income from Mallinckrodt’s operations and adjustments to the income (loss) recorded on prior dispositions are as follows:

(Dollars in Millions)	2013	2012	2011
Net sales	$1,618	$2,001	$1,967
Income from operations, net of tax provision of $54, $65 and $34	$98	$265	$302
Income (loss) on disposition, net of tax (benefit) provision of $(4), $(12) and $6	2	3	(15)
Income from discontinued operations, net of income taxes	$100	$268	$287
Income from operations in the table above includes costs incurred in connection with the activities taken to complete the 2013 separation and to build out Mallinckrodt’s corporate infrastructure. On a pre-tax basis, these charges totaled $127 million, $36 million and $3 million during fiscal 2013, 2012 and 2011, respectively.
In connection with the separation, we entered into a transition services agreement pursuant to which Covidien and Mallinckrodt are providing to each other, on an interim transitional basis, various services. The services generally commenced on the separation date and terminate up to 24 months following the separation, although certain services may continue for longer periods. Services provided by Covidien include certain information technology, back office support and distribution and importation services for products in certain countries outside the United States. The charges for such services are generally intended to allow the service provider to recover all out-of-pocket costs and expenses and realize a predetermined profit equal to a mark-up of such out-of-pocket expenses. Billings by Covidien under the transition services agreement are recorded as a reduction of the costs to provide the respective service in the applicable expense category in the consolidated statement of income. The amount of profit recognized by Covidien in fiscal 2013 was insignificant. This transitional support will enable

Mallinckrodt to establish its stand-alone processes for various activities that were previously provided by Covidien and does not constitute significant continuing support of Mallinckrodt’s operations.
Management’s Use of Non-GAAP Measures
Operational growth, a non-GAAP financial measure, measures the change in sales between periods using a constant currency, the exchange rate in effect during the applicable prior year period. We have provided this non-GAAP financial measure because we believe it provides meaningful information regarding our results on a consistent and comparable basis for the periods presented. Management uses this non-GAAP financial measure, in addition to U.S. GAAP financial measures, to evaluate our operating results. It is also one of the performance metrics that determines management incentive compensation. This non-GAAP financial measure should be considered supplemental to and not a substitute for our reported financial results prepared in accordance with U.S. GAAP.
Free cash flow, a non-GAAP measure, represents the cash that we have available to pursue opportunities that we believe enhance shareholder value. Management uses this non-GAAP financial measure, in addition to U.S. GAAP financial measures, to evaluate our operating results. It is also one of the performance metrics that determines management incentive compensation. This non-GAAP financial measure should be considered supplemental to and not a substitute for our reported financial results prepared in accordance with U.S. GAAP.
Liquidity and Capital Resources
Our ability to fund our capital needs will be affected by our ongoing ability to generate cash from operations and access to the capital markets. We believe, however, that our cash balances and other sources of liquidity, primarily our committed credit facility, will be sufficient to allow us to continue to invest in growth opportunities and fund operations for the foreseeable future.
A summary of our cash flows from operating, investing and financing activities is provided in the following table:

(Dollars in Millions)	2013	2012	2011
Net cash provided by (used in):
Operating activities	$2,095	$2,425	$2,182
Investing activities	(722)	(1,678)	(480)
Financing activities	(1,328)	(383)	(1,771)
Effect of currency exchange rate changes on cash and cash equivalents	(43)	(1)	7
Net increase (decrease) in cash and cash equivalents	$2	$363	$(62)

Operating Activities
Net cash provided by operating activities of $2.095 billion in fiscal 2013 was primarily attributable to net income, as adjusted for depreciation and amortization, partially offset by a $343 million outflow in working capital. The working capital outflow was driven largely by a $180 million increase in accounts receivable, $83 million of net indemnification activity under the Tyco tax sharing agreement and a $75 million increase in inventory, partially offset by a $122 million increase in income taxes payable. In addition, we made $50 million in voluntary pension contributions during fiscal 2013. This payment was primarily made to provide additional funding to Mallinckrodt plans prior to the 2013 separation.
Net cash provided by operating activities of $2.425 billion in fiscal 2012 was primarily attributable to net income, as adjusted for depreciation and amortization, partially offset by a net change in working capital of $232 million. The net change in working capital was driven largely by an increase in inventory of $275 million, partially offset by an increase in income taxes payable of $111 million. At the end of June 2012, we collected $248 million from the Spanish government, which related to 2011 and prior invoices. In addition, during fiscal 2012, we made net indemnification payments of $37 million related to pre-2007 separation tax matters under the Tyco tax sharing agreement.
Net cash provided by operating activities of $2.182 billion in fiscal 2011 was primarily attributable to net income, as adjusted for depreciation and amortization and deferred income taxes, partially offset by an increase of inventory of $203 million and a decrease in income taxes payable of $423 million. The decrease in income taxes payable primarily resulted from a $404 million advance payment that we made to the IRS in connection with the proposed settlements of U.S. tax audits for the years 1997 through 2004 and other non-U.S. audits. We were partially reimbursed by Tyco International and TE Connectivity for this payment under the Tyco tax sharing agreement. In addition, we made indemnification payments to Tyco International and TE Connectivity under the Tyco tax sharing agreement for tax matters in which they were the primary obligor. The total net payment made, including the advance payment to the IRS, was $248 million.

Investing Activities
Net cash used in investing activities was $722 million, $1.678 billion and $480 million in fiscal 2013, 2012 and 2011, respectively.
Acquisitions—During fiscal 2013 we paid total cash of $248 million for acquisitions, $110 million of which related to the acquisition of CVI; $88 million of which related to the acquisition of CNS Therapeutics, Inc., which was acquired by our former Pharmaceuticals segment; and $50 million of which related to the acquisition of Nfocus.
During fiscal 2012, we paid total cash of $1.134 billion for acquisitions, of which $327 million was for the acquisition of Oridion; $322 million was for the acquisition of BÂRRX; $241 million was for the acquisition of superDimension; and the remainder was for all other acquisitions.
Capital Spending—Capital expenditures were $482 million, $526 million and $467 million in fiscal 2013, 2012 and 2011, respectively. We expect capital expenditures to decrease in fiscal 2014 as a result of the 2013 separation. Capital expenditures are expected to be in the range of $375 million to $400 million in fiscal 2014.

Financing Activities
Net cash used in financing activities was $1.328 billion, $383 million and $1.771 billion in fiscal 2013, 2012 and 2011, respectively.
Debt Issuances and Repayments—As discussed in “Capitalization,” during fiscal 2013, we issued debt for net proceeds of approximately $1.629 billion, of which $886 million was issued by Mallinckrodt International Finance S.A. (MIFSA), which became a wholly-owned subsidiary of Mallinckrodt upon separation. Upon completion of the 2013 separation, we transferred to Mallinckrodt proceeds that, together with cash held by MIFSA's subsidiaries, totaled $180 million. The remaining $743 million of debt was issued by Covidien International Finance S.A. (CIFSA), a wholly-owned subsidiary of Covidien plc. We used a portion of the $743 million of proceeds to fund the redemption of all our outstanding $500 million 1.88% senior notes due June 2013. During fiscal 2013, we also used $210 million of cash to repay amounts outstanding under our commercial paper program.
During fiscal 2012, we issued debt for net proceeds of approximately $1.24 billion. We used a portion of these proceeds to fund the redemption of all of our outstanding $500 million 5.45% notes due October 2012. In addition, during fiscal 2012, we received net proceeds of $95 million from the issuance of commercial paper.
During fiscal 2011, we used $282 million of cash to repay amounts outstanding under our commercial paper program and paid $250 million upon the maturity of our 5.15% senior notes.
Share Repurchases and Option Exercises—We repurchased approximately 27 million shares for $1.7 billion in fiscal 2013, 17 million shares for $923 million in fiscal 2012 and 19 million shares for $950 million in fiscal 2011 under our share buyback programs. We also repurchased shares from certain employees in order to satisfy employee tax withholding requirements in connection with the vesting of restricted shares and to settle certain option exercises. We spent $10 million, $9 million and $5 million to acquire shares in connection with these equity-based awards during fiscal 2013, 2012 and 2011, respectively. Share repurchases were somewhat offset by proceeds from options exercises of $228 million, $241 million and $176 million in fiscal 2013, 2012 and 2011, respectively.
Dividend Payments—Dividend payments were $487 million, $434 million and $396 million in fiscal 2013, 2012 and 2011, respectively. We expect our cash dividend payments to increase in fiscal 2014 as a result of the increase in our quarterly dividend rate discussed in “Dividends.”
Free Cash Flow
We returned 105%, 56%, and 62% of our operating cash flow to shareholders in fiscal 2013, 2012 and 2011, respectively, through a combination of both dividend payments and share repurchases. Free cash flow returned to shareholders was 136%, 72%, and 79% in fiscal 2013, 2012 and 2011, respectively.
Free cash flow was $1.613 billion in fiscal 2013, compared with $1.899 billion in fiscal 2012. The $286 million decrease in free cash flow primarily resulted from the collection of $248 million of accounts receivable from the Spanish government during fiscal 2012, an increase in separation costs and the separation of our Pharmaceuticals business. In the next 12 months, we expect to make a net payment of approximately $300 million related to pre-2007 separation tax matters under the Tyco tax sharing agreement, of which approximately $250 million relates to the anticipated settlement of the 2005 through 2007 audit cycles discussed under “Commitments and Contingencies—Income Taxes.”

Free cash flow is a non-GAAP financial measure, which should be considered supplemental to and not a substitute for our reported financial results prepared in accordance with U.S. GAAP. See “Management’s Use of Non-GAAP Measures.” A reconciliation between net cash provided by operating activities (the most comparable U.S. GAAP measure) and free cash flow is as follows:

(Dollars in Millions)	2013	2012	2011
Net cash provided by operating activities	$2,095	$2,425	$2,182
Capital expenditures	(482)	(526)	(467)
Free cash flow	$1,613	$1,899	$1,715
Capitalization
Shareholders’ equity was $9.242 billion at September 27, 2013, compared with $10.565 billion at September 28, 2012. The decrease in shareholders’ equity was primarily due to the repurchase of shares of $1.710 billion and the distribution of Mallinckrodt in the amount of $1.155 billion, partially offset by net income of $1.700 billion.
The following table contains several key measures to gauge our financial condition and liquidity at the end of each fiscal year:

(Dollars in Millions)	2013	2012
Cash and cash equivalents	$1,868	$1,866
Current maturities of long-term debt	11	509
Long-term debt	5,018	4,531
Total debt	5,029	5,040
Shareholders’ equity	9,242	10,565
Debt-to-total capital ratio	35%	32%
As of September 27, 2013, our cash and cash equivalents were held principally in subsidiaries which are located throughout the world. Under current laws, substantially all of these amounts can be repatriated to our Luxembourg subsidiary, CIFSA, which is the obligor of substantially all of our debt, and to our Irish parent company; however, the repatriation of these amounts could subject us to additional tax costs. We provide for tax liabilities in our financial statements with respect to amounts that we expect to repatriate; however, no tax liabilities are recorded for amounts that we consider to be permanently reinvested outside of Ireland. Our current plans do not demonstrate a need to repatriate earnings that are designated as permanently reinvested in order to fund our operations, including investing and financing activities.
On May 16, 2013, we issued $750 million aggregate principal amount of 2.95% senior notes due June 2023. The notes are fully and unconditionally guaranteed by both Covidien plc and Covidien Ltd. The net proceeds of $743 million were used to fund the redemption of all of our outstanding $500 million 1.88% senior notes due June 2013 and for general corporate purposes.
In connection with the 2013 separation, on April 11, 2013, MIFSA, previously a wholly-owned subsidiary of Covidien, issued $300 million aggregate principal amount of 3.50% senior notes due April 2018 and $600 million aggregate principal amount of 4.75% senior notes due April 2023 for aggregate net proceeds of approximately $886 million. Upon completion of the separation, MIFSA became a wholly-owned subsidiary of Mallinckrodt plc. While MIFSA retained the debt, MIFSA retained for general corporate purposes only an amount of the net proceeds that, together with cash held by its subsidiaries totaled $180 million. The remainder of the net proceeds was retained by Covidien for general corporate purposes.
We have a $1.50 billion five-year unsecured senior revolving credit facility, which expires in August 2016. In addition, we may increase this facility by up to $500 million to a maximum of $2.00 billion provided certain borrowing conditions are met. We are required to maintain an available unused balance under our $1.50 billion revolving credit facility sufficient to support amounts outstanding under our commercial paper program. We had no commercial paper outstanding at September 27, 2013 and $210 million of commercial paper outstanding at September 28, 2012. No amount was outstanding under our credit facility at the end of either period.

Our credit facility agreement contains a covenant limiting our ratio of debt to earnings before interest, income taxes, depreciation and amortization. In addition, the agreement contains other customary covenants, none of which we consider restrictive to our operations. We are currently in compliance with all of our debt covenants.

Dividends
On September 18, 2013, our board of directors increased our quarterly cash dividend from $0.26 per share to $0.32 per share. The dividend, which totaled $145 million, was paid on November 5, 2013 to shareholders of record on October 10, 2013. The timing, declaration and payment of future dividends to holders of our ordinary shares falls within the discretion of our board of directors and will depend upon many factors, including the statutory requirements of Irish law, our earnings and financial condition, the capital requirements of our businesses, industry practice and any other factors the board of directors deems relevant.
Share Repurchase Programs
We repurchase our ordinary shares from time to time based on market conditions and our cash flows to allow management to return excess cash to enhance shareholder value. During fiscal 2011, we completed our $1.0 billion share repurchase program. In August 2011, our board of directors authorized a $2.0 billion share repurchase program, which was completed during fiscal 2013. In March 2013, our board of directors authorized a $3.0 billion share repurchase program. As of September 27, 2013, $2.2 billion remained outstanding under this program.
Commitments and Contingencies
Contractual Obligations
A summary of our contractual obligations and commitments for debt, minimum lease payment obligations under non-cancelable operating leases and other obligations at September 27, 2013 is presented in the following table:

(Dollars in Millions)	Total	2014	2015	2016	2017	2018	Thereafter
Debt	$5,022	$8	$1,002	$2	$3	$1,152	$2,855
Interest payments (1)	2,298	212	212	193	193	158	1,330
Operating leases	469	115	95	78	58	40	83
Purchase obligations(2)	103	96	3	1	1	1	1
Contingent consideration	127	53	10	3	43	—	18
Unrecognized tax benefits	584	584	—	—	—	—	—
Total contractual cash obligations	$8,603	$1,068	$1,322	$277	$298	$1,351	$4,287

(1)
Interest payments are projected for future periods using the interest rates in effect as of September 27, 2013. Certain of these projected interest payments may differ in the future based on changes in market interest rates.

(2)	Purchase obligations consist of commitments for purchases of goods and services made in the normal course of business to meet operational and capital requirements.

The table above does not include other liabilities of $1.791 billion, primarily consisting of unrecognized tax benefits for uncertain tax positions and related accrued interest and penalties, obligations under our pension plans, products liability and other legal accruals, obligations under our deferred compensation plan and environmental liabilities because the timing of their future cash outflow is uncertain. The most significant of these liabilities are discussed below.
In addition to the amount of unrecognized tax benefits reflected in the table above, at September 27, 2013, we had $758 million of unrecognized tax benefits for uncertain tax positions and $411 million of related accrued interest and penalties for which we are unable to reasonably estimate the amount and period of payment. Note 6 to our consolidated financial statements provides additional information regarding matters relating to income taxes, including unrecognized tax benefits.
We are subject to various legal proceedings and claims, including patent infringement claims, products liability matters, employment disputes, contractual disputes and other commercial disputes. As of September 27, 2013, we had accruals for products liability and other legal matters totaling $147 million, for which we had related insurance receivables of $29 million. Note 21 to our consolidated financial statements provides additional information regarding legal proceedings.
As of September 27, 2013, we had obligations under our deferred compensation plan of $122 million and net unfunded pension obligations of $140 million. While the timing and amounts of long-term funding requirements for these obligations are uncertain, in fiscal 2014, we expect to make contributions of $21 million to our pension plans and pay $4 million of deferred compensation. Note 16 to our consolidated financial statements provides additional information regarding our pension plans, including the related assumptions.

We are involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. These projects relate to a variety of activities, including removal of solvents, metals and other hazardous substances from soil and groundwater. The ultimate cost of cleanup and timing of future cash flows is difficult to predict given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. As of September 27, 2013, we believe that it is probable that we will incur investigation and remedial costs of approximately $113 million, of which $9 million is included in accrued and other current liabilities and $104 million is included in other liabilities on our consolidated balance sheet at September 27, 2013. Note 21 to our consolidated financial statements provides additional information regarding environmental matters, including asset retirement obligations.
Legal Proceedings
We are subject to various legal proceedings and claims, including patent infringement claims, products liability matters, environmental matters, employment disputes, disputes on agreements and other commercial disputes. We believe that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information and applicable law, we do not expect that these proceedings will have a material adverse effect on our financial condition. However, one or more of the proceedings could have a material adverse effect on our results of operations or cash flows for a future period. Further information regarding our legal proceedings is provided in note 21 to our consolidated financial statements included and in “Item 3—Legal Proceedings” included in our Annual Report on Form 10-K for the year ended September 27, 2013.
Guarantees
We have guarantee commitments and indemnifications with Tyco International and TE Connectivity, which relate to certain contingent tax liabilities. We assumed and are responsible for 42% of these liabilities. Current and non-current liabilities totaling $584 million relating to these guarantees were included on our consolidated balance sheet at September 27, 2013, a substantial portion of which is classified as non-current.
In disposing of assets or businesses, we often provide representations, warranties and indemnities to cover various risks and liabilities, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities related to periods prior to disposition. Except as discussed below, we generally do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, we have no reason to believe that these uncertainties would have a material adverse effect on our results of operations, financial condition or cash flows.
In connection with the sale of our Specialty Chemicals business in fiscal 2010, our former Pharmaceuticals business agreed to indemnify the purchaser with respect to various matters, including certain environmental, health, safety, tax and other matters up to a maximum of $82 million. The indemnification obligations relating to environmental, health and safety matters have a term of 17 years, while some of the other indemnification obligations have an indefinite term. The amount of the liability relating to all of these indemnification obligations included in other liabilities on our consolidated balance sheet at September 28, 2012 was $22 million, of which $18 million related to environmental, health and safety matters. The value of the environmental, health and safety indemnity was measured based on the probability-weighted present value of the costs expected to be incurred to address environmental, health and safety claims proposed under the indemnity. We were required to pay $30 million into an escrow account as collateral for all of these indemnification obligations to the purchaser, of which $25 million remained in other assets on our consolidated balance sheet at September 28, 2012. During fiscal 2013, we transferred the liability and the funds held in escrow to Mallinckrodt in connection with the 2013 separation. CIFSA remains a guarantor of this liability; however, the value associated with the guarantee is insignificant.
In connection with the 2013 separation, Mallinckrodt assumed the tax liabilities that are attributable to its subsidiaries, which total $160 million. We have indemnified Mallinckrodt to the extent that such tax liabilities arising from periods prior to fiscal 2013 exceed $200 million, net of certain tax benefits realized. In addition, in connection with the 2013 separation, we entered into certain other guarantee commitments and indemnifications with Mallinckrodt. The values attributable to the tax indemnification and other guarantees were insignificant.
We have recorded liabilities for known indemnification obligations included as part of environmental liabilities. In addition, we are liable for product performance; however, in the opinion of management, such obligations will not significantly affect our results of operations, financial condition or cash flows.
Off-Balance Sheet Arrangements
We have facility, vehicle and equipment operating leases that expire at various dates. As of September 27, 2013, we had minimum lease payments for non-cancelable operating leases as of $469 million. In addition, as of September 27, 2013, we had various outstanding letters of credit and guarantee and surety bonds totaling $194 million, none of which were individually significant.
Income Taxes
At September 27, 2013, we are the primary obligor to the taxing authorities for $1.688 billion of tax liabilities that are recorded on our consolidated balance sheet, of which $1.364 billion relates to periods prior to our 2007 separation and which is shared with Tyco International and TE Connectivity pursuant to the Tyco tax sharing agreement. However, the actual amounts that we may be required to ultimately accrue or pay under the Tyco tax sharing agreement could vary depending upon the outcome of the unresolved tax matters, some of which may not be resolved for several years.
The IRS has concluded its field examination of certain of Tyco International’s U.S. federal income tax returns for the years 1997 through 2000 and proposed tax adjustments, several of which also affect our income tax returns for years after 2000. Tyco International has appealed certain of the tax adjustments proposed by the IRS and has resolved all but one of the matters associated with the proposed tax adjustments. With respect to the outstanding issue that remains in dispute, on June 20, 2013, we were advised by Tyco International that it had received Notices of Deficiency from the IRS asserting that several of Tyco International’s former U.S. subsidiaries owe additional taxes of $914 million plus penalties of $154 million based on audits of the 1997 through 2000 tax years of Tyco International and its subsidiaries as they existed at that time. These amounts exclude interest, and do not reflect the impact on subsequent periods if the IRS position is ultimately proved correct. The IRS has asserted in the Notices of Deficiency that substantially all of Tyco International’s intercompany debt originating during the years 1997 through 2000 should not be treated as debt for U.S. federal income tax purposes, and has disallowed interest deductions related to the intercompany debt and certain tax attribute adjustments recognized on Tyco International’s U.S. income tax returns totaling approximately $3.0 billion. We strongly disagree with the IRS’s proposed adjustments. On July 22, 2013, Tyco International filed a petition to the U.S. Tax Court contesting the IRS assessment. We believe there are meritorious defenses for the tax filings in question, that the IRS positions with regard to these matters are inconsistent with the applicable tax laws and existing Treasury regulations, and that the previously reported taxes for the years in question are appropriate.
No payments with respect to these matters or any additional matters that may be raised by the U.S. Tax Court would be required until the dispute is definitively resolved, which, based on the experience of other companies, could take several years. While we believe that the amounts recorded as non-current taxes payable or guaranteed contingent tax liabilities related to these adjustments are adequate, the timing and outcome of such litigation is highly uncertain and could have a material adverse effect on our consolidated financial statements. In particular, if the IRS is successful in asserting its claim, it would likely assert that approximately $6.6 billion of interest deductions with respect to Tyco International’s intercompany debt in subsequent time periods should also be disallowed.
The IRS continues to audit certain of Tyco International’s U.S. federal income tax returns for the years 2001 through 2004 and 2005 through 2007 audit cycles. Tyco International and the IRS have entered into settlements related to certain outstanding tax matters arising in these audit cycles, which otherwise remain open and subject to examination and resolution of other matters.
In connection with the anticipated settlement of the 2005 through 2007 audit cycle, we estimate that we will be required to make a payment to the IRS in fiscal 2014 of $540 million, including interest of $166 million. This amount is included in current income taxes payable on the consolidated balance sheet. Pursuant to the Tyco tax sharing agreement, we estimate that we will receive reimbursement payments totaling $287 million from Tyco International and TE Connectivity, which is included in the current due from former parent and affiliate. We will also be required to reimburse Tyco International and TE Connectivity for our portion of their settlements, which is estimated to be $11 million.
The resolution of tax matters arising from the 1997 through 2007 U.S. audits, non-U.S. audits and other settlements or statute of limitations expirations, could result in a significant change in our unrecognized tax benefits. We estimate that within the next 12 months, our liability related to uncertain tax positions, excluding interest, could decrease by as much as $424 million primarily as a result of the anticipated partial settlement of the 2005 through 2007 audit cycle.
In addition, pursuant to the terms of the Tyco tax sharing agreement, we have recorded a current and non-current receivable from Tyco International and TE Connectivity of $668 million as of September 27, 2013. This amount primarily reflects 58% of our contingent tax liabilities that are subject to the Tyco tax sharing agreement. If Tyco International and TE Connectivity default on their obligations to us under the Tyco tax sharing agreement, however, we would be liable for the entire amount of such liabilities. Additional information regarding the Tyco tax sharing agreement is provided in note 20 to our consolidated financial statements.

Concentration of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk primarily consist of cash and cash equivalents, derivative financial instruments and accounts receivable. We invest our excess cash in deposits or money market funds and diversify the concentration of cash among different financial institutions that have at least an A credit rating. Counterparties to our derivative financial instruments are limited to major financial institutions with at least a Moody’s and Standard & Poor’s long-term debt rating of A/A2. While we do not require collateral or other security to be furnished by the counterparties to our derivative financial instruments, we minimize exposure to credit risk by dealing with a diversified group of major financial institutions and actively monitoring outstanding positions.
Concentrations of credit risk with respect to trade accounts receivable are generally limited due to our large number of customers and their diversity across many geographic areas. A portion of our trade accounts receivable outside the United States, however, include sales to government-owned or supported healthcare systems in several countries, which are subject to payment delays. Payment is dependent upon the financial stability of those countries’ national economies and the creditworthiness of those countries’ national governments. Deteriorating credit and economic conditions in parts of Western Europe, particularly in Spain, Italy and Portugal, may continue to increase the average length of time it takes us to collect our accounts receivable in certain regions within these countries. We routinely evaluate all government receivables for potential collection risks associated with the availability of government funding and reimbursement practices. While we have not incurred significant losses on government receivables, if the financial condition of customers or the countries’ healthcare systems continue to deteriorate such that their ability to make payments is uncertain, charges may be required in future periods.
Our aggregate accounts receivable, net of the allowance for doubtful accounts, in Spain, Italy and Portugal and as a percent of our total outstanding accounts receivable at the end of each fiscal year are as follows:

(Dollars in Millions)	2013	2012	2011
Accounts receivable, net in Spain, Italy and Portugal	$406	$391	$563
Percentage of total accounts receivable, net	27%	23%	32%

Net sales to customers in Spain, Italy and Portugal totaled $606 million, $587 million and $668 million in fiscal 2013, 2012 and 2011, respectively. At the end of June 2012, we collected $248 million from the Spanish government, which related to 2011 and prior invoices. Accounts receivable, net in Spain, Italy and Portugal over 365 days past due were $54 million and $28 million as of September 27, 2013 and September 28, 2012, respectively.
Critical Accounting Policies and Estimates
The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on the relevant information available at the end of each period.
Revenue Recognition—We recognize revenue for product sales when title and risk of loss have transferred from us to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in non-U.S. jurisdictions.
We sell products both direct to end user customers and through distributors who resell the products to end user customers. Rebates are provided to certain distributors that sell to end user customers at prices determined in accordance with a contract between us and the end user customer. Provisions for rebates, as well as sales discounts and returns, are accounted for as a reduction of sales when revenue is recognized and are included in the reserve for returns, rebates and sales allowances within accounts receivable trade on our consolidated balance sheets. We estimate rebates based on sales terms, historical experience and trend analyses. In estimating rebates, we consider the lag time between the point of sale and the payment of the distributor’s rebate claim, distributor-specific trend analyses, contractual commitments, including stated rebate rates, and other relevant information. We adjust reserves to reflect differences between estimated and actual experience, and record such adjustment as a reduction of sales in the period of adjustment. Historical adjustments to recorded reserves have not been significant and we do not expect significant revisions of these estimates in the future. Rebates charged against gross sales in fiscal 2013, 2012 and 2011 amounted to $2.363 billion, $2.418 billion, and $2.264 billion, respectively.
Goodwill—In performing goodwill assessments, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. There are inherent uncertainties related to these factors and judgment in applying them to the analysis of goodwill impairment. Since judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be overstated. We calculate our goodwill valuations using an income approach based on the present value of future cash flows of each reporting unit. This approach incorporates many assumptions including future growth rates, discount factors and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods.
We test goodwill during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist. We utilize a two-step approach. The first step requires a comparison of the carrying value of the reporting units to the fair value of these units. We estimate the fair value of our reporting units through internal analyses and valuation, using an income approach based on the present value of future cash flows. If the carrying value of a reporting unit exceeds its fair value, we will perform the second step of the goodwill impairment to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill with its carrying value. To determine the implied fair value of goodwill, we allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill. The results of our annual goodwill impairment test for fiscal 2013 showed that the fair value of each of our reporting units significantly exceeded their respective carrying values.
Other Intangible Assets—Intangible assets primarily consist of completed technology, customer relationships, trademarks and in-process research and development (IPR&D). We record intangible assets at cost and amortize certain of such assets using the straight-line method over five to forty years. We review intangible assets for impairment by comparing the fair value of the assets, estimated using an income approach, with their carrying value. If the carrying value exceeds the fair value of the intangible asset, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the present value of future cash flows. We assess the remaining useful life and the recoverability of finite-lived intangible assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Indefinite-lived intangible assets are tested for impairment at least annually.
The valuation of IPR&D is determined using the discounted cash flow method. In determining the value of IPR&D, we consider, among other factors, the stage of completion of the projects, the technological feasibility of the projects, whether the projects have an alternative future use and the estimated residual cash flows that could be generated from the various projects and technologies over their respective projected economic lives. The discount rate used is determined at the time of acquisition and includes a rate of return which accounts for the time value of money, as well as risk factors that reflect the economic risk that the cash flows projected may not be realized. The value attributable to IPR&D projects at the time of acquisition is capitalized as an intangible asset. Note 3 to our consolidated financial statements provides additional information regarding our IPR&D projects.
Contingent Consideration—In connection with acquisitions, we may be required to pay future consideration that is contingent upon the achievement of certain milestones, such as revenue, regulatory or commercialization based milestones. As of the acquisition date, we recorded contingent liabilities representing the estimated fair value of the contingent consideration we expected to pay. We remeasure these liabilities each reporting period and record changes in the fair value in our consolidated statements of income. Increases or decreases in the fair value of the contingent consideration liability can result from such things as changes in the timing, expected probability and/or amount of revenue estimates or changes in the expected probability and/or timing of achieving regulatory, commercialization or other milestones, as well as changes in discount rates and periods. During fiscal 2013, we recorded income of $3 million representing the decrease in the estimated fair value of these obligations. During fiscal 2012 and 2011, we recorded expense of $5 million and $4 million, respectively, representing the increases in the estimated fair value of these obligations.
Contingencies—We are involved, both as a plaintiff and a defendant, in various legal proceedings that arise in the ordinary course of business, including patent infringement, products liability and environmental matters, as further discussed in note 21 to our consolidated financial statements. Accruals recorded for various contingencies including legal proceedings, self-insurance and other claims, are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel, internal and/or external technical consultants and actuarially determined estimates. When a range is established but a best estimate cannot be made, we record the minimum loss contingency amount, which could be zero. An estimate is often initially developed substantially earlier than the ultimate loss is known and is reevaluated each accounting period. As information becomes known, additional loss provision is recorded when either a best estimate can be made or the minimum loss amount is increased. When events result in an expectation of a more favorable outcome than previously expected, our best estimate is changed to a lower amount. We record receivables from third-party insurers up to the amount of the related liability when we have determined that existing insurance policies will provide reimbursement. In making this determination, we consider applicable deductibles, policy limits and the historical payment experience of the insurance carriers. Receivables are not netted against the related liabilities for financial statement presentation.
Pension Benefits—Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions. The discount rate is used to calculate the present value of the expected future cash flows for benefit obligations under our pension plans. For our U.S. plans, we use a broad population of Moody’s AA-rated corporate bonds to determine the discount rate assumption. All bonds are non-callable, denominated in U.S. dollars and have a minimum amount outstanding of $250 million. This population of bonds was used to generate a yield curve and associated spot rate curve, to discount the projected benefit payments for the U.S. plans. The discount rate is the single level rate that produces the same result as the spot rate curve. For our non-U.S. plans, the discount rate is generally determined by reviewing country-specific and region-specific government and corporate bond interest rates. A decrease in the discount rate increases the present value of pension benefit obligations and increases pension expense. A 50 basis point decrease in the discount rate would increase our present value of pension obligations by approximately $37 million.
We consider the current and expected asset allocations of our pension plans, as well as historical and expected long-term rates of return on those types of plan assets, in determining the expected long-term return on plan assets. In determining the expected return on pension plan assets, we consider the relative weighting of plan assets by class and individual asset class performance expectations as provided by external advisors in reaching our conclusions on appropriate assumptions. Our overall investment objective is to obtain a long-term return on plan assets that is consistent with the level of investment risk that is considered appropriate. Investment risks and returns are reviewed regularly against benchmarks to ensure objectives are being met. A 50 basis point decrease in the expected long-term return on plan assets would increase our annual pension expense by approximately $3 million.
Guarantees—We have guarantee commitments and indemnifications with Tyco International and TE Connectivity, which relate to certain contingent tax liabilities. These arrangements were valued upon separation from Tyco International using appraisals and a liability related to these guarantees was recorded. Each reporting period, we evaluate the potential loss which we believe is probable. To the extent such potential loss exceeds the amount of the liability recorded on our consolidated balance sheet, an adjustment is recorded to increase the liability to the amount of such potential loss. To date, this guarantee has not been amortized into income because there has been no predictable pattern of performance. As a result, the liability generally will be reduced upon release from our obligations, which may not occur for some years, or, as payments are made to indemnified parties. We consider the impact of such payments in our periodic evaluation of the sufficiency of the liability.
In addition, we have, from time to time, provided guarantees and indemnifications to unrelated parties. These guarantees have not been material to our consolidated financial statements. We periodically reassess our exposure and potential loss under these arrangements, and, in the event that an increase in the fair value of the guarantee occurs, a charge to income will be required.
Income Taxes—In determining income for financial statement purposes, we must make estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.
Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future state, federal and international pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we use to manage the underlying businesses.
We determine whether it is more likely than not that a tax position will be sustained upon examination. The tax benefit of any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the uncertainty. To the extent a full benefit is not realized on the uncertain tax position, an income tax liability is established. We adjust these liabilities as a result of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is significantly different from our current estimate of the tax liabilities. A significant portion of our potential tax liabilities are recorded in non-current income taxes payable on our consolidated balance sheets as payment is not expected within one year.
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. Changes in tax laws and rates could affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes, however, which would have a material adverse effect on our results of operations, financial condition or cash flows.
We have recorded significant valuation allowances in certain jurisdictions, which we intend to maintain until it appears to be more likely than not that some or all of those deferred tax assets will be realized. Our valuation allowances for deferred tax assets of $6.069 billion and $5.708 billion at September 27, 2013 and September 28, 2012, respectively, relate principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. Included in the valuation allowance at September 27, 2013 and September 28, 2012 is $5.767 billion and $5.405 billion, respectively, substantially all of which represents a full valuation allowance against certain non-U.S. net operating losses recorded in fiscal 2008 as a result of the receipt of a favorable tax ruling. It is highly unlikely that any of this net operating loss will be utilized.
We believe that we will generate sufficient future taxable income in the appropriate jurisdictions to realize the tax benefits related to the net deferred tax assets on our consolidated balance sheets. However, any reduction in future taxable income, including any future restructuring activities, may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in such period and could have a significant impact on our future earnings. Our income tax expense recorded in the future may also be reduced to the extent of decreases in our valuation allowances.
FORWARD-LOOKING STATEMENTS
We have made forward-looking statements in this report that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition, and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.
Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements.
The risk factors discussed in “Risk Factors” could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update these forward-looking statements other than as required by law.

Item 8.	Financial Statements and Supplementary Data

COVIDIEN PLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Covidien plc:
We have audited the accompanying consolidated balance sheets of Covidien plc and subsidiaries (the “Company”) as of September 27, 2013 and September 28, 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three fiscal years in the period ended September 27, 2013. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on the financial statements based on our audit.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 27, 2013 and September 28, 2012, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 27, 2013, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the consolidated financial statements, in 2012, the Company changed its presentation of comprehensive income to conform to new authoritative guidance issued by the Financial Accounting Standards Board.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 21, 2013 (July 11, 2014, as to the effects of the change in segment reporting structure described in Notes 10 and 22)

COVIDIEN PLC
CONSOLIDATED STATEMENTS OF INCOME
Fiscal Years Ended September 27, 2013, September 28, 2012 and September 30, 2011
(in millions, except per share data)

	2013	2012	2011
Net sales	$10,235	$9,851	$9,607
Cost of goods sold	4,150	3,944	3,886
Gross profit	6,085	5,907	5,721
Selling, general and administrative expenses	3,340	3,261	3,153
Research and development expenses	508	479	412
Restructuring charges, net	105	82	114
Operating income	2,132	2,085	2,042
Interest expense	(208)	(206)	(203)
Interest income	16	15	19
Other income, net	89	25	22
Income from continuing operations before income taxes	2,029	1,919	1,880
Income tax expense	429	282	299
Income from continuing operations	1,600	1,637	1,581
Income from discontinued operations, net of income taxes	100	268	287
Net income	$1,700	$1,905	$1,868
Basic earnings per share:
Income from continuing operations	$3.43	$3.40	$3.21
Income from discontinued operations	0.22	0.56	0.58
Net income	3.64	3.96	3.79
Diluted earnings per share:
Income from continuing operations	$3.40	$3.37	$3.18
Income from discontinued operations	0.21	0.55	0.58
Net income	3.61	3.92	3.76
Weighted-average number of shares outstanding:
Basic	467	481	493
Diluted	471	486	497
Cash dividends declared per ordinary share	$1.10	$0.94	$0.83
See Notes to Consolidated Financial Statements.

COVIDIEN PLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Fiscal Years Ended September 27, 2013, September 28, 2012 and September 30, 2011
(in millions)

	2013	2012	2011
Net income	$1,700	$1,905	$1,868
Income from discontinued operations, net of income taxes	(100)	(268)	(287)
Income from continuing operations	1,600	1,637	1,581
Currency translation adjustments	(42)	(86)	24
Unrecognized gain on derivatives	7	4	7
Unrecognized gain (loss) on benefit plans	15	(8)	4
Other comprehensive (loss) income from continuing operations, net of income taxes	(20)	(90)	35
Comprehensive income from continuing operations, net of income taxes	1,580	1,547	1,616
Comprehensive income from discontinued operations, net of income taxes	92	245	300
Comprehensive income	$1,672	$1,792	$1,916
See Notes to Consolidated Financial Statements.

COVIDIEN PLC
CONSOLIDATED BALANCE SHEETS
At September 27, 2013 and September 28, 2012
(in millions, except share data)

	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$1,868	$1,866
Accounts receivable trade, less allowance for doubtful accounts of $38 and $40	1,526	1,702
Inventories	1,352	1,772
Due from former parent and affiliate	293	5
Prepaid expenses and other current assets (including $75 due from Mallinckrodt at September 27, 2013)	372	337
Deferred income taxes	456	590
Total current assets	5,867	6,272
Property, plant and equipment, net	2,012	2,872
Goodwill	8,172	8,542
Intangible assets, net	2,687	3,085
Due from former parent and affiliate	375	609
Other assets	805	877
Total Assets	$19,918	$22,257
Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$11	$509
Accounts payable	501	589
Accrued and other current liabilities (including $55 due to Mallinckrodt at September 27, 2013)	1,586	1,761
Income taxes payable	541	53
Total current liabilities	2,639	2,912
Long-term debt	5,018	4,531
Income taxes payable	1,147	1,696
Guaranteed contingent tax liabilities	571	585
Deferred income taxes	605	828
Other liabilities	696	1,140
Total Liabilities	10,676	11,692
Commitments and contingencies (note 21)
Shareholders’ Equity:
Preference shares, $0.20 par value, 125,000,000 authorized; none issued	—	—
Ordinary shares, $0.20 par value, 1,000,000,000 authorized; 489,032,186 and 520,943,253 issued	97	104
Ordinary shares held in treasury at cost; 36,258,061 and 48,774,997	(2,210)	(2,368)
Additional paid-in capital	7,549	7,179
Retained earnings	3,514	5,365
Accumulated other comprehensive income	292	285
Total Shareholders’ Equity	9,242	10,565
Total Liabilities and Shareholders’ Equity	$19,918	$22,257
See Notes to Consolidated Financial Statements.

COVIDIEN PLC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Fiscal Years Ended September 27, 2013, September 28, 2012 and September 30, 2011
(in millions)

	Ordinary Shares		Treasury Shares		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Number	Par Value	Number	Amount
Balance at Balance at September 24, 2010	507	$101	(12)	$(484)	$6,563	$2,444	$350	$8,974
Net income	—	—	—	—	—	1,868	—	1,868
Other comprehensive income, net of income taxes	—	—	—	—	—	—	48	48
Dividends declared	—	—	—	—	—	(404)	—	(404)
Repurchase of shares	—	—	(19)	(955)	—	—	—	(955)
Share options exercised	5	2	—	3	182	—	—	187
Vesting of restricted shares	1	—	—	—	—	—	—	—
Equity-based compensation	—	—	—	—	99	—	—	99
Issuance and transfer of shares to treasury	1	—	(1)	—	—	—	—	—
Balance at Balance at September 30, 2011	514	103	(32)	(1,436)	6,844	3,908	398	9,817
Net income	—	—	—	—	—	1,905	—	1,905
Other comprehensive loss, net of income taxes	—	—	—	—	—	—	(113)	(113)
Dividends declared	—	—	—	—	—	(448)	—	(448)
Repurchase of shares	—	—	(17)	(932)	—	—	—	(932)
Share options exercised	6	1	—	—	248	—	—	249
Vesting of restricted shares	1	—	—	—	—	—	—	—
Equity-based compensation	—	—	—	—	87	—	—	87
Balance at Balance at September 28, 2012	521	104	(49)	(2,368)	7,179	5,365	285	10,565
Net income	—	—	—	—	—	1,700	—	1,700
Other comprehensive loss, net of income taxes	—	—	—	—	—	—	(28)	(28)
Distribution to Mallinckrodt	—	—	—	—	—	(1,190)	35	(1,155)
Dividends declared	—	—	—	—	—	(509)	—	(509)
Repurchase of shares	—	—	(27)	(1,710)	—	—	—	(1,710)
Retirement of treasury shares	(40)	(8)	40	1,868	—	(1,860)	—	—
Share options exercised	6	1	—	—	267	—	—	268
Vesting of restricted shares	2	—	—	—	—	—	—	—
Equity-based compensation	—	—	—	—	105	—	—	105
Other	—	—	—	—	(2)	8	—	6
Balance at Balance at September 27, 2013	489	$97	(36)	$(2,210)	$7,549	$3,514	$292	$9,242
See Notes to Consolidated Financial Statements.

COVIDIEN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
Fiscal Years Ended September 27, 2013, September 28, 2012 and September 30, 2011
(in millions)

	2013	2012	2011
Cash Flows From Operating Activities:
Net income	$1,700	$1,905	$1,868
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	642	633	599
Equity-based compensation	105	87	99
Deferred income taxes	(51)	(54)	100
Provision for losses on accounts receivable and inventory	70	50	73
(Gain) loss on investments, net	(33)	(5)	7
Loss on extinguishment of debt	20	9	—
Other non-cash items	(15)	32	16
Changes in assets and liabilities, net of the effects of acquisitions and divestiture:
Accounts receivable, net	(180)	24	(9)
Inventories	(75)	(275)	(203)
Accounts payable	12	2	(13)
Income taxes	122	111	(423)
Accrued and other liabilities	(7)	(32)	69
Other	(215)	(62)	(1)
Net cash provided by operating activities	2,095	2,425	2,182
Cash Flows From Investing Activities:
Capital expenditures	(482)	(526)	(467)
Acquisitions, net of cash acquired	(248)	(1,134)	(13)
Acquisition of licenses and technology	(33)	(52)	(6)
Sale of investments	49	31	17
Purchase of investments	(16)	(12)	(19)
Other	8	15	8
Net cash used in investing activities	(722)	(1,678)	(480)
Cash Flows From Financing Activities:
Net (repayment) issuance of commercial paper	(210)	95	(282)
Issuance of debt	1,629	1,240	—
Repayment of debt	(545)	(557)	(258)
Dividends paid	(487)	(434)	(396)
Repurchase of shares	(1,710)	(932)	(955)
Proceeds from exercise of share options	228	241	176
Transfer of cash and cash equivalents to Mallinckrodt	(180)	—	—
Payment of contingent consideration	(95)	(47)	(71)
Other	42	11	15
Net cash used in financing activities	(1,328)	(383)	(1,771)
Effect of currency rate changes on cash	(43)	(1)	7
Net increase (decrease) in cash and cash equivalents	2	363	(62)
Cash and cash equivalents at beginning of year	1,866	1,503	1,565
Cash and cash equivalents at end of year	$1,868	$1,866	$1,503
Supplementary Cash Flow Information:
Interest paid	$206	$210	$209
Income taxes paid, net of refunds	$408	$278	$675
See Notes to Consolidated Financial Statements.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation—The accompanying financial statements reflect the consolidated operations of Covidien plc, a company incorporated in Ireland, and its subsidiaries. The consolidated financial statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results may differ from those estimates.
Separation from Tyco International Ltd.—Effective June 29, 2007, Covidien became the parent company owning the former healthcare businesses of Tyco International Ltd. On June 29, 2007, Tyco International distributed all of its shares of Covidien, as well as its shares of its former electronics businesses (TE Connectivity Ltd.), to Tyco International shareholders (the 2007 separation).
Separation of Mallinckrodt plc—On May 23, 2013, Covidien’s board of directors declared a special dividend distribution of all of the outstanding ordinary shares of Mallinckrodt plc, the company formed to hold Covidien’s Pharmaceuticals business. On June 28, 2013, Covidien shareholders received one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien held at the close of business on June 19, 2013 (the 2013 separation). Covidien has received a ruling from the U.S. Internal Revenue Service (IRS) that the separation qualifies as a tax-free distribution to Covidien and its shareholders for U.S. federal income tax purposes.
Fiscal Year—The Company reports its results based on a “52-53 week” year ending on the last Friday of September. Fiscal 2013 and 2012 consisted of 52 weeks and ended on September 27, 2013 and September 28, 2012, respectively. Fiscal 2011 ended on September 30, 2011 and consisted of 53 weeks. For fiscal years in which there are 53 weeks, the fourth quarter reporting period will include 14 weeks, with the next such occurrence taking place in fiscal 2016.
Principles of Consolidation—The Company consolidates entities in which it owns or controls more than fifty percent of the voting shares or has the ability to control through similar rights. All intercompany transactions have been eliminated. The results of entities acquired or disposed of are included in the consolidated financial statements from the effective date of acquisition or up to the date of disposal.
Revenue Recognition—The Company recognizes revenue for product sales when title and risk of loss have transferred from the Company to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in non-U.S. jurisdictions.
Customers may also require the Company to maintain consignment inventory at the customer’s location. The Company recognizes revenues and costs associated with consignment inventory upon the notification of usage by the customer.
The Company sells products both direct to end user customers and through distributors who resell the products to end user customers. Rebates are provided to certain distributors that sell to end user customers at prices determined in accordance with a contract between the Company and the end user customer. Provisions for rebates, as well as sales discounts and returns, are accounted for as a reduction of sales when revenue is recognized and are included in the reserve for returns, rebates and sales allowances within accounts receivable trade on the consolidated balance sheets. Rebates are estimated based on sales terms, historical experience and trend analyses. In estimating rebates, the Company considers the lag time between the point of sale and the payment of the distributor’s rebate claim, distributor-specific sales trend analyses, contractual commitments, including stated rebate rates, and other relevant information. The Company adjusts reserves to reflect differences between estimated and actual experience, and records such adjustment as a reduction of sales in the period of adjustment. Rebates charged against gross sales amounted to $2.363 billion, $2.418 billion and $2.264 billion in fiscal 2013, 2012 and 2011, respectively.
In certain circumstances, the Company enters into arrangements in which it provides multiple deliverables to its customers. Agreements with multiple deliverables are divided into separate units of accounting. Total revenue is first allocated among the deliverables based upon their relative fair values. Revenue is then recognized for each deliverable in accordance with the principles described above. Fair values are determined based on the prices at which the individual deliverables are regularly sold to other third parties.
Taxes collected from customers relating to product sales and remitted to governmental authorities are accounted for on a net basis. Accordingly, such taxes are excluded from both net sales and expenses.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Shipping and Handling Costs—Shipping and handling costs are included in cost of goods sold.
Research and Development—Internal research and development costs are expensed as incurred. Research and development expenses include salary and benefits, allocated overhead and occupancy costs, clinical trial and related clinical manufacturing costs, contract services and other costs.
Amounts related to research and development collaborations with third parties are expensed as incurred up to the point of regulatory approval. Third-party costs, including certain licensing related payments, subsequent to regulatory approval are capitalized and amortized over the estimated useful life of the related product. Amounts capitalized for such costs are included in intangible assets, net of accumulated amortization.
Advertising—Advertising costs are expensed when incurred and are included in selling, general and administrative expenses. Advertising expense included in continuing operations was $60 million, $55 million and $57 million in fiscal 2013, 2012 and 2011, respectively.
Currency Translation—For the Company’s non-U.S. subsidiaries that transact in a functional currency other than U.S. dollars and do not operate in highly inflationary environments, assets and liabilities are translated into U.S. dollars using fiscal year-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during the related month. The net effect of these translation adjustments is shown in the consolidated financial statements as a component of accumulated other comprehensive income. For subsidiaries operating in highly inflationary environments or where the functional currency is different from local currency, non-monetary assets and liabilities are translated at the rate of exchange in effect on the date the assets were acquired or assumed, while monetary assets and liabilities are translated at fiscal year-end exchange rates. Translation adjustments of these subsidiaries are included in net income. Gains and losses resulting from foreign currency transactions are also included in net income.
Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with maturities of three months or less from the time of purchase to be cash equivalents.
Accounts Receivable and Allowance for Doubtful Accounts—Trade accounts receivable are presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects an estimate of losses inherent in the Company’s accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other available evidence. Accounts receivable are written off when management determines they are uncollectible.
Inventories—Inventories are recorded at the lower of cost or market value, primarily using the first-in, first-out convention. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.
Property, Plant and Equipment—Property, plant and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred. Depreciation for property, plant and equipment assets, other than land and construction in progress, is based upon the following estimated useful lives, using the straight-line method:

Buildings	10 to 40 years
Leasehold improvements	Lesser of expected remaining term of lease or economic useful life of asset
Machinery and equipment	3 to 15 years
The Company capitalizes certain computer software and development costs incurred in connection with developing or obtaining software for internal use. These costs are included in machinery and equipment and are amortized over the estimated useful lives of the software.
Upon retirement or other disposal of property, plant and equipment, the cost and related amount of accumulated depreciation are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is included in net income.
The Company assesses the recoverability of assets using undiscounted cash flows whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. If an asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the present value of future cash flows or other reasonable estimate of fair value.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Business Combinations—Amounts paid for acquisitions are allocated to the tangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The Company then allocates the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including purchased research and development. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill.
The Company’s purchased research and development represents the estimated fair value as of the acquisition date of in-process projects that have not reached technological feasibility. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval.
The valuation of in-process research and development (IPR&D) is determined using the discounted cash flow method. In determining the value of IPR&D, the Company considers, among other factors, the stage of completion of the projects, the technological feasibility of the projects, whether the projects have an alternative future use and the estimated residual cash flows that could be generated from the various projects and technologies over their respective projected economic lives. The discount rate used is determined at the time of acquisition and includes a rate of return which accounts for the time value of money, as well as risk factors that reflect the economic risk that the cash flows projected may not be realized.
The value attributable to IPR&D projects at the time of acquisition is capitalized as an indefinite-lived intangible asset and tested for impairment until the project is completed or abandoned. Upon completion of the project, the indefinite-lived intangible asset is then accounted for as a finite-lived intangible asset and amortized on a straight-line basis over its estimated useful life. If the project is abandoned, the indefinite-lived intangible asset is charged to expense.
In connection with acquisitions, the Company may be required to pay future consideration that is contingent upon the achievement of certain milestones, such as revenue, regulatory or commercialization based milestones. As of the acquisition date, the Company records a contingent liability representing the estimated fair value of the contingent consideration that it expects to pay. The Company remeasures these liabilities each reporting period and records changes in the fair value in the consolidated statement of income. A contingent payment is classified as a financing activity in the consolidated statement of cash flows to the extent it was recorded as a liability as of the acquisition date. Any additional amount paid in excess of the amount initially accrued is classified as an operating activity in the consolidated statement of cash flows.
Goodwill and Other Intangible Assets—Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets and liabilities assumed in a business combination. The Company tests goodwill for impairment during the fourth quarter of each year, or more frequently if impairment indicators arise. The Company utilizes a two-step approach. The first step requires a comparison of the carrying value of the reporting units to the fair value of these units. The Company estimates the fair value of its reporting units through internal analyses and valuation, utilizing an income approach based on the present value of future cash flows. If the carrying value of a reporting unit exceeds its fair value, the Company will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill with its carrying value. To determine the implied fair value of goodwill, the Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill.
Intangible assets acquired in a business combination are recorded at fair value, while intangible assets acquired in other transactions are recorded at cost. Intangible assets with finite useful lives are amortized using the straight-line method over the following estimated useful lives of the assets:

Completed technology	10 to 20 years
Customer relationships	7 to 30 years
Other	5 to 40 years
Amortization expense related to completed technology and certain other intangible assets is included in cost of goods sold, while amortization expense related to intangible assets that contribute to the Company’s ability to sell, market and distribute products is included in selling, general and administrative expenses. The Company reviews intangible assets for impairment by comparing the fair value of the assets, estimated using an income approach, with their carrying value. If the carrying value exceeds the fair value of the intangible asset, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the present value of future cash flows. The Company assesses the remaining useful

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

life and the recoverability of finite-lived intangible assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Indefinite-lived intangible assets are tested for impairment at least annually.
Costs Associated with Exit Activities—The Company accrues employee termination costs associated with ongoing benefit arrangements, which includes benefits provided as part of the Company’s domestic severance policy or that are provided in accordance with international statutory requirements, if the obligation is attributed to prior services rendered, the rights to the benefits have vested and the payment is probable and the amount can be reasonably estimated. The Company generally records employee termination benefits that represent a one-time benefit into expense over the future service period, if any. In addition, in conjunction with an exit activity, the Company may offer voluntary termination benefits to employees. These benefits are recorded when the employee accepts the termination benefits and the amount can be reasonably estimated. Other costs associated with exit activities may include distributor cancellation fees, costs related to leased facilities to be abandoned or subleased and asset impairments.
Contingencies—The Company is subject to various legal proceedings that arise in the ordinary course of business, including patent infringement, products liability and environmental matters. The Company records accruals for contingencies when it is probable the liability has been incurred and the amount can be reasonably estimated. The Company discounts environmental liabilities using a risk-free rate of return when the obligation is fixed or reasonably determinable. The impact of the discount was not material in any period presented. Legal fees, other than those pertaining to environmental matters, are expensed as incurred. Insurance recoveries related to potential claims are recognized up to the amount of the recorded liability when coverage is confirmed and the estimated recoveries are probable of payment. These recoveries are not netted against the related liabilities for financial statement presentation.
Guaranteed Tax Liabilities—The Company has guarantee commitments and indemnifications with Tyco International and TE Connectivity, which relate to certain contingent tax liabilities. These arrangements were valued upon separation from Tyco International using appraisals and a liability related to these guarantees was recorded. Each reporting period, the Company evaluates the potential loss which it believes is probable. To the extent such potential loss exceeds the amount of the liability recorded on the consolidated balance sheet, an adjustment is recorded to increase the liability to the amount of such potential loss. To date, this guarantee has not been amortized into income because there has been no predictable pattern of performance. As a result, the liability generally will be reduced upon the Company’s release from its obligations, which may not occur for some years, or, as payments are made to indemnified parties. The impact of such payments is considered in the periodic evaluation of the sufficiency of the liability.
Income Taxes—Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the consolidated financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax bases of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
The Company determines whether it is more likely than not that a tax position will be sustained upon examination. The tax benefit of any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the uncertainty. To the extent a full benefit is not expected to be realized on the uncertain tax position, an income tax liability is established. Interest and penalties on income tax obligations, including uncertain tax positions, are included in income tax expense.
The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across the Company’s global operations. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is significantly different from current estimates of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when it is determined that the liabilities are no longer necessary. A significant portion of these potential tax liabilities are recorded in non-current income taxes payable on the consolidated balance sheets as payment is not expected within one year.
Recently Adopted Accounting Pronouncements—In May 2011, the Financial Accounting Standards Board (FASB) updated the accounting guidance related to fair value measurements. This amendment results in convergence of fair value measurement and disclosure requirements between U.S. GAAP and International Financial Reporting Standards. The Company adopted this amendment in fiscal 2012. The required disclosures regarding fair value measurements are presented in note 15.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December and June 2011, the FASB issued an amendment to the requirements for the presentation of comprehensive income. Under this amendment, the Company can present items of net income and other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company early adopted this amendment in fiscal 2012 and elected to present this information in two separate statements.
2. Discontinued Operations
Mallinckrodt—The historical results of operations of Covidien’s Pharmaceuticals business have been presented as discontinued operations in the consolidated statements of income and comprehensive income. Discontinued operations include the results of Mallinckrodt’s business except for certain corporate overhead costs and other allocations, which remain in continuing operations. Discontinued operations also include costs incurred by Covidien to separate Mallinckrodt. The prior year consolidated balance sheet and statements of cash flows have not been adjusted to reflect the effect of the 2013 separation.
Plastics, Adhesives, Ludlow Coated Products and A&E Products businesses—During fiscal 2013 and 2012, the Company recorded a tax benefit of $4 million and $12 million, respectively, related to the Plastics, Adhesives, Ludlow Coated Products and A&E Products businesses that were sold in fiscal 2006 prior to the 2007 separation. This tax benefit resulted from statute expirations. In addition, during fiscal 2011, the Company recorded a $9 million tax provision in income (loss) on disposition of discontinued operations resulting from adjustments to certain income tax liabilities associated with the Plastics, Adhesives, Ludlow Coated Products and A&E Products businesses.
Financial information—Net sales and income from Mallinckrodt’s operations and adjustments to the income (loss) recorded on prior dispositions are as follows:

(Dollars in Millions)	2013	2012	2011
Net sales	$1,618	$2,001	$1,967
Income from operations, net of tax provision of $54, $65 and $34	$98	$265	$302
Income (loss) on disposition, net of tax (benefit) provision of $(4), $(12) and $6	2	3	(15)
Income from discontinued operations, net of income taxes	$100	$268	$287
Income from operations in the table above includes costs incurred in connection with the activities taken to complete the 2013 separation and to build out Mallinckrodt’s corporate infrastructure. On a pre-tax basis, these charges totaled $127 million, $36 million and $3 million, during fiscal 2013, 2012 and 2011, respectively.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is a summary of the assets and liabilities transferred to Mallinckrodt in connection with the 2013 separation:

(Dollars in Millions)
Cash and cash equivalents	$180
Accounts receivable trade, net	324
Inventories	423
Prepaid expenses and other current assets	59
Deferred income taxes (current)	128
Property, plant and equipment, net	978
Goodwill	532
Intangible assets, net	431
Other assets	236
Total assets	3,291
Accounts payable	97
Accrued and other current liabilities	297
Income taxes payable (current)	38
Long-term debt	919
Income taxes payable (non-current)	122
Deferred income taxes (non-current)	286
Other liabilities	377
Total liabilities	2,136
Net assets transferred to Mallinckrodt	$1,155
In addition to the net assets presented in the table above, $35 million of accumulated other comprehensive income, net of income taxes, primarily related to pension and other postretirement benefit plans and currency translation, was transferred to Mallinckrodt.
In connection with the separation, the Company entered into a transition services agreement pursuant to which Covidien and Mallinckrodt are providing to each other, on an interim transitional basis, various services. The services generally commenced on the separation date and terminate up to 24 months following the separation, although certain services may continue for longer periods. Services provided by Covidien include certain information technology, back office support and distribution and importation services for products in certain countries outside the United States. The charges for such services are generally intended to allow the service provider to recover all out-of-pocket costs and expenses and realize a predetermined profit equal to a mark-up of such out-of-pocket expenses. Billings by Covidien under the transition services agreement are recorded as a reduction of the costs to provide the respective service in the applicable expense category in the consolidated statement of income. The amount of profit recognized by the Company in fiscal 2013 was insignificant. This transitional support will enable Mallinckrodt to establish its stand-alone processes for various activities that were previously provided by Covidien and does not constitute significant continuing support of Mallinckrodt’s operations.
3. Acquisitions and License Agreements
Fiscal 2013 Acquisitions
Nfocus Neuromedical, Inc.—On February 19, 2013, the Company’s Medical Devices segment acquired all of the outstanding equity of Nfocus Neuromedical, Inc. (Nfocus), a developer of neurovascular intrasaccular devices, for total consideration of $72 million ($71 million, net of cash acquired). The total consideration was comprised of cash of $51 million ($50 million, net of cash acquired) and the fair value of contingent consideration of $21 million. This contingent consideration, which could total a maximum of $45 million, is discussed further in note 15. The acquisition of Nfocus complements and expands the Company’s vascular product portfolio.
CV Ingenuity—On January 10, 2013, the Company’s Medical Devices segment acquired all of the remaining outstanding equity of CV Ingenuity (CVI), a developer of a treatment for peripheral arterial disease, for total consideration of $216 million ($211 million, net of cash acquired). The total consideration was comprised of cash of $115 million ($110 million, net of cash acquired) and the fair value of contingent consideration of $101 million, of which $65 million was paid in fiscal 2013. As of

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 27, 2013, the Company’s maximum potential future contingent consideration payments associated with CVI totaled $82 million, for which the Company had recorded a liability of $41 million. Additional information regarding this contingent consideration is provided in note 15. The acquisition of CVI complements and expands the Company’s vascular product portfolio.
Fair Value Allocation of Assets Acquired and Liabilities Assumed—The following amounts represent the preliminary determination of the fair value of the identifiable assets acquired and liabilities assumed for CVI and Nfocus:

(Dollars in Millions)	CVI	Nfocus	Total
Deferred tax assets (current)	$6	$2	$8
Other current assets	4	2	6
Intangible assets	122	45	167
Goodwill (non-tax deductible)	117	30	147
Other assets	1	—	1
Total assets acquired	250	79	329
Contingent consideration (current)	61	—	61
Other current liabilities	3	12	15
Contingent consideration (non-current)	40	21	61
Deferred tax liabilities (non-current)	31	(5)	26
Total liabilities assumed	135	28	163
Net assets acquired	$115	$51	$166
In-process Research and Development—Intangible assets acquired consist of $122 million of in-process research and development related to the acquisition of CVI and $45 million of in-process research and development related to the acquisition of Nfocus. The $122 million of in-process research and development for CVI relates to a drug coated balloon platform to be used in the treatment of peripheral arterial disease. The $45 million of in-process research and development for Nfocus relates to a mesh basket implant product used in the treatment of brain aneurysms. As of each acquisition date, development, testing, clinical trials and regulatory approvals were required in order to bring these products to market. As of September 27, 2013, the Company estimates that the total cost to complete the peripheral arterial disease product will be $62 million. The Company expects to receive all regulatory approvals for this product by 2017. The estimated total cost to complete the product used in the treatment of brain aneurysms is insignificant. Regulatory approvals for this product are expected to be received by 2018. The Company determined the valuation of each in-process research and development project using management’s estimate of future revenue and expected profitability of the products after taking into account an estimate of future expenses necessary to bring the products to completion. These projected cash flows were then discounted to their present values using discount rates which were considered commensurate with the risks and stages of development of the respective products. Discount rates of 13% and 19% were used for the peripheral arterial disease and brain aneurysm products, respectively.
Goodwill—The technologies offered by CVI and Nfocus contributed to acquisition prices in excess of the fair values of net assets acquired, which resulted in the establishment of goodwill.
As of September 27, 2013, the Company had not yet finalized its deferred tax assets and liabilities for the CVI acquisition, the impact of which is not expected to have a significant effect on the Company’s financial condition.
Financial Results and Acquisition-Related Costs—The amount of net sales, earnings and transaction and integration costs associated with the acquisitions discussed above included in the Company’s results for the fiscal year September 27, 2013 were insignificant.
Unaudited Pro Forma Financial Information—The following unaudited pro forma financial information summarizes the results of operations for the periods indicated as if the acquisitions of CVI and Nfocus had been completed as of the beginning of fiscal 2012.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The pro forma financial information is based on the historical financial information for Covidien, CVI and Nfocus and reflects the following pro forma adjustments:

•	A decrease in interest income for cash used to fund the acquisitions;

•	Elimination of direct acquisition transaction costs and restructuring charges in fiscal 2013 and inclusion of such items in fiscal 2012;

•	Elimination of the Company’s gain associated with the acquisition of CVI in fiscal 2013 and inclusion of such gain in fiscal 2012;

•	Tax impact of all of the above adjustments; and

•
Elimination of the historical income tax expense for each of the acquired companies and inclusion of income tax expense on the historical results of each of the acquired companies using the respective jurisdictional tax rates.

(Dollars in Millions, Except per Share Data)	2013	2012
Net sales	$10,235	$9,851
Income from continuing operations	1,581	1,628
Net income	1,681	1,896
Basic earnings per share:
Income from continuing operations	$3.39	$3.38
Net income	3.60	3.94
Diluted earnings per share:
Income from continuing operations	$3.36	$3.35
Net income	3.57	3.90
The unaudited pro forma financial information above is not indicative of the results that would have actually been obtained if the acquisitions had occurred as of the beginning of fiscal 2012, or that may be obtained in the future. No effect has been given to cost reductions or operating synergies relating to the integration of these companies.
Fiscal 2012 Acquisitions
MindFrame, Inc.—On July 2, 2012, the Company’s Medical Devices segment acquired all of the outstanding equity of MindFrame, Inc., a designer and manufacturer of devices designed to optimize rapid perfusion and clot removal in the treatment of patients suffering from ischemic stroke, for total consideration of $76 million ($72 million, net of cash acquired). The total consideration was comprised of cash of $74 million ($70 million, net of cash acquired) and debt assumed of $2 million, which was subsequently repaid. The acquisition of MindFrame broadens the Company’s product offerings for the treatment of acute ischemic stroke.
Oridion Systems Ltd.—On June 26, 2012, the Company’s Medical Devices segment acquired all of the outstanding equity of Oridion Systems Ltd. (Oridion), a developer of patient monitoring systems, for cash of $337 million ($327 million, net of cash acquired). The acquisition of Oridion complements the Company’s existing product portfolio of pulse oximeters and monitoring products.
superDimension, Ltd.—On May 15, 2012, the Company’s Medical Devices segment acquired all of the remaining outstanding equity of superDimension, Ltd., a developer of minimally invasive interventional pulmonology devices, for total consideration of $292 million ($284 million, net of cash acquired). The total consideration was comprised of cash of $249 million ($241 million, net of cash acquired); debt assumed of $21 million, which was subsequently repaid; and the fair value of contingent consideration of $22 million, of which $8 million was paid in fiscal 2013. As of September 27, 2013, the Company’s maximum potential future contingent consideration payments associated with superDimension were $42 million. Additional information regarding this contingent consideration is provided in note 15. The acquisition of superDimension allows the Company to deliver more comprehensive solutions in the evaluation and treatment of lung disease.
Newport Medical Instruments, Inc.—On May 1, 2012, the Company’s Medical Devices segment acquired all of the outstanding equity of Newport Medical Instruments, Inc. (Newport), a designer and manufacturer of ventilators, for total consideration of $103 million ($101 million, net of cash acquired). The total consideration was comprised of cash of $94 million ($92 million, net of cash acquired) and debt assumed of $9 million, which was subsequently repaid. The acquisition of Newport complements the Company’s existing portfolio of acute care and home care ventilation solutions and broadens the Company’s ventilation platforms.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Maya Medical—On April 20, 2012, the Company’s Medical Devices segment acquired all of the outstanding equity of Maya Medical (Maya), a developer of a treatment for hypertension, for total consideration of $106 million. The total consideration was comprised of cash of $49 million; debt assumed of $10 million, which was subsequently repaid; and the fair value of contingent consideration of $47 million, of which $17 million was paid in fiscal 2013. As of September 27, 2013, the Company’s maximum potential future contingent consideration payments associated with the Maya acquisition were $150 million. Additional information regarding this contingent consideration is provided in note 15. The acquisition of Maya expands the Company’s ability to treat vascular diseases by allowing it to enter the hypertension market.
BÂRRX Medical, Inc.—On January 5, 2012, the Company’s Medical Devices segment acquired all of the outstanding equity of BÂRRX Medical, Inc. (BÂRRX), a developer of bipolar radiofrequency ablation devices used in the treatment of Barrett’s esophagus syndrome, for total consideration of $409 million ($393 million, net of cash acquired). The total consideration was comprised of a cash payment of $338 million ($322 million, net of cash acquired) and the fair value of contingent consideration of $71 million, which could total a maximum of $75 million. The Company paid $10 million and $50 million of this contingent consideration in fiscal 2013 and 2012, respectively. The acquisition of BÂRRX expands the Company’s ability to treat gastrointestinal diseases.
Fair Value Allocation of Assets Acquired and Liabilities Assumed—The following amounts represent the final fair value of the identifiable assets acquired and liabilities assumed:

(Dollars in Millions)	Oridion	superDimension	BÂRRX	All Other	Total
Deferred tax assets (current)	$1	$33	$28	$9	$71
Other current assets(1)	64	18	28	37	147
Intangible assets	142	84	139	127	492
Goodwill (non-tax deductible)	177	226	265	193	861
Other assets	7	2	1	8	18
Total assets acquired	391	363	461	374	1,589
Contingent consideration (current)	—	11	56	20	87
Other current liabilities	16	50	6	30	102
Contingent consideration (non-current)	—	11	15	40	66
Deferred tax liabilities (non-current)	36	14	46	26	122
Other liabilities	2	28	—	10	40
Total liabilities assumed	54	114	123	126	417
Net assets acquired	$337	$249	$338	$248	$1,172

(1)
Amounts include $12 million, $5 million, $6 million and $11 million of accounts receivable for Oridion, superDimension, BÂRRX and all other acquisitions, respectively, which are also the gross contractual values. As of each acquisition date, the fair value of accounts receivable approximated carrying value.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible assets acquired consist of the following:

(Dollars in Millions)	Amount	Weighted-Average Amortization Period
Oridion
Completed technology	$67	15 years
Customer relationships	75	11 years
	$142	13 years
superDimension
Completed technology	$47	11 years
Customer relationships	26	12 years
In-process research and development	9	Non-Amortizable
Trademarks	2	6 years
	$84	11 years
BÂRRX
Completed technology	$85	15 years
Customer relationships	54	11 years
	$139	13 years
All Other
Completed technology	$104	14 years
Customer relationships	7	7 years
In-process research and development	16	Non-Amortizable
	$127	13 years
Total
Completed technology	$303	14 years
Customer relationships	162	11 years
In-process research and development	25	Non-Amortizable
Trademarks	2	5 years
	$492	13 years

The benefits of adding a key capnography monitoring technology that monitors the adequacy of ventilation to the Company’s Patient Monitoring product portfolio contributed to an acquisition price in excess of the fair value of net assets acquired for Oridion, which resulted in the establishment of goodwill. Similarly, the benefits of adding the i·Logic™ System, which facilitates the evaluation of lung lesions, to the Company’s Advanced Surgical product portfolio contributed to an acquisition price in excess of the fair value of net assets acquired for superDimension, which resulted in the establishment of goodwill. Finally, the benefits of adding a clinically proven radiofrequency ablation device to the Company’s Advanced Surgical product portfolio contributed to an acquisition price in excess of the fair value of net assets acquired for BÂRRX, which resulted in the establishment of goodwill. As high growth companies, each of these acquisitions commanded a purchase price premium. The synergies expected to result from combining infrastructures and leveraging operational expenses also contributed to the establishment of goodwill for each of these acquisitions.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Results—The amount of net sales and earnings included in the Company’s fiscal 2012 results for each of the acquisitions discussed above were as follows:

(Dollars in Millions)
Net sales
Oridion	$20
superDimension	12
BÂRRX	29
All other	18
$79

Operating loss(1)
Oridion	$(18)
superDimension	(16)
BÂRRX	(20)
All other	(25)
$(79)

(1)	Amounts include restructuring charges, charges to cost of goods sold related to the sale of acquired inventory that had been written up to fair value upon acquisition and transaction costs.
Acquisition-Related Costs—Acquisition-related costs incurred in fiscal 2012 for each of the acquisitions discussed above were as follows:

(Dollars in Millions)	Transaction Costs	Inventory Charges	Total
Oridion	$5	$8	$13
superDimension	9	1	10
BÂRRX	5	3	8
All other	1	5	6
Total acquisition-related costs	$20	$17	$37

Transaction costs were included in selling, general and administrative expenses and primarily consisted of advisory and legal fees. Inventory charges were included in cost of goods sold and resulted from the sale of acquired inventory that had been written up to fair value upon acquisition. In addition to these acquisition-related costs, during fiscal 2012, the Company recorded a $6 million gain associated with the acquisition of superDimension, which was included in other income, net and $5 million of integration costs, which were included in restructuring charges, net.
Unaudited Pro Forma Financial Information—The following unaudited pro forma financial information summarizes the results of operations for the periods indicated as if the acquisitions of Mindframe, Oridion, superDimension, Newport, Maya and BÂRRX had been completed as of the beginning of fiscal 2011. The pro forma financial information is based on the historical financial information for Covidien, Mindframe, Oridion, superDimension, Newport, Maya and BÂRRX and reflects the following pro forma adjustments:

•
Elimination of historical amortization expense and depreciation expense for each of the acquired companies and additional amortization and depreciation expense related to the fair value of intangible assets and property, plant and equipment acquired;

•	A decrease in interest income for cash used to fund the acquisitions and repay debt assumed;

•	Elimination of historical interest expense associated with debt assumed that was immediately repaid;

•
Elimination of direct acquisition transaction costs, restructuring charges and charges included in cost of goods sold related to the sale of acquired inventory that had been written up to fair value upon acquisition from fiscal 2012 and inclusion of such items in fiscal 2011;

•	Elimination of the Company’s gain associated with the acquisition of superDimension in fiscal 2012 and inclusion of such gain in fiscal 2011;

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Tax impact of all of the above adjustments; and

•
Elimination of the historical income tax expense for each of the acquired companies and inclusion of income tax expense on the historical results of each of the acquired companies using the respective jurisdictional tax rates.

(Dollars in Millions, Except per Share Data)	2012	2011
Net sales	$9,958	$9,778
Income from continuing operations	1,627	1,527
Net income	1,896	1,815
Basic earnings per share:
Income from continuing operations	$3.38	$3.10
Net income	3.94	3.68
Diluted earnings per share:
Income from continuing operations	$3.35	$3.07
Net income	3.90	3.65
The unaudited pro forma financial information above is not indicative of the results that would have actually been obtained if the acquisitions had occurred as of the beginning of fiscal 2011 or that may be obtained in the future. No effect has been given to cost reductions or operating synergies relating to the integration of these companies.
License Agreements
On July 11, 2013, the Company’s Medical Devices segment entered into an exclusive license agreement for intellectual property. During fiscal 2013, the Company recorded research and development charges totaling $16 million associated with this agreement, comprised of an upfront cash payment and a milestone payment. Covidien will be required to make an additional payment of approximately €8 million ($11 million as of September 27, 2013) upon the first commercial sale of a product using the intellectual property. In connection with this agreement, the Company also committed to hiring a certain number of research and development personnel within a specified time frame.
In addition, on June 20, 2013, the Company's Medical Devices segment entered into a separate license agreement for intellectual property. This license arrangement included an upfront cash payment of $15 million, which was capitalized as an intangible asset.
On January 17, 2012, the Company’s Medical Devices segment entered into an exclusive license agreement which grants Covidien product rights for two medical device patent and product candidates that are designed to remove peripheral artery blockages. This license arrangement included an upfront cash payment of $12 million, which was included in research and development expenses. During fiscal 2012, the Company made regulatory-related milestone payments of $15 million, which were capitalized as an intangible asset. In addition, during fiscal 2013, the Company made a sales milestone payment of $11 million, which was also capitalized as an intangible asset. Covidien may be required to make additional payments of up to $39 million if certain sales milestones are achieved.
4. Restructuring and Related Charges, Net
In fiscal 2013, the Company launched a restructuring program designed to improve the Company’s cost structure. This program includes actions across the Company’s segments and corporate. Such actions include, among other things, reducing corporate expense, expanding the use of shared services in low-cost locations, outsourcing services where appropriate, streamlining the Company’s organizational structure, consolidating manufacturing locations, consolidating and optimizing distribution centers and expanding low-cost country sourcing. The Company expects to incur aggregate charges between $350 million and $450 million associated with these actions. These charges, which are recorded as the specific actions required to execute on these initiatives are identified and approved, are expected to be incurred through fiscal 2018. This program excludes restructuring actions associated with acquisitions.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In fiscal 2011, the Company launched a $275 million restructuring program designed to improve the Company’s cost structure. This program includes actions across all segments and corporate and excludes restructuring actions associated with acquisitions. Charges totaling approximately $50 million recorded under this program by the Company’s former Pharmaceuticals segment have been reclassified to discontinued operations. Accordingly, aggregate charges of approximately $225 million are expected to relate to the Company’s continuing operations. These charges, which are recorded as the specific actions required to execute on these initiatives are identified and approved, are expected to be incurred by the end of fiscal 2014.
In fiscal 2009, the Company launched a $200 million restructuring program which was also designed to improve the Company’s cost structure. Charges recorded under the 2009 program by the Company’s former Pharmaceuticals segment totaled approximately $40 million and have been reclassified to discontinued operations. Accordingly, aggregate charges of approximately $160 million under the 2009 are expected to relate to the Company’s continuing operations. The Company recorded charges as the specific actions required to execute on these initiatives were identified and approved. A few projects remain open under the 2009 program. This program excludes restructuring actions associated with acquisitions.
Net restructuring and related charges recognized in continuing operations, including actions associated with acquisitions, by segment are as follows:

(Dollars in Millions)	2013	2012	2011
Medical Devices	$91	$78	$112
U.S. Medical Supplies	11	3	1
Corporate	7	6	8
Restructuring and related charges, net	109	87	121
Less: accelerated depreciation	(4)	(5)	(7)
Restructuring charges, net	$105	$82	$114

Net restructuring and related charges recognized in continuing operations are comprised of the following:

(Dollars in Millions)	2013	2012	2011
Acquisition-related restructuring actions	$9	$17	$30
2013 program	23	—	—
2011 program	71	63	42
2009 and prior programs	6	7	49
Restructuring and related charges, net	109	87	121
Less: non-cash charges, including accelerated depreciation	(8)	(9)	(16)
Total charges expected to be settled in cash	$101	$78	$105

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes cash activity for restructuring reserves related to acquisitions:

(Dollars in Millions)	Employee Severance and Benefits	Other	Total
Balance at September 24, 2010	$9	$2	$11
Charges(1)	11	20	31
Changes in estimate	(2)	(1)	(3)
Cash payments	(8)	(19)	(27)
Balance at September 30, 2011	10	2	12
Charges(2)	9	10	19
Changes in estimate	(2)	(1)	(3)
Cash payments	(6)	(4)	(10)
Other	—	1	1
Balance at September 28, 2012	11	8	19
Charges(3)	5	6	11
Changes in estimate	(1)	(1)	(2)
Cash payments	(9)	(7)	(16)
Balance at September 27, 2013	$6	$6	$12

(1)	Substantially all of the amounts included in other charges for fiscal 2011 relate to the cancellation of distributor and supplier agreements.

(2)	Substantially all of the amounts included in other charges for fiscal 2012 relate to facility closures.

(3)	Amounts included in other charges for fiscal 2013 relate to the cancellation of distributor and supplier agreements and facility closures.
The following table summarizes cash activity for restructuring reserves related to the 2013, 2011, and 2009 and prior programs, substantially all of which relates to employee severance and benefits:

(Dollars in Millions)	2013 Program	2011 Program	2009 and Prior Programs	Total
Balance at September 24, 2010	$—	$—	$66	$66
Charges	—	47	59	106
Changes in estimate	—	—	(21)	(21)
Cash payments	—	(1)	(52)	(53)
Currency translation	—	(1)	—	(1)
Balance at September 30, 2011	—	45	52	97
Charges	—	75	3	78
Changes in estimate	—	(2)	(4)	(6)
Cash payments	—	(41)	(18)	(59)
Currency translation	—	(1)	—	(1)
Balance at September 28, 2012	—	76	33	109
Charges	23	89	1	113
Changes in estimate	—	(18)	(3)	(21)
Cash payments	(1)	(76)	(6)	(83)
Currency translation	—	2	—	2
Transfer of liabilities to Mallinckrodt	—	(10)	—	(10)
Balance at September 27, 2013	$22	$63	$25	$110
During fiscal 2011, the Company reversed $22 million of restructuring reserves primarily under the 2009 program, $10 million of which resulted from the determination that one of the restructuring actions within the U.S. Medical Supplies segment was no longer cost effective.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net restructuring and related charges, including associated asset impairments, incurred cumulative to date under the 2013, 2011 and 2009 programs are as follows:

(Dollars in Millions)	2013 Program	2011 Program	2009 Program
Medical Devices	$11	$163	$71
U.S. Medical Supplies	4	2	57
Corporate	8	11	10
Total	$23	$176	$138
In addition, net restructuring and related charges incurred cumulative to date for actions associated with acquisitions by the Company’s Medical Devices segment were $76 million.
At the end of fiscal 2013 and 2012, restructuring reserves are reported on the Company’s consolidated balance sheets as follows:

(Dollars in Millions)	2013	2012
Accrued and other current liabilities	$109	$89
Other liabilities	13	39
Restructuring reserves	$122	$128
5. Other Income, Net
Other income, net was comprised of the following:

(Dollars in Millions)	2013	2012	2011
Income under Tyco tax sharing agreement (note 20)	$71	$30	$29
Gain (loss) on investments, net	33	4	(7)
Loss on early retirement of debt	(20)	(9)	—
Gain on demutualization of insurance carrier	5	—	—
Other income, net	$89	$25	$22
Income under Tyco tax sharing agreement represents the increase to the receivable from Tyco International and TE Connectivity. These amounts reflect 58% of the interest and other income tax payable amounts recorded during each period that are subject to the Tyco tax sharing agreement.
During fiscal 2013, the Company recorded a net gain on investments primarily associated with its acquisition of CVI and the sale of an investment. In addition, the Company paid $41 million in connection with the extinguishment of a capital lease during fiscal 2013, which resulted in a $20 million loss on the early retirement of debt.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Income Taxes
Significant components of income taxes related to continuing operations are as follows:

(Dollars in Millions)	2013	2012	2011
Current:
United States:
Federal	$196	$234	$46
State	12	15	1
Non-U.S.	136	122	150
Current income tax provision	344	371	197
Deferred:
United States:
Federal	57	(104)	96
State	(4)	4	20
Non-U.S.	32	11	(14)
Deferred income tax provision (benefit)	85	(89)	102
Income tax expense	$429	$282	$299
Non-U.S. income from continuing operations before income taxes was $1.496 billion, $1.445 billion and $1.591 billion in fiscal 2013, 2012 and 2011, respectively.
The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s provision for income taxes on continuing operations is as follows:

(Dollars in Millions)	2013	2012	2011
Notional U.S. federal income taxes at the statutory rate	$710	$672	$658
Adjustments to reconcile to the income tax provision:
U.S. state income tax provision, net	5	16	30
Rate differences between non-U.S. and U.S. jurisdictions(1)	(488)	(444)	(455)
Valuation allowances	11	(67)	7
Adjustments to accrued income tax liabilities and uncertain tax positions	129	77	40
Withholding tax, net	14	7	8
Legal entity restructuring	33	—	—
Other	15	21	11
Provision for income taxes	$429	$282	$299

(1)	Excludes non-deductible charges and other items that are broken out separately in the table.
At the end of fiscal 2013 and 2012, income taxes receivable (payable), prepaid income taxes and deferred income tax charges are reported in the following consolidated balance sheet accounts in the amounts shown:

(Dollars in Millions)	2013	2012
Prepaid expenses and other current assets	$62	$74
Other assets	294	167
Income taxes payable (current)	(541)	(53)
Income taxes payable (non-current)(2)	(1,147)	(1,696)
	$(1,332)	$(1,508)

(2)	Non-current income taxes payable also includes anticipated refunds and other items not related to uncertain tax positions.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the activity related to the Company’s unrecognized tax benefits, excluding interest:

(Dollars in Millions)	2013	2012	2011
Balance at beginning of fiscal year	$1,425	$1,466	$1,553
Additions related to current year tax positions	37	28	27
Additions related to prior period tax positions	96	67	101
Reductions related to prior period tax positions	(11)	(25)	(139)
Settlements	(19)	(91)	(56)
Lapse of statute of limitations	(8)	(20)	(20)
Transfer to Mallinckrodt	(82)	—	—
Balance at end of fiscal year	1,438	1,425	1,466
Cash advance paid in connection with proposed settlements	(262)	(262)	(262)
Balance at end of fiscal year, net of cash advance paid	$1,176	$1,163	$1,204
 During fiscal 2011, the Company made a $404 million advance payment to the IRS in connection with the proposed settlement of certain tax matters arising from the 1997 through 2000 and 2001 through 2004 U.S. audit cycles. This payment was comprised of $262 million of tax, $137 million of interest and $5 million of penalties. Note 21 provides additional information regarding the Company’s income tax contingencies.
As of September 27, 2013, September 28, 2012 and September 30, 2011, the Company had unrecognized tax benefits that would impact the effective tax rate if recognized of $1.238 billion, $1.199 billion and $1.256 billion, respectively. The Company recognized $87 million, $48 million and $55 million of interest and penalties in continuing operations during fiscal 2013, 2012 and 2011, respectively. The Company had $577 million and $548 million for the payment of interest and penalties accrued at September 27, 2013 and September 28, 2012, respectively. The resolution of tax matters arising from the 1997 through 2007 U.S. audits, non-U.S. audits and other settlements or statute of limitations expirations, could result in a significant change in the Company’s unrecognized tax benefits. The Company estimates that within the next 12 months, its liability related to uncertain tax positions, excluding interest, could decrease by as much as $424 million primarily as a result of the anticipated partial settlement of the 2005 through 2007 U.S. audit cycle, which is discussed in note 21.
As of September 27, 2013, a summary of tax years that remain subject to examination in the Company’s major tax jurisdictions are as follows:

Jurisdiction	Earliest Year Open
United States—federal and state	1996
Australia	2009
Canada	2005
France	2008
Germany	2010
Ireland	2008
Italy	2005
Japan	2007
Mexico	2005
Netherlands	2008
Switzerland	2004
United Kingdom	2011

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred tax asset (liability) at the end of each fiscal year are as follows:

(Dollars in Millions)	2013	2012
Deferred tax assets:
Accrued liabilities and reserves	$348	$453
Tax loss and credit carryforwards	6,212	5,934
Inventories	56	100
Postretirement benefits	36	126
Federal and state benefit of uncertain tax positions	277	270
Deferred compensation	82	91
Other	75	122
	7,086	7,096
Deferred tax liabilities:
Property, plant and equipment	(138)	(289)
Intangible assets	(833)	(975)
Investment in partnership	(37)	(175)
	(1,008)	(1,439)
Net deferred tax asset before valuation allowances	6,078	5,657
Valuation allowances	(6,069)	(5,708)
Net deferred tax asset (liability)	$9	$(51)
Deferred taxes are reported in the following consolidated balance sheet accounts in the amounts shown:

(Dollars in Millions)	2013	2012
Deferred income taxes (current assets)	$456	$590
Other assets	163	193
Accrued and other current liabilities	(5)	(6)
Deferred income taxes (non-current liabilities)	(605)	(828)
Net deferred tax asset (liability)	$9	$(51)
At September 27, 2013, the Company had approximately $21.303 billion of net operating loss carryforwards in certain non-U.S. jurisdictions, of which $20.259 billion have no expiration, and the remaining $1.044 billion will expire in future years through 2033. Included in these net operating loss carryforwards are $19.737 billion of net operating losses related to a subsidiary of the Company, substantially all of which were recorded in fiscal 2008 as a result of the receipt of a favorable tax ruling from certain non-U.S. taxing authorities. The Company has recorded a full valuation allowance against these net operating losses as management believes that it is more likely than not that these net operating losses will not be utilized. The Company had $245 million of U.S. federal net operating loss carryforwards and $46 million of U.S. federal capital loss carryforwards at September 27, 2013, which will expire during fiscal 2014 through 2032. For U.S. state purposes, the Company had $760 million of net operating loss carryforwards and $8 million of capital loss carryforwards at September 27, 2013, which will expire during fiscal 2014 through 2033.
At September 27, 2013, the Company also had $42 million of tax credits available to reduce future income taxes payable, primarily in jurisdictions within the United States, of which $26 million have no expiration, and the remainder expire during fiscal 2014 through 2033.

The valuation allowances for deferred tax assets of $6.069 billion and $5.708 billion at September 27, 2013 and September 28, 2012, respectively, relate principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. The $361 million increase in the Company’s valuation allowance during fiscal 2013 was primarily due to the impact of currency translation. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets.
At September 27, 2013, the Company had certain potential non-U.S. tax attributes that had not been recorded in the consolidated financial statements, including $13.217 billion of non-U.S. special deductions with an indefinite carryforward

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

period. The Company has treated these amounts as special deductions for financial statement purposes since utilization is contingent upon the annual performance of certain economic factors. The Company intends to recognize the applicable portion of the special deduction annually at an estimated tax rate of between 1% and 3% when and if these economic factors are met.
During fiscal 2013, 2012 and 2011, the Company provided for U.S. and non-U.S. income and withholding taxes in the amount of $15 million, $7 million and $6 million, respectively, on earnings that were or are intended to be repatriated. In general, the remaining earnings of the Company’s subsidiaries are considered to be permanently reinvested. Income taxes are not provided on undistributed earnings of U.S. and non-U.S. subsidiaries that are either indefinitely reinvested or can be distributed on a tax free basis. As of September 27, 2013 and September 28, 2012, the cumulative amount of such undistributed earnings was $4.1 billion and $3.9 billion, respectively. Determining the tax liability that would arise if these earnings were remitted is not practicable.
7. Earnings per Share
The weighted-average ordinary shares used in the computations of basic and diluted earnings per share were as follows:

(In Millions)	2013	2012	2011
Basic shares	467	481	493
Effect of share options and restricted shares	4	5	4
Diluted shares	471	486	497
The computation of diluted earnings per share for fiscal 2013, 2012 and 2011 excludes approximately 1 million, 3 million and 6 million shares, respectively, of options and restricted share awards because either the effect would have been anti-dilutive or the performance criteria related to the awards had not yet been met.
8. Inventories
At the end of fiscal 2013 and 2012, inventories were comprised of:

(Dollars in Millions)	2013	2012
Purchased materials and manufactured parts	$289	$359
Work in process	169	355
Finished goods	894	1,058
Inventories	$1,352	$1,772
Aggregate reductions in the carrying value of inventories that were still on hand at September 27, 2013 and September 28, 2012, that were deemed to be excess, obsolete, slow-moving or, in any other fashion had a carrying value in excess of market, were $100 million and $128 million, respectively.
9. Property, Plant and Equipment
At the end of fiscal 2013 and 2012, property, plant and equipment at cost and accumulated depreciation were:

(Dollars in Millions)	2013	2012
Land	$77	$138
Buildings and related improvements	1,306	1,512
Machinery and equipment	2,793	3,655
Construction in progress	371	475
Accumulated depreciation	(2,535)	(2,908)
Property, plant and equipment, net	$2,012	$2,872
The amounts above include buildings and machinery and equipment under capital lease of $11 million and $67 million at September 27, 2013 and September 28, 2012. Accumulated amortization of capitalized lease assets was $3 million and $55 million at the end of fiscal 2013 and 2012, respectively. In addition, machinery and equipment includes capitalized software costs of $396 million and $454 million at September 27, 2013 and September 28, 2012, respectively. Accumulated amortization of capitalized software was $237 million and $292 million at the end of fiscal 2013 and 2012, respectively.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense from continuing operations, including amounts related to capitalized leased assets and demonstration equipment, was $319 million, $305 million and $304 million in fiscal 2013, 2012 and 2011, respectively. Demonstration equipment is included in other assets on the consolidated balance sheets.
10. Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for fiscal 2012 and 2013 were as follows:

(Dollars in Millions)	Medical Devices	Pharmaceuticals	U.S. Medical Supplies	Total
Goodwill at September 30, 2011	$6,812	$508	$363	$7,683
Acquisitions (note 3)	872	—	—	872
Currency translation	(13)	—	—	(13)
Goodwill at September 28, 2012	7,671	508	363	8,542
Acquisitions (note 3)	147	24	—	171
Currency translation and other	(9)	—	—	(9)
Transfer of goodwill to Mallinckrodt	—	(532)	—	(532)
Goodwill at September 27, 2013	$7,809	$—	$363	$8,172

The gross carrying amount and accumulated amortization of intangible assets at the end of fiscal 2013 and 2012 were as follows:

	2013		2012
(Dollars in Millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Completed technology	$2,229	$890	$2,577	$906
Customer relationships	959	213	960	155
Other	161	86	345	149
Total	$3,349	$1,189	$3,882	$1,210
Non-Amortizable:
Trademarks	$322		$354
In-process research and development	205		59
Total	$527		$413
Gross amortizable intangible assets, accumulated amortization and indefinite-lived intangible assets of $648 million, $271 million and $54 million, respectively, were transferred to Mallinckrodt in connection with the 2013 separation. Intangible asset amortization expense from continuing operations for fiscal 2013, 2012 and 2011 was $222 million, $197 million and $175 million, respectively. Amortization expense associated with the intangible assets included on the Company’s balance sheet as of September 27, 2013 is expected to be as follows:

(Dollars in Millions)
Fiscal 2014	$223
Fiscal 2015	222
Fiscal 2016	216
Fiscal 2017	213
Fiscal 2018	209

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Accrued and Other Current Liabilities
At the end of fiscal 2013 and 2012, accrued and other current liabilities were comprised of:

(Dollars in Millions)	2013	2012
Accrued payroll and employee benefits	$426	$490
Sales tax payable	148	149
Dividends payable	145	123
Restructuring reserves	109	89
Accrued interest	86	82
Accrued distributor fees	72	109
Due to Mallinckrodt	55	—
Self-insurance reserves	53	68
Contingent consideration	53	42
Other	439	609
Accrued and other current liabilities	$1,586	$1,761
12. Debt
At the end of fiscal 2013 and 2012, debt was comprised of:

(Dollars in Millions)	2013	2012
Current maturities of long-term debt:
1.88% senior notes due June 2013	$—	$500
Other	11	9
Total	11	509
Long-term debt:
Commercial paper program	—	210
1.35% senior notes due May 2015	600	600
2.80% senior notes due June 2015	400	400
6.00% senior notes due October 2017	1,150	1,150
4.20% senior notes due June 2020	600	600
3.20% senior notes due June 2022	650	650
2.95% senior notes due June 2023	750	—
6.55% senior notes due October 2037	850	850
Other	18	71
Total	5,018	4,531
Total debt	$5,029	$5,040
On May 16, 2013, Covidien International Finance S.A. (CIFSA), a wholly-owned subsidiary of the Company, issued $750 million aggregate principal amount of 2.95% senior notes due June 2023. The notes are fully and unconditionally guaranteed by both Covidien plc and Covidien Ltd. The net proceeds of $743 million were used to fund the redemption of CIFSA’s $500 million 1.88% senior notes due June 2013 and for general corporate purposes.
In connection with the 2013 separation, on April 11, 2013, Mallinckrodt International Finance S.A. (MIFSA), previously a wholly-owned subsidiary of Covidien, issued $300 million aggregate principal amount of 3.50% senior notes due April 2018 and $600 million aggregate principal amount of 4.75% senior notes due April 2023 for aggregate net proceeds of approximately $886 million. Upon completion of the 2013 separation, MIFSA became a wholly-owned subsidiary of Mallinckrodt plc. While MIFSA retained the debt, MIFSA retained for general corporate purposes only an amount of the net proceeds that, together with cash held by its subsidiaries totaled $180 million. The remainder of the net proceeds was retained by Covidien for general corporate purposes.
CIFSA has a $1.5 billion five-year unsecured senior revolving credit facility expiring in August 2016. CIFSA may increase this facility by up to $500 million to a maximum of $2.0 billion provided certain borrowing conditions are met.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Borrowings under this credit facility bear interest, at the Company’s option, at a base rate or LIBOR, plus a margin dependent on the Company’s credit ratings. CIFSA is required to pay a facility fee between 7.5 to 25 basis points, depending on its credit rating, on the aggregate unused amount under the facility. The credit facility agreement contains a covenant limiting the Company’s ratio of debt to earnings before interest, income taxes, depreciation and amortization. In addition, the agreement contains other customary covenants, none of which are considered restrictive to the Company’s operations. Borrowings under this credit facility are fully and unconditionally guaranteed by Covidien plc. No amount was outstanding under this credit facility at September 27, 2013 or September 28, 2012.
CIFSA also has a commercial paper program. The notes issued under this program are fully and unconditionally guaranteed by both Covidien plc and Covidien Ltd. Proceeds from the sale of the notes are used for working capital and other corporate purposes. No amount was outstanding at September 27, 2013. The weighted-average interest rate on the notes outstanding under the commercial paper program was 0.5% at September 28, 2012. CIFSA is required to maintain an available unused balance under its revolving credit facility sufficient to support amounts outstanding under the commercial paper program.

The aggregate amounts of debt maturing during the next five fiscal years and thereafter are as follows:

(Dollars in Millions)
Fiscal 2014	$11
Fiscal 2015	1,006
Fiscal 2016	6
Fiscal 2017	7
Fiscal 2018	1,152
Thereafter	2,847
13. Guarantees
In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks and liabilities, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities related to periods prior to disposition. Except as discussed below, the Company generally does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on its results of operations, financial condition or cash flows.
In connection with the sale of the Specialty Chemicals business in fiscal 2010, the Company’s former Pharmaceuticals business agreed to indemnify the purchaser with respect to various matters, including certain environmental, health, safety, tax and other matters up to a maximum of $82 million. The indemnification obligations relating to environmental, health and safety matters have a term of 17 years, while some of the other indemnification obligations have an indefinite term. The amount of the liability relating to all of these indemnification obligations included in other liabilities on the Company’s consolidated balance sheet at September 28, 2012 was $22 million, of which $18 million related to environmental, health and safety matters. The value of the environmental, health and safety indemnity was measured based on the probability-weighted present value of the costs expected to be incurred to address environmental, health and safety claims made under the indemnity. The Company was required to pay $30 million into an escrow account as collateral for all of these indemnification obligations to the purchaser, of which $25 million remained in other assets on the consolidated balance sheet at September 28, 2012. During fiscal 2013, the Company transferred the liability and the funds held in escrow to Mallinckrodt in connection with the 2013 separation. CIFSA remains a guarantor of this liability; however, the value associated with the guarantee is insignificant.
The Company has recorded liabilities for known indemnification obligations included as part of environmental liabilities, which are discussed in note 21. In addition, the Company is liable for product performance; however in the opinion of management, such obligations will not significantly affect the Company’s results of operations, financial condition or cash flows.
As of September 27, 2013, the Company had various outstanding letters of credit and guarantee and surety bonds totaling $194 million, none of which were individually significant.
In connection with the 2013 separation, Mallinckrodt assumed the tax liabilities that are attributable to its subsidiaries, which total $160 million. Covidien has indemnified Mallinckrodt to the extent that such tax liabilities arising from periods prior to fiscal 2013 exceed $200 million, net of certain tax benefits realized. In addition, in connection with the 2013 separation, the

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company entered into certain other guarantee commitments and indemnifications with Mallinckrodt. The values attributable to the tax indemnification and other guarantees were insignificant. Additionally, in connection with the 2007 separation, the Company entered into certain guarantee commitments and indemnifications with Tyco International and TE Connectivity, which are discussed in note 20.
14. Derivative Instruments
The Company is exposed to certain risks relating to its business operations. Risks that relate to interest rate exposure, foreign exchange exposure and certain commodity price exposures are managed by using derivative instruments. The Company uses interest rate swaps to manage interest rate exposure. Foreign currency option and forward contracts are used to economically manage the foreign exchange exposures of operations outside the United States. Swap contracts on commodities are periodically entered into to manage the price risk associated with forecasted purchases of commodities used in the Company’s manufacturing processes.
The Company recognizes all derivative instruments as either assets or liabilities at fair value on the consolidated balance sheet. Changes in a derivative financial instrument’s fair value are recognized in earnings unless specific hedge criteria are met. The Company has designated certain interest rate lock contracts and certain commodity swap contracts as cash flow hedges. The Company has not designated the foreign currency forward and option contracts as hedging instruments.
Interest Rate Exposure
Fair Value Hedges—During fiscal 2011, CIFSA entered into interest rate swaps to convert its senior notes due in 2017 from fixed-rate debt to variable rate debt. These swaps were subsequently terminated during the fourth quarter of fiscal 2011. Since the interest rate swaps were designated as hedging instruments of outstanding debt, the $23 million gain is being amortized to interest expense over the remaining life of the related debt.
Cash Flow Hedges—During fiscal 2007, CIFSA entered into a series of forward interest rate lock contracts to hedge the risk of variability in the market interest rates prior to the issuance of fixed rate senior notes. The rate locks were designated as cash flow hedges at inception and were terminated in fiscal 2007 and fiscal 2008 prior to the issuance of the notes in accordance with their terms. The rate locks were considered to be highly effective, accordingly, the loss that resulted upon termination of the rate locks was recorded in accumulated other comprehensive income and is being amortized to interest expense over the terms of the notes. As of September 27, 2013 and September 28, 2012, the amount of this loss that remained in accumulated other comprehensive income was $37 million and $40 million, respectively.
Foreign Exchange Exposure
Derivatives not Designated as Hedging Instruments—The Company’s operations outside the United States are significant. As a result, the Company has foreign exchange exposure on the translation of the financial statements and on transactions denominated in foreign currencies. The Company’s policy is to use various forward and option contracts to economically manage foreign currency exposures on accounts and notes receivable, accounts payable, intercompany loans and forecasted transactions that are denominated in certain foreign currencies, principally the euro, as well as approximately 20 other currencies. The Company generally manages its exposure for forecasted transactions for the upcoming 12 months. All forward and option contracts are recorded on the consolidated balance sheet at fair value. At September 27, 2013, the Company had foreign currency forward and option contracts outstanding with a notional amount of $1.433 billion. These contracts do not meet the necessary criteria to qualify for hedge accounting; accordingly, changes in fair value are recognized in earnings.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net gains and losses from foreign currency transaction exposures and the impact of related hedges included in continuing operations was as follows:

(Dollars in Millions)	2013	2012	2011
Cost of goods sold:
(Loss) gain on foreign currency transaction exposures	$(34)	$10	$(32)
Gain (loss) on foreign currency hedge contracts	6	(12)	11
Net foreign currency loss	$(28)	$(2)	$(21)

Selling, general and administrative expenses:
Gain (loss) on foreign currency transaction exposures	$3	$(9)	$(24)
(Loss) gain on foreign currency hedge contracts	(7)	10	10
Net foreign currency (loss) gain	$(4)	$1	$(14)

Total:
(Loss) gain on foreign currency transaction exposures	$(31)	$1	$(56)
(Loss) gain on foreign currency hedge contracts	(1)	(2)	21
Net foreign currency loss	$(32)	$(1)	$(35)

Fair Value of Derivative Instruments
The fair value of foreign exchange forward and option contracts not designated as hedging instruments are included in the following consolidated balance sheet accounts in the amounts shown at the end of each fiscal year:

(Dollars in Millions)	2013	2012
Derivative Assets:
Prepaid expenses and other current assets	$7	$14
Accrued and other current liabilities	10	7
	$17	$21
Derivative Liabilities:
Prepaid expenses and other current assets	$1	$3
Accrued and other current liabilities	38	27
	$39	$30
15. Financial Instruments and Fair Value Measurements
Fair value is defined as the exit price that would be received from the sale of an asset or paid to transfer a liability, using assumptions that market participants would use in pricing an asset or liability. The fair value guidance establishes a three-level hierarchy, which maximizes the use of observable inputs and minimizes the use of unobservable inputs used in measuring fair value. The levels within the hierarchy are as follows:

Level 1—observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2—significant other observable inputs that are observable either directly or indirectly; and

Level 3—significant unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables provide a summary of the significant assets and liabilities that are measured at fair value on a recurring basis at September 27, 2013 and September 28, 2012:

(Dollars in Millions)	2013	Basis of Fair Value Measurement
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Foreign currency contracts	$17	$—	$17	$—
Total assets at fair value	$17	$—	$17	$—
Liabilities:
Foreign currency contracts	$39	$—	$39	$—
Deferred compensation liabilities	114	—	114	—
Contingent consideration	127	—	—	127
Total liabilities at fair value	$280	$—	$153	$127

(Dollars in Millions)	2012	Basis of Fair Value Measurement
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Foreign currency contracts	$21	$—	$21	$—
Debt and equity securities held in rabbi trust	36	21	15	—
Total assets at fair value	$57	$21	$36	$—
Liabilities:
Foreign currency contracts	$30	$—	$30	$—
Deferred compensation liabilities	103	—	103	—
Contingent consideration	108	—	—	108
Total liabilities at fair value	$241	$—	$133	$108
Foreign currency contracts—The fair values of foreign currency contracts were measured using significant other observable inputs and valued by reference to over-the-counter quoted market prices for similar instruments. The Company does not believe that the fair values of these derivative instruments differ significantly from the amounts that could be realized upon settlement or maturity, or that the changes in fair value will have a significant effect on its results of operations, financial condition or cash flows.
Debt and equity securities held in rabbi trust—Debt securities held in the rabbi trust primarily consist of U.S. government and agency securities and corporate bonds. Where quoted prices are available in an active market, the investments are classified as level 1. When quoted market prices for a security are not available in an active market, they are classified as level 2. Equity securities held in the rabbi trust primarily consist of U.S. common stocks, which are valued using quoted market prices reported on nationally recognized securities exchanges. These debt and equity securities were transferred to Mallinckrodt in connection with the 2013 separation.
Deferred compensation liabilities—The Company maintains a non-qualified deferred compensation plan in the United States, which permits eligible employees to defer a portion of their compensation. A recordkeeping account is set up for each participant and the participant chooses from a variety of funds for the deemed investment of their accounts. The measurement funds generally correspond to the funds offered in the Company’s U.S. tax-qualified retirement plan and the account balance fluctuates with the investment returns on those funds.
Contingent consideration—The fair values of contingent consideration are based on significant unobservable inputs, including management estimates and assumptions, and are measured based on the probability-weighted present value of the

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

payments expected to be made. Accordingly, the fair values of contingent consideration have been classified as level 3 within the fair value hierarchy.
During fiscal 2013, the Company recorded contingent consideration of $21 million upon the acquisition of Nfocus. This contingent consideration, which could potentially total a maximum of $45 million, consists of $25 million in milestone payments related to the achievement of certain regulatory approvals and $20 million in milestone payments related to the achievement of sales targets. The amount of contingent consideration recorded relates entirely to the achievement of the regulatory approvals; no value has been assigned to the achievement of the sales targets.
In addition, during fiscal 2013, the Company recorded contingent consideration of $101 million upon the acquisition of CVI and an additional $5 million upon the achievement of a regulatory approval. This contingent consideration, which could potentially total a maximum of $147 million, consists of $108 million in milestone payments related to the achievement of certain regulatory approvals and $39 million in milestone payments related to the achievement of sales targets. During fiscal 2013, the Company paid $65 million upon the achievement of a regulatory approval. As of September 27, 2013, the Company’s maximum future contingent consideration payments associated with CVI totaled $82 million, for which the Company had recorded a liability of $30 million related to the achievement of regulatory approvals and $11 million related to the achievement of sales targets.
As of September 27, 2013, the Company’s maximum potential future contingent consideration payments associated with the Maya acquisition was $150 million. During fiscal 2013, the Company paid $17 million upon the first commercial sale outside of the United States of a radiofrequency energy-based renal denervation device to treat hypertension (RF Device). As of September 27, 2013, the Company’s maximum future contingent consideration payments associated with the RF Device were $50 million, $20 million of which was based upon the successful completion of a post-market clinical trial within the required timeframe, for which the Company had recorded a liability of $20 million. The remaining $30 million was based on the achievement of sales targets, for which the Company had recorded a liability of $5 million.
In addition, as of September 27, 2013, the Company’s maximum future contingent consideration payments related to a device that delivers a chemical agent to cause renal denervation to treat hypertension (Drug Device) totaled $100 million. This contingent consideration consisted of $25 million based on the successful completion of a pre-clinical trial study, $25 million based on the successful completion of a clinical trial and $10 million upon the first commercial sale of the product outside of the United States. The Company applied probability rates of 5% or less to each of these milestones and accordingly, the value of this contingent consideration is insignificant. In addition, the Company may be obligated to pay up to a maximum of $40 million based on the achievement of sales targets. As of September 27, 2013, the Company had assigned no value to this contingent consideration.
As of September 27, 2013, the Company’s maximum potential future contingent consideration payments associated with the BÂRRX acquisition was $15 million, for which the Company has recorded a liability for the full amount. Payment of this contingent consideration is based on maintaining certain health insurance coverage targets for procedures utilizing BÂRRX devices.
As of September 27, 2013, the Company’s maximum potential future contingent consideration payments associated with two other fiscal 2012 acquisitions totaled $62 million, for which the Company had a recorded liability of $23 million on its consolidated balance sheet. This contingent consideration primarily relates to the acquisition of superDimension and is based on the achievement of sales targets.

In connection with the fiscal 2010 acquisition of ev3, the Company assumed an agreement to pay milestone-based contingent payments of up to $75 million upon the U.S. Food and Drug Administration pre-market approval of the Pipeline® Embolization Device. This amount was paid during fiscal 2011.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a reconciliation of changes in the fair value of contingent consideration:

(Dollars in Millions)
Balance at September 30, 2011	$—
Acquisition date fair value of contingent consideration	153
Change in fair value included in selling, general and administrative expenses	5
Payments	(50)
Balance at September 28, 2012	108
Acquisition date fair value of contingent consideration	122
Change in fair value included in selling, general and administrative expenses	(3)
Payments	(100)
Balance at September 27, 2013	$127
Financial Instruments Not Measured at Fair Value
The fair value of cash and cash equivalents approximate carrying value since cash equivalents consist of liquid investments with a maturity of three months or less (level 1). The fair value of restricted cash is equivalent to its carrying value of $27 million and $50 million as of September 27, 2013 and September 28, 2012, respectively (level 1), substantially all of which is included in other assets on the consolidated balance sheets. The Company’s life insurance contracts are carried at cash surrender value (level 3). The fair value of these contracts approximates the carrying value of $24 million and $88 million at September 27, 2013 and September 28, 2012, respectively. The decrease in the fair value and carrying value of these contracts primarily resulted from the transfer of a portion of these assets to Mallinckrodt in connection with the 2013 separation. The fair value of long-term debt, including both current and non-current maturities, is based upon quoted prices in active markets for similar instruments (level 2) and was approximately $5.433 billion and $5.835 billion at September 27, 2013 and September 28, 2012, respectively. It is not practicable to estimate the fair value of the Company’s guaranteed contingent tax liabilities and the related amount due from former parent and affiliate.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents, derivative financial instruments and accounts receivable. The Company invests its excess cash in deposits or money market funds and diversifies the concentration of cash among different financial institutions that have at least an A credit rating. Counterparties to the Company’s derivative financial instruments are limited to major financial institutions with at least a Moody’s and Standard & Poor’s long-term debt rating of A/A2. While the Company does not require collateral or other security to be furnished by the counterparties to its derivative financial instruments, it minimizes exposure to credit risk by dealing with a diversified group of major financial institutions and actively monitoring outstanding positions.
Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the Company’s large number of customers and their diversity across many geographic areas. A portion of the Company’s trade accounts receivable outside the United States, however, include sales to government-owned or supported healthcare systems in several countries, which are subject to payment delays. Payment is dependent upon the financial stability of those countries’ national economies and the creditworthiness of those countries’ national governments. Deteriorating credit and economic conditions in parts of Western Europe, particularly in Spain, Italy and Portugal, may continue to increase the average length of time it takes the Company to collect its accounts receivable in certain regions within these countries. The Company routinely evaluates all government receivables for potential collection risks associated with the availability of government funding and reimbursement practices. While the Company has not incurred significant losses on government receivables, if the financial condition of customers or the countries’ healthcare systems continue to deteriorate such that their ability to make payments is uncertain, charges may be required in future periods.
In fiscal 2011, the Company received $98 million in non-interest bearing bonds from the Greek government to repay certain of its past due receivables and sold substantially all of these bonds for proceeds of $71 million. Since reserves had been established on the related receivables in previous periods, the Company recorded a gain on the sale of these bonds, the amount of which was insignificant.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s aggregate accounts receivable, net of the allowance for doubtful accounts, in Spain, Italy and Portugal and as a percent of the Company’s total accounts receivable at the end of each fiscal year are as follows:

(Dollars in Millions)	2013	2012	2011
Accounts receivable, net in Spain, Italy and Portugal	$406	$391	$563
Percentage of total accounts receivable, net	27%	23%	32%
Net sales to customers in Spain, Italy and Portugal totaled $606 million, $587 million and $668 million in fiscal 2013, 2012 and 2011, respectively. At the end of June 2012, the Company collected $248 million from the Spanish government, which related to 2011 and prior invoices. Accounts receivable, net in Spain, Italy and Portugal over 365 days past due were $54 million and $28 million as of September 27, 2013 and September 28, 2012, respectively.
16. Retirement Plans
Defined Benefit Pension Plans—The Company sponsors a number of defined benefit retirement plans covering certain of its U.S. and non-U.S. employees. Following the 2013 separation, the Company has only one U.S. plan remaining.
The net periodic benefit cost for the Company's defined benefit pension plans is as follows:

	U.S. Plans			Non-U.S. Plans
(Dollars in Millions)	2013	2012	2011	2013	2012	2011
Service cost	$2	$4	$4	$16	$16	$18
Interest cost	17	25	28	15	17	16
Expected return on plan assets	(29)	(30)	(31)	(11)	(13)	(13)
Amortization of prior service cost	—	—	1	—	—	—
Amortization of net actuarial loss	17	21	19	4	4	5
Plan settlements and curtailments	5	—	13	—	—	1
Net pension costs related to Mallinckrodt	(7)	(12)	(26)	(4)	(3)	(5)
Net periodic benefit cost included in continuing operations	$5	$8	$8	$20	$21	$22
Weighted-average assumptions used to determine net pension cost during the year:
Discount rate	3.5%	4.4%	4.9%	3.6%	4.4%	4.2%
Expected return on plan assets	7.4%	7.4%	7.4%	4.0%	4.4%	4.6%
Rate of compensation increase	—%	2.8%	2.8%	3.5%	3.5%	3.6%

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table represents the changes in benefit obligations, plan assets and the net amounts recognized on the consolidated balance sheet for the Company's defined benefit plans at the end of fiscal 2013 and 2012:

	U.S. Plans		Non-U.S. Plans
(Dollars in Millions)	2013	2012	2013	2012
Change in benefit obligations:
Projected benefit obligations at beginning of year	$641	$603	$450	$396
Service cost	2	4	16	16
Interest cost	17	25	15	17
Employee contributions	—	—	2	2
Actuarial (gain) loss	(13)	54	25	46
Benefits and administrative expenses paid	(49)	(45)	(18)	(19)
Plan settlements	—	—	(1)	(1)
Currency translation and other	—	—	(7)	(7)
Transfer to Mallinckrodt	(403)	—	(146)	—
Projected benefit obligations at end of year	$195	$641	$336	$450
Change in plan assets:
Fair value of plan assets at beginning of year	$486	$430	$315	$288
Actual return on plan assets	17	73	32	31
Employer contributions	52	28	23	19
Employee contributions	—	—	2	2
Benefits and administrative expenses paid	(49)	(45)	(18)	(19)
Plan settlements	—	—	(1)	(1)
Currency translation and other	—	—	(6)	(5)
Transfer to Mallinckrodt	(331)	—	(131)	—
Fair value of plan assets at end of year	$175	$486	$216	$315
Funded status at end of year	$(20)	$(155)	$(120)	$(135)
Amounts recognized on the consolidated balance sheet:
Non-current assets	$11	$3	$1	$16
Current liabilities	—	(3)	(3)	(3)
Non-current liabilities	(31)	(155)	(118)	(148)
Net amount recognized on the consolidated balance sheet	$(20)	$(155)	$(120)	$(135)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$(62)	$(220)	$(86)	$(89)
Prior service credit	—	—	5	7
Net amount recognized in accumulated other comprehensive income	$(62)	$(220)	$(81)	$(82)
Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	4.3%	3.5%	3.5%	3.6%
Rate of compensation increase	—%	—%	3.3%	3.5%
The estimated net actuarial loss for pension benefits that will be amortized from accumulated other comprehensive income into net periodic benefit cost in fiscal 2014 is expected to be $9 million.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Company’s U.S. plans, the discount rate is based on the market rate for a broad population of Moody’s AA-rated corporate bonds over $250 million. For the Company’s non-U.S. plans, the discount rate is generally determined by reviewing country and region specific government and corporate bond interest rates.
Additional information related to the Company’s pension plans at the end of fiscal 2013 and 2012 was as follows:

	U.S. Plans		Non-U.S. Plans
(Dollars in Millions)	2013	2012	2013	2012
Accumulated benefit obligation	$195	$641	$298	$412
Pension plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	$63	$627	$205	$299
Fair value of plan assets	$32	$468	$120	$180
Pension plans with projected benefit obligations in excess of plan assets:
Projected benefit obligation	$63	$627	$253	$339
Fair value of plan assets	$32	$468	$132	$188
In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by class and individual asset class performance expectations as provided by external advisors in reaching our conclusions on appropriate assumptions. The Company’s overall investment objective is to obtain a long-term return on plan assets that is consistent with the level of investment risk that is considered appropriate. Investment risks and returns are reviewed regularly against benchmarks to ensure objectives are being met.
The Company’s U.S. pension plan has a target allocation of 33% equity securities and 67% debt securities. Various asset allocation strategies are in place for non-U.S. pension plans depending upon local law, status, funding level and duration of liabilities. The weighted-average target allocation for the Company’s non-U.S. pension plans at the end of fiscal 2013 is as follows:

Equity securities	50%
Debt securities	33
Cash and other	17
Total	100%

Pension plans have the following weighted-average asset allocations at the end of each fiscal year:

	U.S. Plans		Non-U.S. Plans
	2013	2012	2013	2012
Equity securities	34%	49%	51%	33%
Debt securities	65	49	27	52
Cash and cash equivalents	1	1	2	1
Other	—	1	20	14
Total	100%	100%	100%	100%

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables provide a summary of plan assets held by the Company’s U.S. plans that are measured at fair value on a recurring basis at the end of fiscal 2013 and 2012:

(Dollars in Millions)	2013	Basis of Fair Value Measurement
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Equity securities:
U.S. small/mid cap	$8	$8	$—
U.S. large cap	33	33	—
Non-U.S.	19	19	—
Debt securities:
Diversified fixed income funds(1)	105	105	—
High yield bonds	5	5	—
Emerging market debt	3	3	—
Other	2	2	—
Total	$175	$175	$—

(Dollars in Millions)	2012	Basis of Fair Value Measurement
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Equity securities:
U.S. small/mid cap	$31	$31	$—
U.S. large cap	133	133	—
Non-U.S.	75	75	—
Debt securities:
Diversified fixed income funds(1)	202	202	—
High yield bonds	21	21	—
Emerging market debt	16	16	—
Other	8	6	2
Total	$486	$484	$2

(1)	Diversified fixed income funds consist of U.S. Treasury bonds, mortgage-backed securities, corporate bonds, asset-backed securities and U.S. agency bonds.
Equity securities—Equity securities held by the Company’s U.S. plans are primarily invested in mutual funds with underlying common stock investments in U.S. and non-U.S. companies ranging in size from small to large corporations. The fair value of these investments is based on the net asset value of the units held in the respective fund, which are determined by obtaining quoted prices on nationally recognized securities exchanges.
Debt securities—Debt securities held by the Company’s U.S. plans are primarily invested in mutual funds with underlying fixed income investments in U.S. government and corporate debt, U.S. dollar denominated non-U.S. government and corporate debt, asset-backed securities, mortgage-backed securities and U.S. agency bonds. The fair value of these investments is based on the net asset value of the units held in the respective fund which are determined by obtaining quoted prices on nationally recognized securities exchanges.
Other—Other for the Company’s U.S. plans primarily consists of cash and cash equivalents invested in a money market mutual fund, the fair value of which is determined by obtaining quoted prices on nationally recognized securities exchanges.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables provide a summary of plan assets held by the Company’s non-U.S. plans that are measured at fair value on a recurring basis at the end of fiscal 2013 and 2012:

(Dollars in Millions)	2013	Basis of Fair Value Measurement
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:
U.S. large cap	$20	$—	$20	$—
Non-U.S.	87	14	73	—
Debt securities:
U.S. debt	6	1	5	—
Non-U.S. corporate debt	22	—	22	—
Non-U.S. government bonds	35	1	34	—
Insurance contracts	28	—	13	15
Diversified/co-mingled funds	9	5	4	—
Other	9	1	5	3
Total	$216	$22	$176	$18

(Dollars in Millions)	2012	Basis of Fair Value Measurement
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:
U.S. large cap	$17	$—	$17	$—
Non-U.S.	85	12	73	—
Debt securities:
U.S. debt	3	—	3	—
Non-U.S. corporate debt	19	—	19	—
Non-U.S. government bonds	33	2	31	—
Insurance contracts	133	—	16	117
Diversified/co-mingled funds	13	4	9	—
Other	12	2	6	4
Total	$315	$20	$174	$121
Equity securities—Equity securities held by the Company’s non-U.S. plans primarily consist of mutual funds with underlying investments in non-U.S. equity and U.S. equity markets. The fair value of these investments is based on the net asset value of the units held in the respective fund, which are determined by obtaining quoted prices on nationally recognized securities exchanges (level 1) or through net asset values provided by the fund administrators that can be corroborated by observable market data (level 2).
Debt securities—Debt securities held by the Company’s non-U.S. plans primarily consist of mutual funds with underlying investments in U.S. and non-U.S. corporate debt and non-U.S. government fixed income instruments. The fair value of these investments is based on the net asset value of the units held in the respective fund, which are determined by obtaining quoted prices on nationally recognized securities exchanges (level 1) or through net asset values provided by the fund administrators that can be corroborated by observable market data (level 2).
Insurance contracts—Insurance contracts held by the Company’s non-U.S. plans are issued by well-known, highly rated insurance companies. Insurance contracts classified as level 2 are guaranteed investment contracts, for which the fair value is determined by reference to quoted market prices for similar instruments. The fair value of insurance contracts classified as level 3 is based on the present value of future cash flows under the terms of the contracts. Significant assumptions used in determining the fair value of these contracts are the amount and timing of future cash flows and counterparty credit risk. The

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

objective of the insurance contracts is to provide the Company with future cash flows that will match the estimated timing and amount of future pension benefit payments.
Diversified/co-mingled funds—Diversified/co-mingled funds held by the Company’s non-U.S. plans primarily consist of corporate debt securities and mutual funds invested in U.S. and non-U.S. equity securities. The fair value of these investments is determined using other inputs, such as net asset values provided by the fund administrators that can be corroborated by observable market data.
Other—Other for the Company’s non-U.S. plans primarily consists of investments in real estate funds, hedge funds and cash and cash equivalents. The fair value of these investments is determined using other inputs, such as net asset values provided by the fund administrators that can be corroborated by observable market data.
The following table provides a summary of the changes in the fair value measurements that used significant unobservable inputs (level 3) for fiscal 2012 and 2013:

(Dollars in Millions)	Insurance Contracts	Other	Total
Balance at September 30, 2011	$110	$1	$111
Net unrealized gains	16	—	16
Net purchases, sales and issuances	(3)	3	—
Currency translation	(6)	—	(6)
Balance at September 28, 2012	117	4	121
Net unrealized gains	6	—	6
Net purchases, sales and issuances	3	—	3
Currency translation	2	(1)	1
Transfer to Mallinckrodt	(113)	—	(113)
Balance at September 27, 2013	$15	$3	$18
Covidien shares are not a direct investment of the Company’s pension funds; however, the pension funds may indirectly include Covidien shares. The aggregate amount of the Covidien shares would not be material relative to the total pension fund assets.
The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates, as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will make contributions of $21 million to its pension plans in fiscal 2014.
Benefit payments expected to be paid, reflecting future expected service as appropriate, are as follows:

(Dollars in Millions)	U.S. Plans	Non-U.S. Plans
Fiscal 2014	$28	$11
Fiscal 2015	15	12
Fiscal 2016	14	12
Fiscal 2017	14	13
Fiscal 2018	14	13
Fiscal 2019–2023	61	82
Defined Contribution Retirement Plans—The Company maintains one active tax-qualified 401(k) retirement plan in the United States, which provides for an automatic Company contribution of three percent of an eligible employee’s pay. The Company also makes a matching contribution generally equal to 50% of each employee’s elective contribution to the plan up to six percent of the employee’s eligible pay. The total Company contribution to the plan was $97 million, $98 million and $86 million in fiscal 2013, 2012 and 2011, respectively.
Deferred Compensation Plans—As discussed in note 15, the Company maintains one active non-qualified deferred compensation plan in the United States, which permits eligible employees to defer a portion of their compensation. Deferred compensation expense for each period presented was insignificant.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Investments—The Company has insurance contracts which serve as collateral for certain non-U.S. pension plan benefits amounting to $24 million and $35 million at September 27, 2013 and September 28, 2012, respectively. These amounts were included in other assets on the consolidated balance sheets. In addition, at September 28, 2012, the Company had several rabbi trusts that primarily held life insurance policies and debt and equity securities, which could be used to pay retirement benefits. The value of the assets held by these trusts was $88 million at September 28, 2012, which was also included in other assets on the consolidated balance sheet. These rabbi trusts were transferred to Mallinckrodt in connection with the 2013 separation.
Postretirement Benefit Plans—The Company generally does not provide postretirement benefits other than retirement plan benefits for its employees. However, certain acquired operations provide postretirement medical benefits to employees who were eligible at the date of acquisition, and a small number of U.S. and Canadian operations provide eligibility for such benefits. During fiscal 2013, 2012 and 2011, the Company recorded an insignificant net periodic benefit credit associated with its postretirement benefit plans. The Company’s projected benefit obligation for all postretirement benefit plans was $10 million and $91 million at September 27, 2013 and September 28, 2012, respectively. During fiscal 2013, the Company transferred $79 million of postretirement benefit obligations to Mallinckrodt in connection with the 2013 separation. The remaining activity during both fiscal 2013 and 2012 was insignificant.
17. Equity
Preference Shares—Covidien has authorized 125,000,000 preference shares, par value of $0.20 per share, none of which were issued at September 27, 2013 or September 28, 2012. Rights as to dividends, return of capital, redemption, conversion, voting and otherwise with respect to the preference shares may be determined by Covidien’s board of directors on or before the time of issuance. In the event of the liquidation of the Company, the holders of any preference shares then outstanding would be entitled to payment to them of the amount for which the preference shares were subscribed and any unpaid dividends prior to any payment to the ordinary shareholders.
Share Repurchases—On March 21, 2013, the Company’s board of directors authorized a program to purchase up to $3.0 billion of its ordinary shares from time to time, based on market conditions to allow management to return excess cash to enhance shareholder value.
On August 11, 2011, the Company’s board of directors authorized a program to purchase up to $2.0 billion of the Company’s ordinary shares to allow management to return excess cash to enhance shareholder value. On March 16, 2010, the Company’s board of directors authorized programs to purchase up to $1.0 billion of the Company’s ordinary shares, primarily to offset dilution related to equity compensation plans. Both of these plans have been completed.
The following table presents the number of shares and dollar amount of repurchases made under each of the Company’s repurchase programs by fiscal year and the amount available for repurchase as of September 27, 2013:

(In Millions)	2013 Share Repurchase Program		2011 Share Repurchase Program		2010 Share Repurchase Program
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Authorized repurchase amount		$3,000		$2,000		$1,000
Repurchases:
Fiscal 2013	13.2	823	14.0	877	—	—
Fiscal 2012	—	—	16.8	923	—	—
Fiscal 2011	—	—	4.0	200	14.9	750
Fiscal 2010	—	—	—	—	6.6	250
Remaining amount available		$2,177		$—		$—
The Company also repurchases shares from certain employees in order to satisfy employee tax withholding requirements in connection with the vesting of restricted shares. In addition, the Company repurchases shares to settle certain option exercises. The Company spent $10 million, $9 million and $5 million to acquire shares in connection with equity-based awards in fiscal 2013, 2012 and 2011, respectively.

Dividends—Covidien paid cash dividends totaling $487 million, $434 million and $396 million in fiscal 2013, 2012 and 2011, respectively. On September 18, 2013, the board of directors declared a quarterly cash dividend of $0.32 per share to shareholders of record on October 10, 2013. The dividend, totaling $145 million, was paid on November 5, 2013.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Treasury Shares—During fiscal 2013, the Company canceled 40 million ordinary shares that were previously held as treasury shares.
18. Share Plans
Stock Compensation Plan—On March 20, 2013, shareholders approved the Company’s amended and restated Stock and Incentive Plan which provides a maximum of 97 million ordinary shares to be issued as stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, deferred stock units, promissory stock and other equity-based awards, including approximately 52 million ordinary shares that had previously been approved for issuance prior to this amendment.
Equity-Based Compensation—Compensation costs related to equity-based transactions are recognized in the consolidated financial statements based on fair value. The total amount of equity-based compensation expense, including the modification described below, was recorded as follows:

(Dollars in Millions)	2013	2012	2011
Selling, general and administrative expenses	$97	$79	$85
Restructuring charges	1	—	5
Discontinued operations	10	11	11
Total	$108	$90	$101
The Company recognized a related tax benefit associated with its equity-based compensation arrangements of $36 million, $29 million and $32 million in fiscal 2013, 2012 and 2011, respectively. The excess cash tax benefit classified as a financing cash inflow in fiscal 2013, 2012 and 2011 was $43 million, $12 million and $16 million, respectively.
In connection with the 2013 separation, Covidien’s restricted stock units (RSUs) issued to Mallinckrodt employees were converted into restricted stock units of Mallinckrodt in a manner that preserved the intrinsic value of the awards prior to the conversion. The number of Covidien RSUs outstanding post-separation was also adjusted to preserve the intrinsic value of the awards immediately prior to the 2013 separation. Accordingly, no incremental compensation cost was recognized. In addition, the Company modified its outstanding performance share units (PSUs) subject to the fiscal 2011 through fiscal 2013 performance cycle such that the performance cycle terminated on June 28, 2013 and modified its outstanding PSUs subject to the fiscal 2012 through fiscal 2014 performance cycle to remove the two pharmaceutical companies from the healthcare industry index utilized to determine total shareholder return. All other provisions associated with the RSU and PSU awards, including the respective vest dates, remained unchanged from the original grant. The modifications to the PSUs resulted in incremental compensation cost, the total amount of which was insignificant.
Also, in connection with the 2013 separation, Covidien’s outstanding share options issued to Mallinckrodt employees were converted into share option awards of Mallinckrodt. The exercise price on Covidien options outstanding post-separation was adjusted with the intention of preserving the intrinsic value of the awards immediately prior to the separation. This modification did not result in additional compensation expense since the fair value of Covidien share options immediately after the separation did not exceed the fair value of the awards immediately before the separation. All other provisions associated with these awards remained unchanged from the original grant.
Share Options—Options are granted to purchase ordinary shares at prices that are equal to the fair market value of the shares on the date the option is granted. Options generally vest in equal annual installments over a period of four years and expire 10 years after the date of grant. The grant-date fair value of options, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are estimated based on historical experience.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Option activity and information is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (Dollars in Millions)
Outstanding at September 28, 2012	16,848,662	$43.21
Granted	4,517,380	57.73
Exercised	(5,084,076)	40.40
Expired/Forfeited	(706,077)	47.81
Pre-separation outstanding at June 28, 2013	15,575,889	48.13
Post-separation outstanding at June 28, 2013	15,179,093	43.78
Granted	17,510	60.74
Exercised	(584,637)	38.69
Expired/Forfeited	(237,580)	45.62
Outstanding at September 27, 2013	14,374,386	43.98	7.21	$244
Vested and unvested expected to vest as of September 27, 2013	13,382,873	43.68	7.10	231
Exercisable at September 27, 2013	4,989,394	39.58	5.15	107
As of September 27, 2013, there was $55 million of total unrecognized compensation cost related to unvested options, which is expected to be recognized over a weighted-average period of 1.4 years.
The Company uses the Black-Scholes pricing model to estimate the fair value of options on the date of grant. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. For fiscal 2013, the expected volatility assumption was based on the Company’s historical and implied volatility. Prior to fiscal 2013, the volatility assumption was based on the historical and implied volatility of the Company’s peer group with similar business models. The expected life assumption was based on the contractual and vesting term of the option, employee exercise patterns and employee post-vesting termination behavior. The expected annual dividend per share was based on the Company’s dividend rate on the date of grant. The risk-free interest rate was based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The weighted-average assumptions used in the Black-Scholes pricing model for options granted during each year, along with the weighted-average grant-date fair values, were as follows:

	2013	2012	2011
Expected stock price volatility	27.0%	28.0%	27.0%
Risk-free interest rate	0.8%	1.2%	1.9%
Expected annual dividend per share	$1.04	$0.90	$0.80
Expected life of options (years)	5.6	5.7	5.4
Fair value per option	$11.98	$10.28	$9.71
The total intrinsic value of options exercised was $119 million, $81 million and $86 million in fiscal 2013, 2012 and 2011, respectively. The related tax benefit was $40 million, $26 million and $25 million in fiscal 2013, 2012 and 2011, respectively.
Restricted Stock Units—Recipients of RSUs have no voting rights and receive dividend equivalent units. RSUs and related dividend equivalent units generally vest in equal annual installments over a four-year period. Restrictions on RSUs lapse upon normal retirement, death or disability of the employee. The grant-date fair value of RSUs, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the service period. The fair market value of RSUs is determined based on the market value of the Company’s shares on the date of grant.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

RSU activity is as follows:

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 28, 2012	1,774,769	$45.87
Granted	960,618	58.09
Vested	(613,022)	44.37
Forfeited	(134,097)	49.56
Pre-separation non-vested at June 28, 2013	1,988,268	51.98
Post-separation non-vested at June 28, 2013	1,854,826	47.35
Granted	19,374	61.75
Vested	(21,371)	45.10
Forfeited	(43,033)	47.04
Non-vested at September 27, 2013	1,809,796	47.53
The weighted-average grant-date fair value of RSUs granted was $58.16, $47.09 and $45.01 in fiscal 2013, 2012 and 2011, respectively. The total fair value of RSUs vested was $37 million, $34 million and $45 million in fiscal 2013, 2012 and 2011, respectively. The related tax benefit was $13 million, $12 million and $15 million in fiscal 2013, 2012 and 2011, respectively. As of September 27, 2013, there was $49 million of unrecognized compensation cost related to RSUs, which is expected to be recognized over a weighted-average period of 1.4 years.
Performance Share Units—Similar to recipients of RSUs, recipients of PSUs have no voting rights and receive dividend equivalent units. The grant-date fair value of PSUs, adjusted for estimated forfeitures, is generally recognized as expense on a straight-line basis from the grant date through the end of the performance period. The vesting of PSUs and related dividend equivalent units is generally based on relative total shareholder return (total shareholder return for the Company as compared to total shareholder return of the PSU peer group), measured over a three-year performance period. The PSU peer group is comprised of various healthcare companies which replicate the Company’s mix of businesses. Depending on Covidien’s relative performance during the performance period, a recipient of the award is entitled to receive a number of ordinary shares equal to a percentage, ranging from 0% to 200%, of the award granted.
PSU activity is as follows(1):

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 28, 2012	1,479,453	$60.06
Granted	348,665	71.95
Vested(2)	(415,779)	63.00
Forfeited	(58,109)	62.19
Pre-separation non-vested at June 28, 2013	1,354,230	62.13
Post-separation non-vested at June 28, 2013	1,420,801	59.62
Granted	5,131	77.38
Vested(3)	(480,784)	60.86
Forfeited	(17,970)	57.25
Non-vested at September 27, 2013	927,178	59.12

(1) The number of shares disclosed in this table are at the target number of 100%.
(2) Approximately 780,000 shares of Covidien were earned for awards that were granted in fiscal 2010 for the three-year performance cycle award period ended September 28, 2012, based on the actual total shareholder return achievement of 200%.
(3) Approximately 960,000 shares of Covidien were earned for awards that were granted in fiscal 2011 for the performance period ended June 28, 2013, based on the actual total shareholder return achievement of 200%.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company generally uses the Monte Carlo model to estimate the probability of satisfying the performance criteria and the resulting fair value of PSU awards. The assumptions used in the Monte Carlo model for PSUs granted during each year were as follows:

	2013	2012	2011
Expected stock price volatility	25.0%	28.7%	31.4%
Peer group stock price volatility	23.8%	29.1%	33.3%
Correlation of returns	53.1%	47.5%	49.7%
The weighted-average grant-date fair value per share of PSUs granted was $72.03, $61.09 and $57.89 in fiscal 2013, 2012 and 2011, respectively. The total fair value of PSUs vested was $107 million and $22 million in fiscal 2013 and 2012, respectively. The related tax benefit was $38 million and $8 million in fiscal 2013 and 2012, respectively. The total fair value of PSUs vested and recognized tax benefit during fiscal 2011 was insignificant. As of September 27, 2013, there was $19 million of unrecognized compensation cost related to PSUs, which is expected to be recognized over a weighted-average period of 0.9 years.
Employee Stock Purchase Plans—Substantially all full-time employees of the Company’s U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in an employee stock purchase plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. The Company matches the first $25 thousand of an employee’s contribution by contributing an additional 15% of the employee’s payroll deduction. This plan provides for a maximum of five million ordinary shares to be issued. All shares purchased under the plan are purchased on the open market by a designated broker.
The Company also maintains a Savings Related Share Plan for the benefit of employees of certain qualified non-U.S. subsidiaries in the United Kingdom. The terms of this plan provide for the Company to grant to certain employees the right to purchase shares at a stated price and receive certain tax benefits. Under this plan, eligible employees in the United Kingdom are granted options to purchase shares at the end of a three-year period at 85% of the fair market value of a Company share on the day before the date such employees were invited to apply for the grant of options. Options under the plan are generally exercisable after a period of three years from the invitation date and expire six months after the date of vesting. This plan provides for a maximum of one million ordinary shares to be issued.
19. Accumulated Other Comprehensive Income
The components of accumulated other comprehensive income are as follows:

(Dollars in Millions)	Currency Translation	Unrecognized (Loss) Gain on Benefit Plans	Unrecognized (Loss) Gain on Derivatives	Accumulated Other Comprehensive Income
Balance at September 24, 2010	$590	$(184)	$(56)	$350
Pre-tax change before reclass to earnings	19	34	(2)	51
Amounts reclassified to earnings	1	(21)	9	(11)
Income tax benefit	—	8	—	8
Balance at September 30, 2011	610	(163)	(49)	398
Pre-tax change before reclass to earnings	(93)	(44)	(6)	(143)
Amounts reclassified to earnings	—	14	10	24
Income tax benefit	—	6	—	6
Balance at September 28, 2012	517	(187)	(45)	285
Pre-tax change before reclass to earnings	(47)	6	(3)	(44)
Amounts reclassified to earnings	2	18	9	29
Income tax expense	—	(10)	(3)	(13)
Transfer to Mallinckrodt	(51)	79	7	35
Balance at September 27, 2013	$421	$(94)	$(35)	$292

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20. Transactions with Former Parent and Affiliate
Tax Sharing Agreement—On June 29, 2007, the Company entered into a tax sharing agreement, under which the Company shares responsibility for certain of its, Tyco International’s and TE Connectivity’s income tax liabilities for periods prior to the 2007 separation. Covidien, Tyco International and TE Connectivity share 42%, 27% and 31%, respectively, of U.S. income tax liabilities that arise from adjustments made by tax authorities to its, Tyco International’s and TE Connectivity’s U.S. income tax returns, certain income tax liabilities arising from adjustments made by tax authorities to intercompany transactions or similar adjustments, and certain taxes attributable to internal transactions undertaken in anticipation of the 2007 separation. If Tyco International and TE Connectivity default on their obligations to Covidien under the tax sharing agreement, Covidien would be liable for the entire amount of these liabilities. All costs and expenses associated with the management of these tax liabilities are being shared equally among the parties.
In connection with the 2007 separation, all tax liabilities associated with the Company’s business became Covidien’s tax liabilities. Following the 2013 separation, Mallinckrodt became the primary obligor to the taxing authorities for $160 million of tax liabilities, of which $125 million relate to periods prior to the 2007 separation and were formerly recorded by the Company. However, Covidien remains the sole party subject to the tax sharing agreement with Tyco International and TE Connectivity. Accordingly, Mallinckrodt does not share in Covidien’s liability to Tyco International and TE Connectivity, nor in the receivable that Covidien has from Tyco International and TE Connectivity, both of which are discussed below.
If any party to the Tyco tax sharing agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the Tyco tax sharing agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, the Company could be legally liable under applicable tax law for such liabilities and be required to make additional tax payments. Accordingly, under certain circumstances, the Company may be obligated to pay amounts in excess of the Company’s agreed upon share of its, Tyco International’s and TE Connectivity’s tax liabilities.
 The Company has used available information to develop its best estimates for certain assets and liabilities related to periods prior to the 2007 separation, including amounts subject to or impacted by the provisions of the Tyco tax sharing agreement. The actual amounts that Covidien may be required to ultimately accrue or pay under the Tyco tax sharing agreement, however, could vary depending upon the outcome of the unresolved tax matters discussed in note 21. Final determination of the balances will be made in subsequent periods, primarily related to certain pre-2007 separation tax liabilities and tax years open for examination. These balances will also be impacted by the filing of final or amended income tax returns in certain jurisdictions where those returns include a combination of Tyco International, Covidien and/or TE Connectivity legal entities for periods prior to the 2007 separation.
At September 27, 2013, the Company is the primary obligor to the taxing authorities for $1.688 billion of tax liabilities that are recorded on the consolidated balance sheet, of which $1.364 billion relates to periods prior to the 2007 separation and which is shared with Tyco International and TE Connectivity pursuant to the Tyco tax sharing agreement. At September 28, 2012, the Company was the primary obligor to the taxing authorities for $1.696 billion of contingent tax liabilities that were recorded on the consolidated balance sheet.
Income Tax Receivables—The Company has a current and non-current receivable from Tyco International and TE Connectivity totaling $668 million and $614 million at September 27, 2013 and September 28, 2012, respectively. These receivables reflect 58% of the contingent tax liabilities that are subject to the Tyco tax sharing agreement. These receivables are classified as due from former parent and affiliate on the consolidated balance sheets. As discussed in note 5, adjustments to these receivables are recorded in other income, net. During fiscal 2013 and 2012, the Company received net reimbursement payments totaling $14 million and $8 million, respectively, from Tyco International and TE Connectivity.
Guaranteed Contingent Tax Liabilities—The Company has certain guarantee commitments and indemnifications with Tyco International and TE Connectivity, primarily related to certain contingent tax liabilities. Current and non-current liabilities totaling $584 million and $613 million related to these guarantees were included on the Company’s consolidated balance sheets at September 27, 2013 and September 28, 2012, respectively. The non-current portion of these liabilities are classified as guaranteed contingent tax liabilities on the consolidated balance sheets, while the current portion is included in accrued and other current liabilities. During fiscal 2013, 2012 and 2011, the Company made payments to Tyco International and TE Connectivity totaling $31 million, $45 million and $55 million, respectively. These amounts represent the 42% reimbursement required pursuant to the Tyco tax sharing agreement for applicable tax and interest payments made by Tyco International and TE Connectivity.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Commitments and Contingencies
The Company has facility, vehicle and equipment operating leases that expire at various dates. Rent expense in continuing operations associated with these leases was $144 million, $140 million and $144 million in fiscal 2013, 2012 and 2011, respectively. Following is a schedule of minimum lease payments for non-cancelable operating leases as of September 27, 2013:

(Dollars in Millions)	Operating Leases
Fiscal 2014	$115
Fiscal 2015	95
Fiscal 2016	78
Fiscal 2017	58
Fiscal 2018	40
Thereafter	83
Total minimum lease payments	$469
At September 27, 2013, the Company has aggregate purchase obligations related to commitments to purchase certain goods and services of $103 million, of which $96 million relates to fiscal 2014.
The Company is subject to various legal proceedings and claims, including patent infringement claims, products liability matters, environmental matters, employment disputes, contractual disputes and other commercial disputes. Management believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon the Company’s experience, current information and applicable law, management does not expect that these proceedings will have a material adverse effect on the Company’s financial condition. However, one or more of the proceedings could have a material adverse effect on the Company’s results of operations or cash flows for a future period. The most significant of these matters are discussed below.
Legal Proceedings
The Company records a liability when a loss is considered probable and the amount can be reasonably estimated. When the reasonable estimate of a probable loss is a range and a best estimate cannot be made, the minimum amount of the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded. As of September 27, 2013 and September 28, 2012, the Company had accruals for products liability and other legal matters totaling $147 million and $199 million, respectively, which includes reserves for certain of the matters discussed below. In addition, the Company had related insurance receivables of $29 million and $55 million as of September 27, 2013 and September 28, 2012, respectively. The decrease in the accruals for products liability and other legal matters and the related insurance receivables primarily resulted from a transfer of certain amounts to Mallinckrodt in connection with the 2013 separation.
Products Liability Litigation—The Company currently is involved in litigation in various state and federal courts against manufacturers of pelvic mesh products alleging personal injuries resulting from the implantation of those products. Two subsidiaries of the Company have supplied pelvic mesh products to one of the manufacturers named in the litigation and the Company is indemnifying that manufacturer on certain claims. The litigation includes a federal multi-district litigation in the United States District Court for the Northern District of West Virginia and cases in various state courts and in Canada. Generally, complaints allege design and manufacturing claims, failure to warn, breach of warranty, fraud, violations of state consumer protection laws and loss of consortium claims. The Company believes that it has meritorious defenses to these claims and is vigorously defending against them. As of September 27, 2013, there were approximately 4,600 cases pending believed to involve products manufactured by Company subsidiaries. During fiscal 2011, the Company recorded charges of $46 million based on its initial estimate of all known pending and estimated future claims, net of anticipated insurance recoveries and during fiscal 2012, the Company recorded additional charges of $49 million. The amounts recorded in both years were included in selling, general and administrative expenses. Although the number of pending cases increased significantly during the latter half of fiscal 2013, the Company has little to no information regarding the nature of claims and potential damages in these cases and, accordingly, did not record any additional charges for these cases. Based on current information, the Company believes that it has adequate amounts recorded relating to these matters. While the Company believes that the final disposition of all known claims, after taking into account amounts already accrued and insurance coverage, will not have a material adverse effect on the Company’s results of operations, financial condition or cash flows, it is not possible at this time to determine with certainty the ultimate outcome of these matters or the effect of potential future claims.
Patent Litigation—On March 28, 2013, the Company prevailed in a patent infringement suit against Ethicon Endo-Surgery, Inc. (Ethicon), a Johnson & Johnson company, relating to Ethicon’s Harmonic® line of ultrasonic surgical products.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The federal court awarded Covidien a $177 million verdict upon ruling that several claims of Covidien’s patents were valid, enforceable and infringed by Ethicon. The amount of the verdict was based on an eight percent royalty rate on infringing sales through March 2012, plus prejudgment interest. Ethicon has appealed the decision; accordingly, the Company has not recorded any income related to this case.
Ethicon Endo-Surgery, Inc., et al. v. Covidien, Inc., et al. is a patent infringement action filed on December 14, 2011 in the United States District Court for the Southern District of Ohio, Western Division. The complaint alleges that the Company's Sonicision™ product infringes several of Ethicon’s design and utility patents. Ethicon is seeking monetary damages and injunctive relief. The parties have engaged in discovery and pre-trial motion practice. The Company believes that it has meritorious defenses to these claims and is vigorously defending against them. Trial is scheduled to begin on February 24, 2014.
Other Matters—One of the Company’s subsidiaries, ev3 Inc., acquired Appriva Medical, Inc. in 2002. The acquisition agreement relating to ev3’s acquisition of Appriva Medical, Inc. contained four contingent milestone payments totaling $175 million. ev3 determined that the milestones were not achieved by the applicable dates and that none of the milestones were payable. On April 7, 2009, Michael Lesh and Erik Van Der Burg, acting jointly as the Shareholder Representatives for the former shareholders of Appriva Medical, Inc., filed a motion to amend their previously dismissed complaints in Superior Court of the State of Delaware. The amended complaint sought recovery of all of the $175 million milestone payments, as well as punitive damages. The plaintiffs asserted several claims, including breach of contract, fraudulent inducement and violation of California securities law.
On May 1, 2013, the jury returned a verdict finding that ev3 breached the merger agreement and awarded $175 million in damages plus interest to the plaintiffs. Since the jury did not find fraud, the jury did not have the option of awarding punitive damages. The Company estimates that its possible range of loss is $0 to $275 million, which includes approximately $100 million of post judgment interest. On August 29, 2013, the court denied the Company’s motions for judgment as a matter of law and for a new trial. The Company has appealed the verdict to the Delaware Supreme Court. The Company has assessed the status of this matter, has concluded that it is more likely than not that the finding will be overturned, and intends to vigorously pursue all available means to achieve such reversal. Accordingly, no liability has been recorded with respect to any damage award.
The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its results of operations, financial condition or cash flows.
Environmental Proceedings—The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup and timing of future cash flows is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. As of September 27, 2013, the Company concluded that it was probable that it would incur remediation costs in the range of $113 million to $186 million. As of September 27, 2013, the Company concluded that the best estimate within this range was $113 million, of which $9 million was included in accrued and other current liabilities and $104 million was included in other liabilities on the consolidated balance sheet. The most significant of these liabilities pertains to a site in Orrington, Maine, which is discussed below. The Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its results of operations, financial condition or cash flows.
The Company is a successor to a company which owned and operated a chemical manufacturing facility in Orrington, Maine from 1967 until 1982. The Company is responsible for the costs of completing an environmental site investigation required by the United States Environmental Protection Agency (EPA) and the Maine Department of Environmental Protection (MDEP). Based on the site investigation, the Company submitted a Corrective Measures Study plan and identified a preferred alternative which was submitted to the EPA and MDEP for approval in 2004. MDEP disagreed with the proposed alternative and served a compliance order on Mallinckrodt LLC and United States Surgical Corporation in December 2008. The compliance order included a directive to remove a significant volume of soils at the site. On December 19, 2008, the Company filed an appeal with the Maine Board of Environmental Protection (Maine Board) to challenge the terms of the compliance order. A hearing before the Maine Board began on January 25, 2010 and concluded on February 4, 2010. On August 19, 2010, the Maine Board modified the MDEP order and issued a final order requiring removal of two landfills, capping of the remaining three landfills, installation of a groundwater extraction system and long-term monitoring of the site and the three remaining landfills.
On September 17, 2010, the Company appealed the final order issued by the Maine Board in Maine Superior Court. On appeal, the Company has requested that the Superior Court invalidate the Maine Board’s final order in its entirety or, in the

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

alternative, reverse or modify the final order to eliminate the requirements that the Company remove one of the two landfills and recap the remaining three landfills. The Company also appealed certain administrative requirements of the final order. On November 1, 2012, the Superior Court affirmed the Maine Board’s final order. The Company has appealed the Superior Court’s decision to the Maine Supreme Judicial Court. The Company has assessed the status of this matter and has concluded that it is more likely than not that the Maine Board’s final order will be either invalidated, reversed or modified, and, further, intends to vigorously pursue all available means to achieve such result.
As of September 27, 2013, the Company estimates that the cost to comply with these proposed remediation alternatives at this site ranges from $94 million to $165 million. However, there are still significant uncertainties in the outcome of the pending litigation, and the Company continues to disagree with the level of remediation outlined in the Maine Board’s final order. At September 27, 2013 and September 28, 2012, estimated future investigation and remediation costs accrued for this site were $94 million and $96 million, respectively.
The Company has also been involved in a lawsuit filed in the U.S. District Court for the District of Maine by the Natural Resources Defense Council and the Maine People’s Alliance. Plaintiffs sought an injunction requiring the Company to conduct extensive studies of mercury contamination of the Penobscot River and Bay and options for remediating such contamination, and to perform appropriate remedial activities, if necessary.
On July 29, 2002, following a March 2002 trial, the District Court entered an opinion and order which held that conditions in the Penobscot River and Bay may pose an imminent and substantial endangerment and that the Company was liable for the cost of performing a study of the river and bay. The District Court subsequently appointed an independent study panel to oversee the study and ordered the Company to pay costs associated with the study. The study panel conducted a Phase I study and completed a Phase II study which included several years of field work and data collection. The study panel issued the Phase II Penobscot River Mercury Study Report (Phase II Report) on April 17, 2013. The Phase II Report contains recommendations for a variety of potential remedial options which could be implemented individually or in a variety of combinations. The Phase II Report also includes preliminary cost estimates for the potential remedial options. These cost estimates, which the report describes as “very rough estimates of cost,” range from $25 million to $235 million, depending upon which potential option or combination of potential options are implemented, if any. The Phase II Report indicates that these costs are subject to uncertainties, and that before any remedial option is implemented, further engineering studies and engineering design work will be necessary to determine the feasibility of the proposed remedial options. The Company has reviewed the Phase II Report with its outside legal and technical consultants and believes there are significant problems with the conclusions and recommendations in the report. The Company does not believe remediation is necessary and intends to vigorously defend its position. In addition, no remediation order has been issued. Accordingly, the Company has neither accrued for, nor included in the range of estimated aggregate environmental remediation costs, the costs of any such potential remediation. On July 18, 2013, the District Court issued a scheduling order in this matter. Fact and expert discovery have commenced and a trial date of March 31, 2014 has been scheduled.
As of September 28, 2012, the Company had recorded asset retirement obligations (AROs) primarily for the estimated future costs associated with legal obligations to decommission two facilities within the Company’s former Pharmaceuticals segment. These obligations were included in other liabilities on the consolidated balance sheet. The following table provides a summary of the changes in the Company’s asset retirement obligations:

(Dollars in Millions)
Balance at September 28, 2012	$57
Transfer to Mallinckrodt	(47)
Balance at September 27, 2013	$10
Tyco International Legal Proceedings—In connection with the 2007 separation, the Company assumed a portion of Tyco International’s contingent and other corporate liabilities, including potential liabilities related to certain of Tyco International’s outstanding litigation matters. During fiscal 2011, all of the remaining securities lawsuits were resolved. Accordingly, the Company recorded income of $11 million related to the reversal of its portion of the remaining reserves that had previously been established. This income was included within selling, general and administrative expenses in fiscal 2011.
Income Taxes—The income tax returns of the Company and its subsidiaries are periodically examined by various tax authorities. The IRS continues to audit the Company’s U.S. federal income tax returns for the years 2008 and 2009. Open periods for examination also include certain periods during which the Company was a subsidiary of Tyco International. The resolution of these matters is subject to the conditions set forth in the Tyco tax sharing agreement. Tyco International has the right to administer, control and settle all U.S. income tax audits for periods prior to the 2007 separation. The Company has potential liabilities related to these income tax returns and has included its best estimate of potential liabilities for these years

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

within current and non-current income taxes payable on its consolidated balance sheet. With respect to these potential income tax liabilities, Covidien believes that the amounts recorded on its consolidated balance sheet are adequate.
The IRS has concluded its field examination of certain of Tyco International’s U.S. federal income tax returns for the years 1997 through 2000 and proposed tax adjustments, several of which also affect Covidien’s income tax returns for years after 2000. Tyco International has appealed certain of the tax adjustments proposed by the IRS and has resolved all but one of the matters associated with the proposed tax adjustments. With respect to the outstanding issue that remains in dispute, on June 20, 2013, Tyco International advised the Company that it had received Notices of Deficiency from the IRS asserting that several of Tyco International’s former U.S. subsidiaries owe additional taxes of $914 million plus penalties of $154 million based on audits of the 1997 through 2000 tax years of Tyco International and its subsidiaries as they existed at that time. These amounts exclude interest, and do not reflect the impact on subsequent periods if the IRS position is ultimately proved correct. The IRS has asserted in the Notices of Deficiency that substantially all of Tyco International’s intercompany debt originating during the years 1997 through 2000 should not be treated as debt for U.S. federal income tax purposes, and has disallowed interest deductions related to the intercompany debt and certain tax attribute adjustments recognized on Tyco International’s U.S. income tax returns totaling approximately $3.0 billion. The Company strongly disagrees with the IRS’s proposed adjustments. On July 22, 2013, Tyco International filed a petition to the U.S. Tax Court contesting the IRS assessment. The Company believes there are meritorious defenses for the tax filings in question, that the IRS positions with regard to these matters are inconsistent with the applicable tax laws and existing Treasury regulations, and that the previously reported taxes for the years in question are appropriate.
No payments with respect to these matters or any additional matters that may be raised by the U.S. Tax Court would be required until the dispute is definitively resolved, which could take several years. While Covidien believes that the amounts recorded as non-current taxes payable or guaranteed contingent tax liabilities related to these adjustments are adequate, the timing and outcome of such litigation is highly uncertain and could have a material adverse effect on the consolidated financial statements. In particular, if the IRS is successful in asserting its claim, it would likely assert that approximately $6.6 billion of interest deductions with respect to Tyco International’s intercompany debt in subsequent time periods should also be disallowed.
The IRS continues to audit certain of Tyco International’s U.S. federal income tax returns for the years 2001 through 2004 and 2005 through 2007 audit cycles. Tyco International and the IRS have entered into settlements related to certain outstanding tax matters arising in these audit cycles, which otherwise remain open and subject to examination and resolution of other matters.
In connection with the anticipated settlement of the 2005 through 2007 audit cycle, the Company estimates that it will be required to make a payment to the IRS in fiscal 2014 of $540 million, including interest of $166 million. This amount is included in current income taxes payable on the consolidated balance sheet. However, pursuant to the Tyco tax sharing agreement, Covidien estimates that it will receive payments totaling $287 million from Tyco International and TE Connectivity, which is included in the current due from former parent and affiliate. Covidien will also be required to reimburse Tyco International and TE Connectivity for its portion of their settlements, which is estimated to be $11 million.
22. Segment and Geographic Data
Effective October 1, 2013, the Company realigned its operating segments such that the Medical Supplies business in Western Europe is now managed by the Medical Devices segment. Integrating these businesses allows Covidien to better utilize internal resources and achieve cost synergies. In addition, certain costs that were previously included in corporate expense, primarily information technology and certain shared service costs, are now reflected in the Company’s reportable segments, consistent with the way in which management measures and evaluates segment performance. Segment data for all periods presented below has been recast to reflect these changes. Following this realignment, the Company’s reportable segments are as follows:

•
Medical Devices includes worldwide sales of the following products: advanced and general surgical solutions; peripheral vascular and neurovascular therapies; patient monitoring products; and airway and ventilation products. It also includes sales of the following products outside the United States: nursing care; medical surgical; SharpSafetyTM and original equipment manufacturer (OEM).

•	U.S. Medical Supplies includes sales of the following products in the United States: nursing care; medical surgical; SharpSafetyTM and OEM products.
The Company has aggregated the following four operating segments into the Medical Devices reportable segment based upon their similar operational and economic characteristics:

•	Western Europe;

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Developed Markets—Canada, Japan, Australia and New Zealand;

•	Emerging Markets—Eastern Europe, Middle East, Africa, Asia (excluding Japan) and Latin America; and

•	U.S. Medical Devices.
Management measures and evaluates the Company’s operating segments based on segment net sales and operating income. Management excludes certain corporate expenses from segment operating income. In addition, certain amounts that management considers to be non-recurring or non-operational are excluded from segment operating income because management evaluates the operating results of the segments excluding such items. These items include restructuring and related charges; net charges associated with acquisitions and license and distribution arrangements; certain legal charges, net of insurance recoveries; and certain asset impairment charges. Although these amounts are excluded from segment operating income, as applicable, they are included in reported consolidated operating income and in the reconciliations presented below. The Company has not presented segment assets since management does not evaluate the Company's operating segments using this information.
Selected information by business segment is presented in the following table:

(Dollars in Millions)	2013	2012	2011
Net sales(1):
Medical Devices	$8,689	$8,308	$8,047
U.S. Medical Supplies	1,546	1,543	1,560
Consolidated net sales	$10,235	$9,851	$9,607

Segment operating income:
Medical Devices	$2,472	$2,437	$2,359
U.S. Medical Supplies	162	205	231
Segment operating income	2,634	2,642	2,590
Unallocated amounts:
Corporate expenses	(375)	(356)	(360)
Restructuring and related charges, net (note 4)	(109)	(87)	(121)
Net charges associated with acquisitions and license and distribution arrangements(2)	(18)	(49)	(32)
Legal charges, net of insurance recoveries and shareholder settlement income (note 21)	—	(47)	(35)
Impairments related to product discontinuance(3)	—	(18)	—
Interest expense, net	(192)	(191)	(184)
Other income, net	89	25	22
Income from continuing operations before income taxes	$2,029	$1,919	$1,880

Depreciation and amortization:
Medical Devices	$423	$390	$366
U.S. Medical Supplies	71	90	96
Corporate	47	22	17
Total depreciation and amortization	$541	$502	$479

(1)
Amounts represent sales to external customers. Intersegment sales are insignificant. In both fiscal 2013 and 2012, sales to one of the Company’s distributors, which supplies products from both of the Company’s segments to many end users, represented 12% of the Company’s consolidated net sales. In fiscal 2011, no customer represented 10% or more of the Company’s total net sales.

(2)
Fiscal 2013 includes charges of $21 million resulting from entering into license and distribution agreements and $3 million of income resulting from adjustments to contingent consideration. Fiscal 2012 includes acquisition-related costs, $20 million of which relates to transaction costs, $17 million of which relates to the sale of acquired inventory that had been written up to fair value upon acquisition and $12 million of which relates to entering into a license agreement. Fiscal 2011 includes charges related to the sale of acquired ev3 inventory that had been written up to fair value upon acquisition.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3)	Represents the impairment of inventory and capital equipment resulting from the discontinuance of the Company's Duet TRSTM Universal Straight and Articulating Single-Use Loading Units (Duet).

In addition, effective October 1, 2013, the Company changed its product revenue groupings and began reporting geographic sales primarily based on customer location rather than the location of the selling entity. Net sales by groups of products and geographic sales for all periods presented below have been recast to reflect these changes.
Net sales by groups of products are as follows:

(Dollars in Millions)	2013	2012	2011
Advanced Surgical	$3,186	$2,918	$2,749
General Surgical	1,589	1,624	1,697
Surgical Solutions	4,775	4,542	4,446
Peripheral Vascular	1,215	1,214	1,138
Neurovascular	437	397	294
Vascular Therapies	1,652	1,611	1,432
Patient Monitoring	969	867	853
Airway & Ventilation	770	748	756
Nursing Care	1,011	999	1,004
Patient Care	1,058	1,084	1,116
Respiratory and Patient Care	3,808	3,698	3,729
Total Covidien	$10,235	$9,851	$9,607
Selected information by geographic area is as follows:

(Dollars in Millions)	2013	2012	2011
Net sales:
United States	$5,103	$4,929	$4,754
Non-U.S. Developed Markets(1)	3,649	3,640	3,697
Emerging Markets(2)	1,483	1,282	1,156
Total Covidien	$10,235	$9,851	$9,607

Long-lived assets(3):
United States	$1,370	$2,173	$2,093
Non-U.S. Developed Markets (including $65, $108 and $115 in Ireland)(1)	391	502	511
Emerging Markets(2)	362	301	205
Total Covidien	$2,123	$2,976	$2,809

(1)
Non-U.S. Developed Markets includes Western Europe, Japan, Canada, Australia and New Zealand. Sales to Japan represented 10%, 11% and 10% of total net sales in fiscal 2013, 2012 and 2011, respectively. Sales to Ireland were insignificant.

(2)	Emerging Markets includes Eastern Europe, Middle East, Africa, Asia (excluding Japan) and Latin America.

(3)	Long-lived assets are comprised of property, plant and equipment and demonstration equipment.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23. Summarized Quarterly Financial Data (Unaudited)
Summarized quarterly financial data for fiscal 2013 is as follows:

	2013
(Dollars in Millions, Except per Share Data)	1st Qtr.(1)	2nd Qtr.(2)	3rd Qtr.(3)	4th Qtr.(4)
Net sales	$2,567	$2,530	$2,578	$2,560
Gross profit	1,537	1,528	1,533	1,487
Income from continuing operations	456	380	400	364
Income (loss) from discontinued operations, net of income taxes	37	59	(4)	8
Net income	493	439	396	372
Basic earnings per share:
Income from continuing operations	$0.97	$0.80	$0.86	$0.80
Income (loss) from discontinued operations	0.07	0.13	(0.01)	0.02
Net income	1.04	0.93	0.85	0.81
Diluted earnings per share:
Income from continuing operations	$0.96	$0.80	$0.85	$0.79
Income (loss) from discontinued operations	0.07	0.12	(0.01)	0.02
Net income	1.03	0.92	0.84	0.80

(1)	Net sales exclude $489 million of net sales related to discontinued operations. Income from continuing operations includes $8 million of restructuring charges.

(2)
Net sales exclude $573 million of net sales related to discontinued operations. Gross profit includes $1 million of restructuring-related accelerated depreciation expense. In addition, income from continuing operations includes $54 million of restructuring charges, $6 million of income resulting from an adjustment to contingent consideration and an $8 million gain associated with the Company’s acquisition of CVI.

(3)
Net sales exclude $556 million of net sales related to discontinued operations. Gross profit includes $1 million of restructuring-related accelerated depreciation expense. In addition, income from continuing operations includes $9 million of restructuring charges, $2 million of acquisition-related costs resulting from an adjustment to contingent consideration and a $10 million gain associated with the Company’s acquisition of CVI.

(4)
Gross profit includes $2 million of restructuring-related accelerated depreciation expense. In addition, income from continuing operations includes $34 million of restructuring charges, $21 million of charges resulting from entering into license and distribution agreements, a $20 million loss on the retirement of debt incurred in connection with the early termination of a capital lease, a $12 million net gain on investments and $1 million of acquisition-related costs resulting from an adjustment to contingent consideration associated with acquisitions.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized quarterly financial data for fiscal 2012 is as follows:

	2012
(Dollars in Millions, Except per Share Data)	1st Qtr.(1)	2nd Qtr.(2)	3rd Qtr.(3)	4th Qtr.(4)
Net sales	$2,408	$2,438	$2,506	$2,499
Gross profit	1,482	1,468	1,511	1,446
Income from continuing operations	428	414	395	400
Income from discontinued operations, net of income taxes	66	83	58	61
Net income	494	497	453	461
Basic earnings per share:
Income from continuing operations	$0.89	$0.86	$0.82	$0.84
Income from discontinued operations	0.13	0.17	0.12	0.12
Net income	1.02	1.03	0.94	0.96
Diluted earnings per share:
Income from continuing operations	$0.89	$0.85	$0.81	$0.83
Income from discontinued operations	0.13	0.17	0.12	0.12
Net income	1.02	1.02	0.93	0.95

(1)
Net sales exclude $490 million of net sales related to discontinued operations. Gross profit includes $2 million of restructuring-related accelerated depreciation expense. In addition, income from continuing operations includes $47 million of legal charges related to the Company’s indemnification obligations of certain claims pertaining to known pending and estimated future pelvic mesh products liability claims and $10 million of restructuring charges.

(2)
Net sales exclude $508 million of net sales related to discontinued operations. Gross profit includes $1 million of restructuring-related accelerated depreciation expense and a $2 million charge related to the sale of acquired inventory that had been written up to fair value upon the acquisition of a business. In addition, income from continuing operations includes $15 million of restructuring charges and $14 million of transaction costs related to acquisitions and licensing agreements.

(3)
Net sales exclude $501 million of net sales related to discontinued operations. Gross profit includes $2 million of restructuring-related accelerated depreciation expense and a $3 million charge related to the sale of acquired inventory that had been written up to fair value upon the acquisition of businesses. In addition, income from continuing operations includes $21 million of restructuring charges, $16 million of transaction costs related to acquisitions, a $9 million loss on the early retirement of debt and a $6 million gain associated with the Company’s acquisition of superDimension.

(4)
Net sales exclude $502 million of net sales related to discontinued operations. Gross profit includes $15 million of inventory impairment charges resulting from a product discontinuance and a $12 million charge related to the sale of acquired inventory that had been written up to fair value upon the acquisition of businesses. In addition, income from continuing operations includes $36 million of restructuring charges, a $3 million capital equipment impairment resulting from a product discontinuance, $2 million of legal charges related to the Company’s indemnification obligations of certain claims pertaining to known pending and estimated future pelvic mesh products liability claims and $2 million of transaction costs related to acquisitions.

24. Subsequent Event
On October 25, 2013, the Company entered into a definitive agreement to sell its biosurgery sealant product line within the Medical Devices segment for approximately $235 million in cash. In addition, the Company may receive up to $30 million, contingent upon the achievement of certain performance measures. The Company decided to sell this product line because it was not aligned with its long-term strategic objectives. The transaction is subject to customary closing conditions and is expected to close in the first half of fiscal 2014.

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25. Covidien International Finance S.A.
CIFSA, a Luxembourg company, is a holding company that is indirectly 100% owned by Covidien plc and owns, directly or indirectly, substantially all of the operating subsidiaries of Covidien plc. CIFSA is the issuer of the Company’s senior notes and commercial paper, both of which are fully, unconditionally and joint and severally guaranteed by Covidien plc and Covidien Ltd., the owners of CIFSA. In addition, CIFSA is the borrower under the revolving credit facility, which is fully and unconditionally guaranteed by Covidien plc. The following information provides the composition of the Company’s comprehensive income, assets, liabilities, equity and cash flows by relevant group within the Company: Covidien plc and Covidien Ltd. as the guarantors, CIFSA as issuer of the debt and the operating companies that represent assets of CIFSA. Condensed consolidating financial information for Covidien plc, Covidien Ltd. and CIFSA, on a stand-alone basis, is presented using the equity method of accounting for subsidiaries.

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
Fiscal Year Ended September 27, 2013
(dollars in millions)

	Covidien plc	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Net sales	$—	$—	$—	$10,235	$—	$10,235
Cost of goods sold	—	—	—	4,150	—	4,150
Gross profit	—	—	—	6,085	—	6,085
Selling, general and administrative expenses	144	—	3	3,193	—	3,340
Research and development expenses	—	—	—	508	—	508
Restructuring charges, net	—	—	—	105	—	105
Operating (loss) income	(144)	—	(3)	2,279	—	2,132
Interest expense	—	—	(211)	3	—	(208)
Interest income	—	—	—	16	—	16
Other income, net	—	—	—	89	—	89
Equity in net income of subsidiaries	1,929	1,933	1,600	—	(5,462)	—
Intercompany interest and fees	(93)	(4)	547	(450)	—	—
Income from continuing operations before income taxes	1,692	1,929	1,933	1,937	(5,462)	2,029
Income tax (benefit) expense	(8)	—	—	437	—	429
Income from continuing operations	1,700	1,929	1,933	1,500	(5,462)	1,600
Income from discontinued operations, net of income taxes	—	—	—	100	—	100
Net income	1,700	1,929	1,933	1,600	(5,462)	1,700
Other comprehensive loss from continuing operations, net of income taxes	(20)	(20)	(20)	(25)	65	(20)
Other comprehensive loss from discontinued operations, net of income taxes	(8)	(8)	(8)	(8)	24	(8)
Total comprehensive income	$1,672	$1,901	$1,905	$1,567	$(5,373)	$1,672

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
Fiscal Year Ended September 28, 2012
(dollars in millions)

	Covidien plc	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Net sales	$—	$—	$—	$9,851	$—	$9,851
Cost of goods sold	—	—	—	3,944	—	3,944
Gross profit	—	—	—	5,907	—	5,907
Selling, general and administrative expenses	90	—	2	3,169	—	3,261
Research and development expenses	—	—	—	479	—	479
Restructuring charges, net	—	—	—	82	—	82
Operating (loss) income	(90)	—	(2)	2,177	—	2,085
Interest expense	—	—	(208)	2	—	(206)
Interest income	—	—	—	15	—	15
Other (expense) income	—	—	(9)	34	—	25
Equity in net income of subsidiaries	2,040	2,047	1,625	—	(5,712)	—
Intercompany interest and fees	(41)	(7)	641	(593)	—	—
Income from continuing operations before income taxes	1,909	2,040	2,047	1,635	(5,712)	1,919
Income tax (benefit) expense	(7)	—	—	289	—	282
Income from continuing operations	1,916	2,040	2,047	1,346	(5,712)	1,637
(Loss) income from discontinued operations, net of income taxes	(11)	—	—	279	—	268
Net income	1,905	2,040	2,047	1,625	(5,712)	1,905
Other comprehensive loss from continuing operations, net of income taxes	(90)	(90)	(90)	(95)	275	(90)
Other comprehensive loss from discontinued operations, net of income taxes	(23)	(23)	(23)	(23)	69	(23)
Total comprehensive income	$1,792	$1,927	$1,934	$1,507	$(5,368)	$1,792

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
Fiscal Year Ended September 30, 2011
(dollars in millions)

	Covidien plc	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Net sales	$—	$—	$—	$9,607	$—	$9,607
Cost of goods sold	—	—	—	3,886	—	3,886
Gross profit	—	—	—	5,721	—	5,721
Selling, general and administrative expenses	4	—	2	3,147	—	3,153
Research and development expenses	—	—	—	412	—	412
Restructuring charges, net	—	—	—	114	—	114
Operating (loss) income	(4)	—	(2)	2,048	—	2,042
Interest expense	—	—	(204)	1	—	(203)
Interest income	—	—	—	19	—	19
Other income, net	—	—	—	22	—	22
Equity in net income of subsidiaries	1,913	1,918	1,478	—	(5,309)	—
Intercompany interest and fees	(43)	(5)	646	(598)	—	—
Income from continuing operations before income taxes	1,866	1,913	1,918	1,492	(5,309)	1,880
Income tax (benefit) expense	(13)	—	—	312	—	299
Income from continuing operations	1,879	1,913	1,918	1,180	(5,309)	1,581
(Loss) income from discontinued operations, net of income taxes	(11)	—	—	298	—	287
Net income	1,868	1,913	1,918	1,478	(5,309)	1,868
Other comprehensive income from continuing operations, net of income taxes	35	35	35	30	(100)	35
Other comprehensive income from discontinued operations, net of income taxes	13	13	13	13	(39)	13
Total comprehensive income	$1,916	$1,961	$1,966	$1,521	$(5,448)	$1,916

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
At September 27, 2013
(dollars in millions)

	Covidien plc	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$479	$1,389	$—	$1,868
Accounts receivable trade, net	—	—	—	1,526	—	1,526
Inventories	—	—	—	1,352	—	1,352
Intercompany receivable	13	60	—	22	(95)	—
Due from former parent and affiliate	—	—	—	293	—	293
Prepaid expenses and other current assets	6	—	—	366	—	372
Deferred income taxes	—	—	—	456	—	456
Total current assets	19	60	479	5,404	(95)	5,867
Property, plant and equipment, net	1	—	—	2,011	—	2,012
Goodwill	—	—	—	8,172	—	8,172
Intangible assets, net	—	—	—	2,687	—	2,687
Due from former parent and affiliate	—	—	—	375	—	375
Investment in subsidiaries	7,305	7,152	11,597	—	(26,054)	—
Intercompany loans receivable	2,088	94	8,773	6,542	(17,497)	—
Other assets	—	—	27	778	—	805
Total Assets	$9,413	$7,306	$20,876	$25,969	$(43,646)	$19,918
Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$4	$7	$—	$11
Accounts payable	1	1	—	499	—	501
Intercompany payable	22	—	—	73	(95)	—
Accrued and other current liabilities	147	—	85	1,354	—	1,586
Income taxes payable	—	—	—	541	—	541
Total current liabilities	170	1	89	2,474	(95)	2,639
Long-term debt	—	—	5,005	13	—	5,018
Income taxes payable	—	—	—	1,147	—	1,147
Guaranteed contingent tax liabilities	—	—	—	571	—	571
Intercompany loans payable	—	—	8,630	8,867	(17,497)	—
Deferred income taxes	—	—	—	605	—	605
Other liabilities	1	—	—	695	—	696
Total Liabilities	171	1	13,724	14,372	(17,592)	10,676
Shareholders’ Equity	9,242	7,305	7,152	11,597	(26,054)	9,242
Total Liabilities and Shareholders’ Equity	$9,413	$7,306	$20,876	$25,969	$(43,646)	$19,918

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
At September 28, 2012
(dollars in millions)

	Covidien plc	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$404	$1,462	$—	$1,866
Accounts receivable trade, net	—	—	—	1,702	—	1,702
Inventories	—	—	—	1,772	—	1,772
Intercompany receivable	37	51	—	31	(119)	—
Due from former parent and affiliate	—	—	—	5	—	5
Prepaid expenses and other current assets	3	—	—	334	—	337
Deferred income taxes	—	—	—	590	—	590
Total current assets	40	51	404	5,896	(119)	6,272
Property, plant and equipment, net	2	—	—	2,870	—	2,872
Goodwill	—	—	—	8,542	—	8,542
Intangible assets, net	—	—	—	3,085	—	3,085
Due from former parent and affiliate	—	—	—	609	—	609
Investment in subsidiaries	13,795	14,420	11,820	—	(40,035)	—
Intercompany loans receivable	—	93	12,656	5,432	(18,181)	—
Other assets	—	—	26	851	—	877
Total Assets	$13,837	$14,564	$24,906	$27,285	$(58,335)	$22,257
Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$503	$6	$—	$509
Accounts payable	2	—	—	587	—	589
Intercompany payable	31	—	—	88	(119)	—
Accrued and other current liabilities	126	—	82	1,553	—	1,761
Income taxes payable	—	—	—	53	—	53
Total current liabilities	159	—	585	2,287	(119)	2,912
Long-term debt	—	—	4,469	62	—	4,531
Income taxes payable	—	—	—	1,696	—	1,696
Guaranteed contingent tax liabilities	—	—	—	585	—	585
Intercompany loans payable	3,113	769	5,432	8,867	(18,181)	—
Deferred income taxes	—	—	—	828	—	828
Other liabilities	—	—	—	1,140	—	1,140
Total Liabilities	3,272	769	10,486	15,465	(18,300)	11,692
Shareholders’ Equity	10,565	13,795	14,420	11,820	(40,035)	10,565
Total Liabilities and Shareholders’ Equity	$13,837	$14,564	$24,906	$27,285	$(58,335)	$22,257

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Fiscal Year Ended September 27, 2013
(dollars in millions)

	Covidien plc	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(165)	$(13)	$421	$1,892	$(40)	$2,095
Cash Flows From Investing Activities:
Capital expenditures	—	—	—	(482)	—	(482)
Acquisitions, net of cash acquired	—	—	—	(248)	—	(248)
Acquisition of licenses and technology	—	—	—	(33)	—	(33)
Sale of investments	—	—	—	49	—	49
Purchase of investments	—	—	—	(16)	—	(16)
Net decrease in intercompany loans	—	—	2,083	—	(2,083)	—
Decrease (increase) in investment in subsidiary	3,014	—	(776)	—	(2,238)	—
Other	—	—	—	8	—	8
Net cash provided by (used in) investing activities	3,014	—	1,307	(722)	(4,321)	(722)
Cash Flows From Financing Activities:
Net repayment of commercial paper	—	—	(210)	—	—	(210)
Issuance of debt	—	—	743	886	—	1,629
Repayment of debt	—	—	(500)	(45)	—	(545)
Dividends paid	(487)	—	—	—	—	(487)
Repurchase of shares	(1,710)	—	—	—	—	(1,710)
Proceeds from exercise of share options	228	—	—	—	—	228
Transfer of cash and cash equivalents to Mallinckrodt	(154)	—	—	(66)	40	(180)
Payment of contingent consideration	—	—	—	(95)	—	(95)
Net intercompany loan (repayments) borrowings	(985)	13	—	(1,111)	2,083	—
Intercompany dividend received (paid)	—	—	14	(14)	—	—
Capital contribution	—	—	—	776	(776)	—
Redemption of subsidiary shares	—	—	(1,700)	(1,314)	3,014	—
Other	259	—	—	(217)	—	42
Net cash (used in) provided by financing activities	(2,849)	13	(1,653)	(1,200)	4,361	(1,328)
Effect of currency rate changes on cash	—	—	—	(43)	—	(43)
Net increase (decrease) in cash and cash equivalents	—	—	75	(73)	—	2
Cash and cash equivalents at beginning of year	—	—	404	1,462	—	1,866
Cash and cash equivalents at end of year	$—	$—	$479	$1,389	$—	$1,868

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Fiscal Year Ended September 28, 2012
(dollars in millions)

	Covidien plc	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(103)	$(186)	$464	$2,250	$—	$2,425
Cash Flows From Investing Activities:
Capital expenditures	—	—	—	(526)	—	(526)
Acquisitions, net of cash acquired	—	—	—	(1,134)	—	(1,134)
Acquisition of licenses and technology	—	—	—	(52)	—	(52)
Sale of investments	—	—	—	31	—	31
Purchase of investments	—	—	—	(12)	—	(12)
Net increase in intercompany loans	—	—	(2,090)	—	2,090	—
Increase in investment in subsidiary	—	—	(721)	—	721	—
Other	—	—	—	15	—	15
Net cash used in investing activities	—	—	(2,811)	(1,678)	2,811	(1,678)
Cash Flows From Financing Activities:
Net issuance of commercial paper	—	—	95	—	—	95
Issuance of debt	—	—	1,240	—	—	1,240
Repayment of debt	—	—	(508)	(49)	—	(557)
Dividends paid	(434)	—	—	—	—	(434)
Repurchase of shares	(932)	—	—	—	—	(932)
Proceeds from exercise of share options	241	—	—	—	—	241
Payment of contingent consideration	—	—	—	(47)	—	(47)
Net intercompany loan borrowings	1,176	186	—	728	(2,090)	—
Intercompany dividend received (paid)	—	—	1,755	(1,755)	—	—
Capital contribution	—	—	—	721	(721)	—
Other	52	—	—	(41)	—	11
Net cash provided by (used in) financing activities	103	186	2,582	(443)	(2,811)	(383)
Effect of currency rate changes on cash	—	—	—	(1)	—	(1)
Net increase in cash and cash equivalents	—	—	235	128	—	363
Cash and cash equivalents at beginning of year	—	—	169	1,334	—	1,503
Cash and cash equivalents at end of year	$—	$—	$404	$1,462	$—	$1,866

COVIDIEN PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Fiscal Year Ended September 30, 2011
(dollars in millions)

	Covidien plc	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Cash Flows From Operating Activities:
Net cash provided by operating activities	$12	$323	$438	$1,409	$—	$2,182
Cash Flows From Investing Activities:
Capital expenditures	—	—	—	(467)	—	(467)
Acquisitions, net of cash acquired	—	—	—	(13)	—	(13)
Acquisition of licenses and technology	—	—	—	(6)	—	(6)
Sale of investments	—	—	—	17	—	17
Purchase of investments	—	—	—	(19)	—	(19)
Net increase in intercompany loans	—	—	(383)	—	383	—
Increase in investment in subsidiary	—	(199)	—	—	199	—
Other	—	—	—	8	—	8
Net cash used in investing activities	—	(199)	(383)	(480)	582	(480)
Cash Flows From Financing Activities:
Net repayment of commercial paper	—	—	(282)	—	—	(282)
Repayment of debt	—	—	(253)	(5)	—	(258)
Dividends paid	(396)	—	—	—	—	(396)
Repurchase of shares	(955)	—	—	—	—	(955)
Proceeds from exercise of share options	176	—	—	—	—	176
Payment of contingent consideration	—	—	—	(71)	—	(71)
Net intercompany loan borrowings (repayments)	1,103	(124)	—	(596)	(383)	—
Intercompany dividend received (paid)	—	—	250	(250)	—	—
Capital contribution	—	—	—	199	(199)	—
Other	59	—	—	(44)	—	15
Net cash used by financing activities	(13)	(124)	(285)	(767)	(582)	(1,771)
Effect of currency rate changes on cash	—	—	—	7	—	7
Net (decrease) increase in cash and cash equivalents	(1)	—	(230)	169	—	(62)
Cash and cash equivalents at beginning of year	1	—	399	1,165	—	1,565
Cash and cash equivalents at end of year	$—	$—	$169	$1,334	$—	$1,503